UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CHESAPEAKE ENERGY CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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6100 North Western Avenue

Oklahoma City, Oklahoma 73118

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On June 12, 2009

The 2009 Annual Meeting of Shareholders of Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), will be held at The Skirvin Hotel, Centennial Ballroom, 1 Park Avenue, Oklahoma City, Oklahoma, on Friday, June 12, 2009 at 10:00 a.m., central daylight savings time, to consider and act upon the following matters:

1.	To elect three directors, each for a three-year term;

2.	To approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock;

3.	To approve an amendment to our Long Term Incentive Plan;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009;

5.	To consider three shareholder proposals, if properly presented at the meeting; and

6.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Holders of record of the Company’s common stock at the close of business on April 15, 2009 are entitled to notice of and to vote at the meeting. A complete list of shareholders of record entitled to vote at the meeting will be available for examination by any shareholder at the meeting and at the Company’s executive offices during ordinary business hours for a period of at least ten days prior to the meeting.

To attend the meeting you will need a form of photo identification. If your shares are held in street name, you will also need to bring proof of your ownership of our common stock, such as your most recent brokerage statement.

YOUR VOTE IS IMPORTANT. YOU MAY VOTE IN ANY ONE OF THE FOLLOWING WAYS:

•	Use the toll-free telephone number 1-800-690-6903 from the U.S. or Canada;

•	Use the internet web site www.proxyvote.com; or

•	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.

SHAREHOLDERS OF RECORD WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE. IF YOU ARE UNABLE TO ATTEND, YOU MAY LISTEN TO A LIVE AUDIOCAST OF THE MEETING ON OUR WEBSITE AT www.chk.com.

BY ORDER OF THE BOARD OF DIRECTORS

Jennifer M. Grigsby Secretary

Oklahoma City, Oklahoma

April 30, 2009

Important Notice Regarding the Availability of Proxy Materials

For the Shareholder Meeting to be Held on June 12, 2009:

The Proxy Statement and Annual Report for 2008 are available at:

http://www.chk.com/proxy

CHESAPEAKE ENERGY CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held On June 12, 2009

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Chesapeake Energy Corporation, an Oklahoma corporation (“Chesapeake” or the “Company”), for use at the Annual Meeting of Shareholders of the Company to be held on the date, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders, and any adjournment of the meeting.

This proxy statement, the accompanying form of proxy and our Annual Report for the year ended December 31, 2008 will be mailed on or about May 13, 2009 to shareholders of record as of April 15, 2009. Shareholders are referred to the Annual Report for information concerning the activities of the Company.

Who Can Vote

Only holders of record of Chesapeake common stock as of April 15, 2009, the record date for the meeting, are entitled to notice of and to vote at the meeting. At the close of business on April 15, 2009, there were 626,924,901 shares of our common stock outstanding and 603,013,960 shares entitled to vote at the meeting. Each outstanding share of common stock is entitled to one vote, except unvested shares of restricted stock issued to our directors and employees do not have voting rights.

Establishing a Quorum

A majority of the shares of common stock entitled to vote, present in person or by proxy, will constitute a quorum for the transaction of business at the meeting.

How to Vote

Most shareholders can vote their shares one of three ways:

•	placing a toll-free telephone call from the U.S. or Canada to 1-800-690-6903;

•	using the internet at www.proxyvote.com; or

•	mailing the signed proxy card.

The telephone and internet voting procedures are designed to authenticate shareholders’ identities, to allow you to vote your shares and to confirm that your instructions have been properly recorded. Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to see which options are available to you.

If you are a Chesapeake employee and also a shareholder directly, or through the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan (the “Plan”), you may receive one proxy for both your Plan shares and shares in accounts that are registered in the same name. This single proxy, which will be sent to you electronically via email, will allow you to simultaneously vote all of your Plan and directly-held shares as one block and will serve as your voting instruction for the trustee of the Plan to vote your Plan shares. To allow sufficient time for the trustee to vote the Plan shares, your voting instructions must be received by 11:00 p.m. (CDT) on June 10, 2009. Please note, however, that since you only vote one time for all shares you own directly and in the Plan, your vote on each proposal will be identical across all of those shares. If you do not vote your proxy, the trustee will vote the Plan shares credited to your Plan account in the same proportion as the Plan shares of other participants for which the trustee has received proper voting instruction.

Votes Needed

The election of the director nominees will be by plurality vote (that is, the three nominees receiving the greatest number of votes will be elected). You may not cast more than one vote per share for each nominee. The affirmative vote of holders of a majority of shares of common stock outstanding and entitled to vote will be required to approve the amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock. The affirmative vote of holders of a majority of shares of common stock present at the meeting in person or by proxy and entitled to vote will be required to approve the amendment to our Long Term Incentive Plan (provided that the total votes cast on this proposal represent over 50% of all shares of common stock outstanding), the ratification of our independent registered public accounting firm and, if properly presented at the meeting, the shareholder proposals.

How Votes Can Be Revoked

You may revoke your proxy at any time before it is voted by:

•	executing and submitting a revised proxy;

•	providing a written revocation to the Secretary of the Company; or

•	voting in person at the meeting.

In the absence of a revocation, shares represented by the proxies will be voted at the meeting. Your attendance at the meeting will not automatically revoke your proxy. If you do not hold your shares directly, you should follow the instructions provided by your broker, bank or nominee to revoke your previously voted proxy.

How Votes Are Counted

Each proxy properly completed and returned to the Company in time for the meeting, and not revoked, will be voted in accordance with the instructions given. If there are no contrary instructions, proxies will be voted FOR the election of the nominees as directors, FOR the approval of the amendment to our Certificate of Incorporation, FOR the approval of the amendment to our Long Term Incentive Plan, FOR the ratification of our independent registered public accounting firm and AGAINST the shareholder proposals. The Company will appoint an inspector of election to tabulate all votes and to certify the results of all matters voted upon at the meeting.

It is the Company’s policy (i) to count abstentions and broker non-votes for purposes of determining the presence of a quorum at the meeting; (ii) to treat abstentions as shares represented at the meeting and voting against a proposal and to disregard broker non-votes in determining results on proposals requiring a majority or higher vote; and (iii) to consider neither abstentions nor broker non-votes in determining results of plurality votes.

Under the rules of the New York Stock Exchange, brokers who hold shares on behalf of their customers have the authority to vote on certain proposals when they have not received instructions from beneficial owners. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Your broker has discretionary authority to vote your shares in the election of directors, on the proposal to approve the amendment to our Certificate of Incorporation and the ratification of our independent public accountants. Your broker is not empowered to vote your shares on the proposal to approve the amendment to our Long Term Incentive Plan or shareholder proposals in the absence of specific instructions from you.

When the Voting Results Will Be Announced

We will announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of 2009.

Cost of Proxy Solicitation

We will pay the cost of soliciting proxies. We have retained The Proxy Advisory Group, LLC to assist in the solicitation of proxies for a fee of $7,500, plus out-of-pocket expenses. In addition, employees of the Company may solicit proxies by mail, personally, or by telephone, facsimile transmission or email communication. We will request banks and brokers or other similar agents or fiduciaries to transmit the proxy material to the beneficial owners for their voting instructions and will reimburse their expenses in so doing.

Electronic Access to Proxy Materials and Annual Report

This proxy statement and our 2008 Annual Report are available at www.chk.com/proxy. If you are interested in receiving all future shareholder communications electronically, including proxy statements and annual reports, please visit www.icsdelivery.com/chk and register for electronic distribution. Once you register, any time we distribute materials or communications to our shareholders, you will receive an email notification containing an internet address which will direct you to these documents. You will continue to receive all shareholder communications electronically until you change this election at www.icsdelivery.com/chk. Electronic distribution saves the Company the cost of printing and mailing the documents to you, reduces the amount of mail you receive and is environmentally friendly by helping to conserve natural resources consumed in the printing process.

Householding

Based on Securities and Exchange Commission rules, we are permitted to send a single set of proxy materials to shareholders who share the same last name and address. This procedure is called “householding” and is designed to reduce our printing and postage costs. If you would like to receive a separate copy of a proxy statement or annual report, either now or in the future, please contact us by email at investorinfo@chk.com, by telephone at (405) 848-8000 or in writing to the following address: Attn: Investor Relations, P.O. Box 18496, Oklahoma City, Oklahoma 73154.

If you hold your shares in street name and would like additional copies of the proxy materials, or if you are currently receiving multiple copies of the proxy materials and would like to request householding, please contact your broker.

VOTING ITEM 1—ELECTION OF DIRECTORS

Pursuant to provisions of the Company’s Certificate of Incorporation and Bylaws, the Board of Directors has fixed the number of directors at nine, subject to the rights of the holders of our preferred stock to nominate and elect two additional directors on the occurrence of a voting rights triggering event as defined in the preferred stock certificates of designation. Our Certificate of Incorporation and Bylaws provide for three classes of directors serving staggered three-year terms, with each class to be as nearly equal in number as possible. The terms of three directors expire at the meeting.

The Board of Directors has nominated Richard K. Davidson and Charles T. Maxwell for re-election as directors. The Board of Directors has also nominated V. Burns Hargis for election as a director. Mr. Hargis was initially recommended to the Nominating and Corporate Governance Committee by Aubrey K. McClendon, our Chairman and Chief Executive Officer, and was appointed to the Board of Directors effective September 15, 2008. Upon election, Messrs. Davidson, Hargis and Maxwell will serve for terms expiring at the 2012 Annual Meeting of Shareholders and, in each case, until their successors are elected and qualified. Proxies cannot be voted for a greater number of persons than the number of nominees named. Breene M. Kerr, a director of the Company since 1993, has reached the Company’s mandatory retirement age and therefore is not standing for re-election when his term expires at the annual meeting. Mr. Kerr will informally advise the Company as a Director Emeritus after the annual meeting. Other directors will continue in office until the expiration of their terms at the 2010 or 2011 Annual Meeting of Shareholders, as the case may be.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

It is the intention of the persons named in the enclosed form of proxy to vote such proxies for the election of the three nominees. The Board of Directors expects that all of the nominees will be available for election but, in the event that any of the nominees is not available, proxies received will be voted for substitute nominees to be designated by the Board or, in the event no such designation is made, proxies will be voted for a lesser number of nominees.

The following information is furnished for each person who is a director nominee or who is continuing to serve as a director of the Company after the meeting.

Nominees for Terms Expiring in 2012

Richard K. Davidson, 67, has been a member of our Board of Directors since March 2006. Mr. Davidson served as Chairman of the Board of Directors of Union Pacific Corporation (NYSE:UNP) from 1997 until February 2007 and as its Chief Executive Officer from 1997 until February 2006. He started his railroad career in 1960 with Missouri Pacific Railroad and held various positions of increasing authority before being named Vice President of Operations in 1976. In 1982, Union Pacific merged with the Missouri Pacific and Western Pacific railroads, and in 1986, Mr. Davidson was promoted to Vice President of Operations of the combined railroads. He was promoted to Executive Vice President in 1989 and became Chairman and Chief Executive Officer of Union Pacific Railroad in 1991. He was named Chairman and Chief Executive Officer of Union Pacific Corporation in 1997. Mr. Davidson is currently a member of the board of advisors of Thayer/Hidden Creek, a private equity firm headquartered in Washington, D.C., and the Horatio Alger Association of Distinguished Americans. He formerly served on the board of the Association of American Railroads, as chairman of the President’s National Infrastructure Advisory Council, and as a director and trustee of the Malcolm Baldridge National Quality Awards Foundation. Mr. Davidson graduated from Washburn University in 1966 and has completed the Program for Management Development at Harvard University.

V. Burns Hargis, 63, has been a member of our Board of Directors since September 2008. Mr. Hargis has been the President of Oklahoma State University since March 2008. Before being named OSU President, Mr. Hargis was Vice Chairman of BOK Financial Corporation (NASDAQ:BOKF) from 1997 to 2008 and is currently a director of BOK. Before joining BOK, he practiced law in Oklahoma City for 28 years, most recently with the firm of McAfee & Taft. In 1967, Mr. Hargis entered the United States Army as a Commissioned 2nd Lieutenant, Military Intelligence, and was honorably discharged as a Captain, U.S. Army Reserves, in 1977. Mr. Hargis is a former president of the Oklahoma County Bar Association, former president of the Oklahoma Bar Foundation and is a Fellow of the American Bar Foundation. Mr. Hargis previously served as vice-chairman of the Oklahoma State Election Board, the Oklahoma Constitutional Revision Commission, chairman of the Oklahoma Commission for Human Services, chairman of the Board of Regents for the Oklahoma Agricultural and Mechanical Colleges of Oklahoma State University and a member of the Commission of the North Central Association of Colleges and Schools. Mr. Hargis graduated from Oklahoma State University in 1967 and from the University of Oklahoma College of Law in 1970.

Charles T. Maxwell, 77, has been a director of the Company since 2002. Mr. Maxwell has been a Senior Energy Analyst with Weeden & Co., an institutional brokerage firm located in Greenwich, Connecticut, from late 1999 to the present. Entering the oil and natural gas industry in 1957, Mr. Maxwell worked for what is now ExxonMobil for eleven years in the U.S., Europe, the Middle East and Africa. In 1968, Mr. Maxwell joined C.J. Lawrence, an institutional research and brokerage firm, as an oil analyst. He was ranked by Institutional Investor magazine as No. 1 in his field in 1972, 1974, 1977, and 1981 through 1986. He rose to the position of Managing Director of C. J. Lawrence/Morgan Grenfell and retired from the firm in 1997, several years after it was acquired by Deutsche Bank. Mr. Maxwell is a director of American DG Energy Inc., a provider of on-site electric power co-generating services and hot water based in Waltham, Massachusetts. He is also a director of Daleco Resources

Corporation (DLOV.OB), a minerals exploration and production company located in West Chester, Pennsylvania; and Lescarden, Inc. (LCAR.OB), a biotechnology company in New York. Mr. Maxwell graduated from Princeton University in 1953 and Oxford University in 1957.

Directors Whose Terms Expire in 2010

Frank Keating, 65, has been a director of the Company since June 2003. Governor Keating has been the President and Chief Executive Officer of the American Council of Life Insurers, a large trade organization based in Washington, D.C., since January 2003. Governor Keating became a special agent in the Federal Bureau of Investigation in 1969 and then served as Assistant District Attorney in Tulsa County, Oklahoma. In 1972, Governor Keating was elected to the Oklahoma State House of Representatives and two years later was elected to the Oklahoma State Senate. In 1981, Governor Keating was appointed as the U.S. Attorney for the Northern District of Oklahoma and in 1985, he began seven years of service in the Ronald Reagan and George H.W. Bush administrations serving as Assistant Secretary of the Treasury, Associate Attorney General in the Justice Department and as General Counsel and Acting Deputy Secretary of the Department of Housing and Urban Development. In 1994, Governor Keating was elected as Oklahoma’s 25th Governor and served two consecutive four-year terms. Governor Keating is an advisory director of Stewart Information Services Corporation (NYSE:STC), a real estate information and transaction management company located in Houston, Texas. Governor Keating graduated from Georgetown University in 1966 and from the University of Oklahoma College of Law in 1969.

Merrill A. “Pete” Miller, Jr., 58, has been a director of the Company since January 2007. Mr. Miller is Chairman, President and Chief Executive Officer of National Oilwell Varco, Inc. (NYSE:NOV), a supplier of oilfield services, equipment and components to the worldwide oil and natural gas industry. Mr. Miller joined National Oilwell in 1996 as Vice President of Marketing, Drilling Systems and was promoted in 1997 to President of the company’s products and technology group. In 2000, he was named President and Chief Operating Officer, in 2001 was elected President and Chief Executive Officer and in 2002 was also elected Chairman of the Board. Mr. Miller served as President of Anadarko Drilling Company from 1995 to 1996. Prior to his service at Anadarko, Mr. Miller spent fifteen years at Helmerich & Payne International Drilling Company in Tulsa, Oklahoma, serving in various senior management positions, including Vice President, U.S. Operations. Mr. Miller graduated from the United States Military Academy, West Point, New York in 1972. Upon graduation, he served five years in the United States Army and received his MBA from Harvard Business School in 1980. Mr. Miller serves on the Board of Directors for the Offshore Energy Center, Petroleum Equipment Suppliers Association and Spindletop International, and is a member of the National Petroleum Council.

Frederick B. Whittemore, 78, has been a director of the Company since 1993. Mr. Whittemore has been an advisory director of Morgan Stanley since 1989 and was a managing director or partner of the predecessor firms of Morgan Stanley from 1967 to 1989. He was Vice-Chairman of the American Stock Exchange from 1982 to 1984. Mr.  Whittemore graduated from Dartmouth College in 1953 and from the Amos Tuck School of Business Administration in 1954.

Directors Whose Terms Expire in 2011

Aubrey K. McClendon, 49, has served as Chairman of the Board, Chief Executive Officer and a director since co-founding the Company in 1989. From 1982 to 1989, Mr. McClendon was an independent producer of oil and natural gas. Mr. McClendon graduated from Duke University in 1981.

Don Nickles, 60, has been a member of our Board of Directors since January 2005. Senator Nickles is the founder and President of The Nickles Group, a consulting and business venture firm in Washington, D.C. Senator Nickles was elected to represent Oklahoma in the United States Senate from 1980 to 2005 where he held numerous leadership positions, including Assistant Republican Leader from 1996 to 2003 and Chairman of the Senate Budget Committee from 2003 to 2005. Senator Nickles also served on the Energy and Natural Resources Committee and the Finance Committee. Prior to his service in the U.S. Senate, Senator Nickles served in the Oklahoma State Senate from 1979 to 1980 and worked for Nickles Machine Corporation in Ponca City,

Oklahoma becoming Vice President and General Manager. Senator Nickles is also a director of Valero Energy Corporation (NYSE:VLO), an independent oil refiner headquartered in San Antonio, Texas, Fortress International Group, Inc. (NASDAQ:FIGI), a company based in Columbia, Maryland which provides specialized security services, and Washington Mutual Investors Fund. Senator Nickles served in the National Guard from 1970 to 1976 and graduated from Oklahoma State University in 1971.

VOTING ITEM 2—PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK

The Board of Directors recommends that the shareholders authorize an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 750,000,000 to 1,000,000,000 shares, par value $0.01 per share. The Board of Directors believes that the proposed increase in authorized shares of common stock is desirable to enhance the Company’s flexibility in taking possible future actions, such as corporate mergers, acquisitions of assets, stock splits, stock dividends, equity compensation awards or other corporate purposes. The proposed amendment will allow the Company to accomplish these objectives. The Board determines whether, when and on what terms to issue shares of common stock. Use of the additional shares proposed to be authorized will not require shareholder approval unless required under Oklahoma corporate law or by the rules of any national securities exchange on which the common stock is then listed. There are currently no plans or arrangements for use of the additional shares of authorized common stock.

The Company has historically issued common stock for the following three main purposes:

•	To finance the acquisition of natural gas and oil reserves and leasehold through both corporate and asset purchases;

•	To reduce the Company’s fixed dividend and interest obligations by replacing outstanding preferred stock and convertible notes that had previously been issued to finance acquisitions; and

•	To compensate, attract and retain our employees and directors through participation in our equity compensation plans.

Currently the Company has 750,000,000 shares of authorized common stock, par value $.01 per share. As of the record date, there were 626,924,901 shares of common stock issued, including treasury shares; 5,661,348 shares of common stock reserved for issuance upon the award of restricted stock or the exercise of options to purchase common stock under the Company’s stock compensation plans for directors, employees and consultants; 12,419,937 shares of common stock reserved for issuance upon the conversion of outstanding shares of the Company’s convertible preferred stock; and 71,303,359 shares of common stock reserved for issuance upon the conversion of the Company’s contingent convertible senior notes. Based on the number of outstanding and reserved shares of common stock described, the Company currently has approximately 33,690,455 million shares of common stock available for issuance.

The additional common stock to be authorized will have rights identical to the currently outstanding common stock of the Company. The proposed amendment will not affect the par value of the common stock, which will remain at $.01 per share, nor will it affect any series of the Company’s preferred stock.

Under the Company’s Certificate of Incorporation, shareholders do not have preemptive rights to subscribe to additional securities which may be issued by the Company. This means that current shareholders do not have a prior right to purchase any new issue of the Company’s capital stock in order to maintain their proportionate ownership of common stock. In addition, if the Company issues additional shares of common stock or other securities convertible into common stock in the future, it could dilute the voting rights of existing shareholders and could also dilute earnings per share and book value per share of existing shareholders. The increase in authorized common stock could also discourage or hinder efforts by other parties to obtain control of the Company, thereby having an anti-takeover effect. The increase in authorized shares of common stock is not being proposed in response to any known threat to acquire control of the Company.

If the amendment to the Certificate of Incorporation is approved by our shareholders, it is expected that the amendment will be filed with the Secretary of State of the State of Oklahoma on June 15, 2009, and the first sentence of Article IV of the Certificate of Incorporation will be amended and restated to read as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is One Billion Twenty Million (1,020,000,000) shares consisting of Twenty Million (20,000,000) shares of Preferred Stock, par value $0.01 per share, and One Billion (1,000,000,000) shares of Common Stock, par value $0.01 per share.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSED AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK TO ONE BILLION SHARES. The affirmative vote of the holders of a majority of the outstanding shares of common stock will be required for adoption of the amendment.

VOTING ITEM 3—PROPOSAL TO AMEND LONG TERM INCENTIVE PLAN

We are asking shareholders to vote to approve an amendment to our Long Term Incentive Plan (the “LTIP”) to increase the aggregate number of shares of common stock which are available for awards under the LTIP from 25,000,000 shares to 32,000,000 shares. The additional shares requested will allow the Company to continue to provide stock-based compensation to its employees, consultants and non-employee directors during the next two years.

Our shareholders initially approved the LTIP on June 10, 2005 and approved amendments to the LTIP on June 9, 2006, June 8, 2007 and June 6, 2008. Our Board approved the amendment, subject to shareholder approval, at its meeting on March 6, 2009. The full text of the LTIP, as proposed to be amended, is included as Exhibit A to this proxy statement.

Over the past 25 years, industry and global economic factors have resulted in a significant drop-off in enrollment in critical technical undergraduate programs such as petroleum engineering and the geosciences. While enrollment is now increasing in those areas, the outcome has been a well-documented “experience gap”. U.S.-based energy companies find themselves with a predominance of technical staff that is approaching retirement and only relatively inexperienced staff on hand to replace them. The Company’s management believes that in order to effectively execute our business strategy, it is essential for us to manage our talent by 1) attracting top-notch new industry professionals; 2) rewarding and retaining our experienced professionals; and 3) properly developing our less experienced professionals and assuring the transfer of knowledge from the experienced to the less-experienced staff. A 2005 publication by Ernst & Young LLP entitled “Overcoming the Oil and Gas Talent Void” noted “…if the industry is to find and develop the next generation of energy reserves, it must first find and develop the next generation of energy industry leaders—leaders who will take risks, build companies, pursue a vision and in the process find and produce the energy to fuel the world.”

For the past five years, Chesapeake has been meeting this talent challenge through a comprehensive human resource strategy that addresses the problem on multiple fronts—from developing our own training programs for rig hands and land brokers to investing in partnerships with colleges and universities across the country to encourage students to pursue careers in energy-related fields and providing compensation packages that attract, motivate and retain top talent. We have also built a culture rich with opportunity while promoting work-life balance, and we have invested in the communities where we operate and where our employees live. Such a culture makes Chesapeake an employer of choice when we are recruiting new talent and is supported by the Company’s inclusion in the Fortune 100 Best Companies to Work For® in both 2008 and 2009.

One key component of our human resource strategy is to reward and retain our workforce through the issuance of restricted stock awards. Consistent with our compensation philosophy, we believe stock-based compensation fosters and promotes the sustained progress, growth and profitability of the Company by:

•	attracting, motivating and retaining individuals of exceptional ability;

•	allowing employees, directors and consultants to acquire a proprietary and vested interest in the growth and performance of the Company;

•	providing incentives and rewards to employees, directors and consultants who are in a position to contribute materially to the success and long-term objectives of the Company; and

•	aligning the financial interests of employees and directors with those of the Company’s shareholders.

As the Company’s assets and revenues have grown over the past several years, so have the number of employees, with the Company now employing over 7,600 employees, an addition of 6,400 employees since 2003, a 533% increase. The rapid growth of the Company, combined with the extreme competition in the industry for top-notch talent, as discussed previously, has dramatically increased the importance of equity-based compensation as a key component for employee recruitment and retention. If the amendment to the LTIP is not approved by shareholders, the Company will no longer be able to provide equity compensation to its employees and directors. Thus the Board and management believe that approval of the amendment to the LTIP is crucial to the Company’s ability to execute its business plan and growth strategy. In their view, stock-based compensation and employee and director stock ownership have greatly contributed to the Company’s growth and success to date and should continue to contribute to its success in the future.

The market price of our common stock has fallen from its all-time high of $74.00 per share in July 2008 as a result of the global financial crisis, generally, and further by the recession-induced reduction in U.S. energy demand (and a resulting over supply of natural gas and oil) which has caused natural gas and oil prices to fall to their lowest levels in more than five years. However, our swift reduction in drilling activity (and those of our competitors) over the past six months has set the stage for substantial reductions in natural gas supply by the end of 2009. We believe a rebalanced U.S. natural gas market will lead to improving natural gas prices and, in turn, increased drilling activity in 2010. We remain intensely focused on retaining our existing employees and will use restricted stock as a key retention tool.

The additional 7,000,000 shares of common stock the Board has reserved for issuance under the LTIP pursuant to the amendment represent less than 1.2% of our outstanding common shares and less than 1.0% of our fully diluted common shares (which assumes the issuance of shares pursuant to outstanding stock options, shares available for issuance under our stock-based compensation plans and conversions of our convertible preferred stock and convertible senior notes into common stock at the current conversion prices).

As of the record date, stock options outstanding and shares available for issuance under the Company’s stock incentive plans are the following:

	LTIP		2003 Stock Incentive Plan		Terminated Plans	Total
Outstanding stock options, 12/31/08	125,000		—		2,677,421	2,802,421
Granted	—		—		—	—
Exercised	—		—		(106,835)	(106,835)
Canceled/forfeited	—		—		—	—

Outstanding stock options, 4/15/09	125,000		—		2,570,586	2,695,586

Shares available for future awards, 12/31/08	5,549,377		213,302		—	5,762,679
Regular semi-annual and new hire awards	(3,765,365	)(1)	(58,539	)(1)	—	(3,823,904)
Canceled/forfeited/traded for taxes	654,236		322,751		—	976,987

Shares available for future awards, 4/15/09	2,438,248		477,514		—	2,915,762

(1)	Amounts represent shares of restricted stock awarded company-wide on January 2, 2009 and to newly hired employees on the last trading days of January, February and March 2009.

As of the record date, the weighted average exercise price of all outstanding stock options is $8.16 per share and the weighted average remaining contractual life is approximately three years.

The selection of officers, employees, consultants and non-employee directors who will receive future awards under the LTIP and the size and types of awards will be determined by the Compensation Committee. The compensation of non-employee directors currently includes the annual award of 12,500 shares of restricted common stock from the LTIP, as described below on page 27 under “2008 Directors’ Compensation.” Other than such director equity compensation, it is not possible to predict the benefits or amounts that will be received by, or allocated to, particular individuals or groups eligible to receive future awards. Although we have only made awards to two consultants from the LTIP in the past, we believe the number of consultants eligible for award under the plan is less than ten consultants.

The following is a summary of the material terms of the LTIP as proposed to be amended. The only amendments to the LTIP are to (i) increase the number of shares of common stock available for issuance, (ii) increase the aggregate number of shares of restricted stock and common stock underlying stock options and stock appreciation rights that may be granted to any participant in any calendar year from 750,000 to 10% of the shares subject to the Plan, and (iii) provide clarification regarding the circumstances under which the Committee may accelerate the vesting of unvested awards.

Plan Features

Administration. The Compensation Committee of the Board of Directors has overall authority to administer the LTIP. The Board may designate another committee or committees to administer the Plan with respect to non-executive officers. The Board has designated the Employee Compensation and Benefits Committee (the “ECBC”) to grant and determine the terms and conditions of awards granted to consultants and employees who are not executive officers. The Compensation Committee and ECBC are collectively, the “Committee”. Messrs. Whittemore and Maxwell and Governor Keating serve as the Compensation Committee and Mr. McClendon serves as the ECBC for purposes of granting equity awards to employees who are not executive officers. Any awards or formula for granting awards under the LTIP made to non-employee directors must be approved by the Compensation Committee. The Compensation Committee is authorized and has complete discretion to formulate policies and establish rules and regulations for the administration of the LTIP.

Eligible Participants. As of the record date, the Company had over 7,600 employees (nine of whom were executive officers) and eight non-employee directors who were eligible to participate in the LTIP. The Committee determines from time to time the awards to be granted under the LTIP, taking into account the duties of the respective participants, their present and potential contributions to the success of the Company and such other factors as the Committee deems relevant.

Shares Available for Award. The aggregate number of shares of common stock which are available for award under the LTIP will not exceed 32,000,000 shares, an increase of 7,000,000 shares from the presently authorized 25,000,000 shares. Any of the authorized shares of common stock may be used for any of the types of awards described in the LTIP, except that no more than 3,000,000 shares of common stock may be issued pursuant to incentive stock options. The aggregate number of shares of common stock underlying options and stock appreciation rights that may be granted to any participant in any calendar year may not exceed 10% of the shares subject to the Plan and the aggregate number of shares of common stock pursuant to restricted stock, performance awards or other stock awards granted to any participant in any calendar year may not exceed 10% of the shares subject to the Plan.

Common stock that is related to awards that (i) are forfeited, cancelled, terminated or expire prior to the delivery of the common stock; (ii) are ultimately paid in cash rather than common stock; (iii) are surrendered in order to satisfy payment of the exercise price of an option; or (iv) are tendered or withheld in order to satisfy payment of withholding tax obligations, will again be available for future awards under the LTIP.

The LTIP provides for appropriate adjustments in the event of a merger, consolidation, recapitalization, stock split, combination of shares, stock dividend or similar transaction involving the Company.

Types of Awards. The LTIP authorizes the issuance of the following types of awards:

•

Options. Incentive stock options and nonqualified stock options may be granted under the LTIP. The exercise price of options may not be less than the fair market value of our common stock on the date of grant (or 110% of the fair market value of such shares in the case of an incentive stock option granted to a person who holds more than 10% of the combined voting power of the Company’s outstanding securities) and no option may be exercised after the expiration of ten years from the date of grant. An option may be exercised only to the extent that the option is vested in accordance with a schedule determined by the Committee in its sole discretion.

Incentive stock options may only be granted to employees. The aggregate fair market value (determined as of the grant date) of the stock which an optionee may first have the right to acquire pursuant to the exercise of any incentive stock options in any calendar year under all incentive stock options of the Company may not exceed $100,000. In the event options exceed the $100,000 annual limitation, the optionee will be deemed to have been granted incentive stock options with respect to shares within the $100,000 limitation and nonqualified stock options with respect to shares which cause such limitation to be exceeded. The fair market value of shares of common stock is determined by reference to the reported closing price on the NYSE on the date of grant.

•

Stock Appreciation Rights. SARs may be granted to participants alone or in tandem with concurrently or previously issued stock options. The exercise price of a SAR may not be less than the fair market value of our common stock on the date of grant and no SAR may be exercised after the expiration of ten years from the date of grant. A SAR issued in tandem with an option will only be exercisable to the extent that the related option is exercisable and when a tandem SAR is exercised, the option to which it relates will cease to be exercisable, to the extent of the number of shares with respect to which the tandem SAR is exercised. Similarly, when the option is exercised, the tandem SARs relating to the shares covered by such option exercise will terminate. The payment of the appreciation associated with the exercise of a SAR will be made by the Company in shares of our common stock.

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Performance Shares. Performance shares issued under the LTIP will vest in accordance with the achievement of certain performance or other criteria as determined by the Committee. The Committee has the discretion to (i) permit a participant who ceases to be an eligible participant in the LTIP before the end of any performance period, or the personal representative of a deceased participant, to continue to be subject to a performance award relative to the current performance period until such awards are forfeited or earned pursuant to their terms and conditions; or (ii) authorize the payment to such participant, or the personal representative of a deceased participant, of the performance shares which would have been paid to the participant had the participant remained an eligible participant in the LTIP to the end of the performance period. A participation period may be no less than one year in duration.

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Restricted Stock. Restricted stock issued under the LTIP will vest in accordance with a schedule or achievement of certain performance or other criteria as determined by the Committee. The Committee has the discretion to grant a holder of restricted stock the right to vote such shares and to receive dividends. The minimum restriction period applicable to any restricted stock that is not subject to performance criteria will be three years from the date of grant.

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Other Stock Awards. The Committee, in its sole discretion, may specify the terms and provisions of other forms of equity-based or equity-related awards not described above which the Committee determines to be consistent with the purpose of the LTIP and the interests of the Company, which awards may provide for cash payments based in whole or in part on the value or future value of our common stock, for the acquisition or future acquisition of common stock, or any combination thereof. The minimum restriction period applicable to other stock awards that are not subject to performance criteria will be three years from the date of grant.

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Cash Awards. The Committee, in its sole discretion, may grant cash awards, including without limitation, discretionary awards, awards based on objective performance criteria or awards based on subjective performance criteria. The total amount of all cash awards made under the LTIP, in the aggregate, will not exceed $10 million.

No Discounted Options or SARs; No Repricing; No Dividend Equivalents. The LTIP does not permit the granting of discounted stock options or SARs and, without the approval of shareholders, prohibits the repricing or cancellation and re-grant of stock options, and the repurchase of underwater stock options or SARs. The LTIP also prohibits dividend equivalents with respect to stock options and SARs.

Fundamental Transaction; Change of Control. Upon the occurrence of a fundamental transaction or a change of control, (i) all outstanding options and SARs will be fully exercisable and any unexercised options and SARs will terminate; (ii) restrictions on outstanding restricted stock, other stock awards and cash awards will lapse; and (iii) each outstanding performance award is deemed to have achieved a level of performance that would cause all of the performance shares to become payable. A fundamental transaction is defined as the merger of the Company with another entity in which the Company is not the surviving entity or other business combination or transaction resulting in other securities being substituted for our common stock or our common stock no longer being issued.

Section 4999 of the Code imposes an excise tax on executives who receive compensation in connection with a change of control that exceeds certain specified limits. The Committee may, in its sole discretion, provide in any award agreement for an additional “gross-up” payment by the Company in the event that acceleration of vesting of any award under the LTIP is subject to such a change of control excise tax. If an LTIP participant were entitled to receive a gross-up payment, we would pay the participant an additional amount such that the amount received under the award after payment of the excise tax will equal the total payments that the participant would have been entitled to receive absent the excise tax.

Termination and Amendment. The LTIP will terminate at midnight, September 30, 2014, but will continue in effect until all matters relating to the exercise or settlement of awards outstanding as of the time of termination of the LTIP have been completed. Prior to such time, the LTIP may be earlier terminated or amended by the Board of Directors. Shareholder approval is required for any amendment to the LTIP if (i) such approval is necessary or desirable to qualify or comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply, or (ii) in the opinion of counsel to the Company, shareholder approval is required by any federal or state laws or regulations or the rules of any stock exchange on which the common stock may be listed.

Acceleration of Awards. The Committee has the sole discretion to accelerate the vesting of unvested awards in the case of retirement from employment or service on the Board, death, disability, involuntary termination, significant relocation or reassignment, or other special circumstances. Such discretion was previously limited to retirement, death and disability.

Transferability. Awards are not transferable except by will or by the laws of descent and distribution; however, options held by non-employee directors may be transferable under certain circumstances, as determined by the Committee.

Federal Income Tax Consequences. Under current federal tax law, the following are the United States federal income tax consequences generally arising with respect to restricted stock, performance shares, other stock awards and options granted under the LTIP. The discussion is not a complete analysis of all federal income tax consequences and does not cover all specific transactions which may occur.

Absent the filing of a Section 83(b) election with the Internal Revenue Service, no income will be recognized by a participant for U.S. federal income tax purposes upon the grant of restricted stock, performance shares or other stock awards. Upon the vesting of an award for which no payment was made by the participant, the participant will recognize ordinary income in an amount equal to the fair market value of the common stock on the vesting date. Income recognized upon vesting by a participant who is an employee will be considered compensation subject to withholding at the time the income is recognized and, therefore, the Company must make the necessary arrangements with the participant to ensure that the amount of tax required to be withheld is available for payment. Stock awards provide the Company with a deduction equal to the amount of income recognized by the participant, subject to certain deduction limitations. A participant’s adjusted basis in the common stock received through stock awards is equal to any ordinary income related to the award recognized by the participant. If a participant thereafter sells the common stock, any amount realized over (under) the adjusted basis of the common stock will constitute capital gain (loss) to the participant for U.S. federal income tax purposes. If a participant forfeits an award prior to its vesting, the participant will not recognize any ordinary income as a result of such forfeiture.

Upon the grant of restricted stock, performance shares or other stock awards, the participant may file an election under Section 83(b) of the Code to accelerate the recognition of ordinary income to the grant date of the award. Such ordinary income is equal to the fair market value of the common stock on the grant date (assuming no payment by the participant for the stock) and is considered compensation subject to withholding for employees. If a participant subsequently forfeits the stock or the stock depreciates in value after a Section 83(b) election is filed, the participant will not be eligible for capital loss treatment with respect to the stock.

There are no tax consequences associated with the grant or timely exercise of an incentive stock option. If a participant holds the common stock acquired upon the exercise of an incentive stock option for at least one year after exercise and two years after the grant of the option, the participant will recognize capital gain or loss upon sale of the common stock equal to the difference between the amount realized on the sale and the exercise price. If the common stock is not held for the required period, the participant will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price, up to the amount of the gain on disposition. Any additional gain realized by the participant upon disposition will be capital gain. The excess of the fair market value of common stock received upon the exercise of an incentive stock option over the option price for the common stock is a preference item for purposes of the alternative minimum tax. An expense deduction by the Company in connection with the exercise of an incentive stock option is not allowed unless the participant recognizes ordinary income.

Generally, no income will be recognized by a participant for U.S. federal income tax purposes upon the grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the amount of the exercise price. Income recognized by a participant who is an employee, upon the exercise of a nonqualified stock option, will be considered compensation subject to withholding at the time the income is recognized and, therefore, the Company must make the necessary arrangements with the participant to ensure that the amount of tax required to be withheld is available for payment. Nonqualified stock options provide the Company with a deduction equal to the amount of income recognized by the participant, subject to certain deduction limitations. The adjusted basis of common stock transferred to a participant pursuant to the exercise of a nonqualified stock option is the price paid for the common stock plus an amount equal to any income recognized by the participant as a result of the exercise of the option. If a participant thereafter sells common stock acquired upon exercise of a nonqualified stock option, any amount realized over (under) the adjusted basis of the common stock will constitute capital gain (loss) to the participant for U.S. federal income tax purposes.

If a participant surrenders common stock which the participant already owns as payment for the exercise price of a stock option, the participant will not recognize gain or loss as a result of such surrender. The number of shares received upon exercise of the option equal to the number of shares surrendered will have a tax basis equal to the tax basis of the surrendered shares. The holding period for such shares will include the holding period for the shares surrendered. The remaining shares received will have a basis equal to the amount of income the participant recognizes upon receipt of such shares. The participant’s holding period for such shares will commence on the day after such exercise.

Generally, no income will be recognized by a participant for U.S. federal income tax purposes upon the grant of a stand-alone or tandem SAR. Upon exercise of a SAR, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the amount of the exercise price. Income recognized by a participant who is an employee, upon the exercise of a SAR, will be considered compensation subject to withholding at the time the income is recognized and, therefore, the Company must make the necessary arrangements with the participant to ensure that the amount of tax required to be withheld is available for payment. SARs provide the Company with a deduction equal to the amount of income recognized by the participant, subject to certain deduction limitations. The adjusted basis of common stock transferred to a participant pursuant to the exercise of a SAR is the price paid for the common stock plus an amount equal to any income recognized by the participant as a result of the exercise of the SAR. If a participant thereafter sells common stock acquired upon exercise of a SAR, any amount realized over (under) the adjusted basis of the common stock will constitute capital gain (loss) to the participant for U.S. federal income tax purposes.

Upon the receipt of a cash award, the participant will recognize ordinary income in an amount equal to the cash received. Income recognized upon the receipt of a cash award by a participant who is an employee will be considered compensation subject to withholding at the time the cash is received and, therefore, the Company must properly withhold the required tax.

Burn Rate

For 2006 through 2008, the Company’s three-year average annual stock usage rate or “burn rate” was 1.56%, excluding the one-time awards of restricted stock to employees (other than our CEO and CFO) under our 2006 Long Term Incentive Program, and was 2.56% when such awards are included in the burn rate calculation. Burn rate is defined generally by RiskMetrics Group (formerly Institutional Shareholder Services) as the total number of equity awards granted in a given year divided by the number of common shares outstanding. Our burn rate in 2008 was 1.68%. We calculate our burn rate by applying a factor of one and a half (1.5) to restricted stock awards and base the calculation on the total number of common shares outstanding at the end of each year as reported in our year-end financial statements. RiskMetrics may apply a higher factor to our restricted stock awards in calculating our burn rate based on its assessment of our annual stock price volatility.

Equity Compensation Plan Information

The following table provides information as of December 31, 2008 about shares of the Company’s common stock issuable under the equity compensation plans we maintain for our employees, consultants and directors:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders	1,488,825	$8.84	5,812,679	(1)
Equity compensation plans not approved by shareholders	1,313,596	$7.32	—

Total	2,802,421	$8.13	5,812,679

(1)	Consists of 5,549,377 shares available under the LTIP pursuant to the types of awards described on pages 10 and 11, 213,302 shares available for issuances of restricted stock and shares underlying stock options granted under our 2003 Stock Incentive Plan and 50,000 shares of common stock issuable under our 2003 Stock Award Plan for Non-Employee Directors. As shown in the table on page 8, only 2,915,762 shares remain available for issuance after awards made to employees in the first quarter of 2008.

The material features of all our plans are described in note 8 of the notes to our financial statements included in our 2008 Form 10-K filed with the Securities and Exchange Commission on March 2, 2009.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT OF THE LONG TERM INCENTIVE PLAN. The affirmative vote of the holders of a majority of the shares of common stock present at the meeting, in person or by proxy, will be required for approval of the amendment to the LTIP. In addition, the New York Stock Exchange requires that the total votes cast on this proposal must represent greater than 50% of all shares entitled to vote. That is, the total number of votes cast “for” and “against” the proposal must exceed 50% of the outstanding shares of common stock entitled to vote.

VOTING ITEM 4—RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2009. PwC, or its predecessor firms, has served as our independent accountants since our initial public offering in 1993. We are asking shareholders to ratify the appointment of PwC as our independent registered public accounting firm at the annual meeting. Representatives of PwC are expected to attend the meeting. They will have an opportunity to make a statement if they desire to do so, and will be available to respond to shareholders’ questions.

The ratification of PwC is not required by our bylaws or other organizational documents, but we are submitting the selection to our shareholders for ratification as a matter of good corporate governance. If the Company’s shareholders do not ratify the selection of PwC as the Company’s independent public accountants, the Audit Committee will consider whether to engage another registered public accounting firm.

Aggregate fees for professional services rendered for the Company by PwC in 2008 and 2007 were:

	2008	2007
Audit(1)	$2,192,500	$1,749,020
Audit-related(2)	215,700	84,000
Tax	—	—
All other	—	—

Total	$2,408,200	$1,833,020

(1)	Fees were for audit and quarterly reviews, as well as the preparation of comfort letters, consents and assistance with and review of documents filed with the SEC. In 2008, $1,596,500 related to the annual audit, $150,000 related to interim reviews, $306,000 related to services provided in connection with our issuance of securities, and $140,000 related to the audit of a subsidiary of the Company. In 2007, $1,278,830 related to the annual audit, $120,000 related to interim reviews, $133,300 related to services provided in connection with our issuance of securities, and $216,890 related to the audit of a subsidiary of the Company.
(2)	In 2008, $77,000 related to the audits of employee benefit plans, $60,000 related to a diagnostic study of the impact of the potential conversion to International Financial Reporting Standards, and $78,700 related to consultation on accounting for a certain transaction. In 2007, all fees were related to the audits of employee benefit plans.

The Audit Committee is required to pre-approve all audit and non-audit services provided by the Company’s independent public accountants. In addition to separately approved services, the Audit Committee’s pre-approval policy provides for pre-approval of specifically described audit and non-audit services and related fee levels on an annual basis. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The Audit Committee reviews the services performed pursuant to its pre-approval policy at its next scheduled quarterly meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PwC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

VOTING ITEM 5—SHAREHOLDER PROPOSAL REGARDING

ANNUAL ELECTIONS OF DIRECTORS

The Company has been advised that Mr. Gerald R. Armstrong, 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917, a beneficial owner of 400 shares of the Company’s common stock, intends to submit the following proposal at the annual meeting.

RESOLVED, that the shareholders of Chesapeake Energy Corporation request its Board of Directors to take the steps necessary to eliminate classification of terms of the Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

Shareholder’s Supporting Statement

In last year’s annual meeting, owners of 231,525,541 shares (61%) worth $13,440,057,655 voted FOR this proposal; however, our Board failed to begin the process of adopting it. This Board also turned its back on sound and ethical practices which caused our chairman to be forced to sell nearly all of his ownership in Chesapeake—30,217,232 shares.

The proponent believes the election of directors is the strongest way that shareholders influence the directors of any corporation. Currently, our board of directors is divided into three classes with each class serving three-year terms. Because of this structure, shareholders may only vote for one-third of the directors each year. This is not in the best interest of shareholders because it reduces accountability.

Xcel Energy Inc., Devon Energy Corporation, ConocoPhillips, ONEOK, Inc., CenterPoint Energy, Inc., Hess Corporation have adopted this practice and it has been approved by shareholders at CH Energy Group, Inc., Central Vermont Public Service Corporation, Black Hills Corporation, Spectra Energy Corp., and several others, upon presentation of a similar resolution by the proponent during 2008. The proponent is a professional investor who has studied this issue carefully.

The performance of our management and our Board of Directors is now being more strongly tested due to economic conditions and the accountability for performance must be given to shareholders whose capital has been entrusted in the form of share investments.

A study by researchers at Harvard Business School and the University of Pennsylvania’s Wharton School titled “Corporate Governance and Equity Prices” (Quarterly Journal of Economics, February, 2003), looked at the relationship between corporate governance practices (including classified boards) and firm performance. The study found a significant positive link between governance practices favoring shareholders (such as annual directors election) and firm value.

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and it shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders. In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect the need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.

Board of Directors’ Statement in Opposition to Voting Item 5

The Company’s Certificate of Incorporation provides that our Board of Directors is divided into three classes with approximately one-third of the directors standing for election each year for three-year terms. This structure has been in place since the Company’s initial public offering in February 1993.

As stated above, the same proposal was presented by the proponent to the Company’s shareholders last year with substantially the same supporting statement. The proponent’s proposal in 2008 received support from only 45% of our outstanding shares of common stock entitled to vote at the annual meeting, far short of the 66.67% of the shares required to amend our Certificate of Incorporation.

After last year’s annual meeting of shareholders, the Board of Directors evaluated the proponent’s proposal and concluded the proposal was not in the Company’s best interests for the reasons stated below. The Board’s decision to recommend a vote against this proposal this year is based on the foregoing evaluation by the Board. In addition, the Board of Directors is unaware of any departures from sound or ethical practices, as suggested by the proponent, or that any such supposed departure would have in some way caused Mr. McClendon’s forced stock sales in 2008.

Our Board of Directors continues to believe that the current classification structure of the Board remains in the best interests of our shareholders for the following reasons:

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Continuity, Stability and Experience. With a classified board, at least two-thirds of the directors will have had prior experience and familiarity with the Company, its operations, strategies and the management team. Presently, two of the Company’s seven independent directors, Messrs. Kerr and Whittemore, have served on the Board since the Company’s initial public offering in 1993. The depth and breadth of their knowledge of the Company and its operations are invaluable to the Board and the relationships that they have developed with management foster cooperation and knowledge sharing between the management team and the Board. Directors with meaningful tenure are able to provide valuable insight into the rationale and historical context for past decisions and strategies. Three-year terms rather than one-year terms help to enhance the independence of non-employee directors by insulating them from pressures by management or other special interest groups. The freedom to focus on the long-term interests of the Company should lead to greater independence and better governance.

Additionally, when evaluating potential candidates for our Board of Directors, the Nominating and Corporate Governance Committee considers the candidate’s willingness and ability to make a long-term service commitment to the Board because it believes such a commitment is vital to the continuity and stability of the Board. Our Company’s Board works as well as it does because it is charged with choosing director nominees that represent the interests of all shareholders and selecting candidates who will promote long-term value for all shareholders. As indicated by the success of the Company, the Board has been highly successful in this role.

The stated basis of Mr. Armstrong’s proposal is that our Company’s management and Board are “being more strongly tested due to economic conditions,” so our Company’s election process should be changed to declassify the Board to enable shareholders to vote all of the directors off the Board as a group. The proposal is based on an unsupported assumption that such an arrangement provides greater shareholder accountability. As discussed below, it is clear that such an arrangement would in fact decrease accountability.

The proposal is a mass-produced proposal that does not fit the current status of your Company or the current economic conditions in the natural gas and oil exploration and production industry. However, despite the challenging current conditions in the industry, the Company continues to be an industry leader in almost all aspects of our business. Specifically, the value that the Company (led by its fully-

engaged Board of Directors) created in 2008 through innovative joint ventures and asset monetization transactions remains embedded in our Company to be recognized and rewarded in the months and years ahead. In the most challenging of times, our Board of Directors and management team have prepared the Company to withstand difficult financial markets and low near-term natural gas prices. Our substantial competitive advantages created by such transactions have positioned the Company to prosper for years to come. The experience and continuity of our directors and management team continue to provide outstanding performance by, among other things, implementing an industry leading hedging program and identifying exceptionally valuable leasehold positions and joint venture transactions in emerging shale plays—which are the future of the natural gas industry in the U.S.

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Accountability. Contrary to Mr. Armstrong’s suggestion, the Board believes that annual elections for all directors are not necessary to provide greater accountability. Directors elected to multi-year terms are equally accountable to shareholders as directors elected annually, since all directors are obligated to uphold their fiduciary duties to the Company and its shareholders, regardless of the length of their term. Regulatory changes governing the independence of directors and recent public scrutiny of corporate directors serve as additional checks on the performance and accountability of directors. More importantly, Mr. Armstrong’s proposal is unnecessarily extreme in its impact. Given the difficulty of finding qualified directors, except in the isolated situation described below, it could leave our Company without a board of directors for an extended period of time.

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Essential Takeover Defense. The most likely event where the entire Board might be targeted for replacement is by an acquirer who wants to take over our Company quickly and perhaps at a price not in the best long-term interests of the majority of our shareholders. In that case, the candidates would be selected based on the benefit to the potential acquirer rather than on their ability to represent the interests of all shareholders. Our Company has undertaken many corporate acquisitions and in none of those transactions would the sellers have received as much consideration if our Company could have selected the members of their board of directors. The application of the proposal to such an event in our Company’s case would most likely result in great harm to our Company’s shareholders.

After careful review of Mr. Armstrong’s proposal, for the reasons stated above, our Board of Directors has concluded that the current classification structure of the Board remains in the best interests of our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” VOTING ITEM 5.

VOTING ITEM 6—SHAREHOLDER PROPOSAL REGARDING MAJORITY

VOTING STANDARD FOR DIRECTOR ELECTIONS

The Company has been advised that the Sheet Metal Workers’ National Pension Fund, 601 N. Fairfax Street, Suite 500, Alexandria, VA 22314, a beneficial owner of 16,380 shares of the Company’s common stock, intends to submit the following proposal at the annual meeting.

RESOLVED, that the shareholders of Chesapeake Energy Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s corporate governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Shareholder’s Supporting Statement

In order to provide shareholders a meaningful role in director elections, the Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. The Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a board nominee can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard, a strong majority of the nation’s leading companies, including Intel, General Electric, Motorola, Hewlett Packard, Morgan Stanley, Home Depot, Gannett, Marathon Oil and Pfizer, have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call for change by simply adopting post election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. At the time of this proposal submission, our Company and its board had not taken either action.

We believe that a post election director resignation policy without a majority vote standard in company governance documents is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the board can then take action to develop a post election procedure to address the status of directors that fail to win election. A majority vote standard combined with a post election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the board an important post election role in determining the continued status of an unelected director. We urge the Board to take this important step of establishing a majority vote standard in the Company’s governance documents.

Board of Directors’ Statement in Opposition to Voting Item 6

As stated in the Company’s Bylaws, Chesapeake currently has a plurality vote standard whereby the director nominees receiving the most votes, up to the full number of open Board positions, will be elected. This plurality vote standard has been in place since the Company’s initial public offering in February 1993.

Our Board of Directors does not believe that electing directors under a different standard would result in a more effective Board. Moreover, the proponent has not asserted that our Board has not acted in the best interest of the Company’s shareholders. The Company believes that implementation of a majority voting system would unnecessarily complicate the election of directors and likely have unintended and unforeseen consequences. Plurality voting is understood by, and has worked well for, our shareholders and is used by corporations that have been identified as leaders in corporate governance reforms.

Our Board of Directors believes that our shareholders currently and rightfully have a meaningful role in the director election process. Our Company has an effective procedure for identifying and nominating candidates that will serve the best interests of our shareholders. Our Nominating and Corporate Governance Committee, which consists entirely of independent directors, evaluates both incumbent and potential new directors in light of the criteria listed on page 26. Through this nominating procedure and the plurality vote standard, the Company’s shareholders have historically elected a strong Board of Directors whose outstanding leadership is evidenced by the company’s exceptional achievements in 2008 and the first quarter of 2009 despite the difficult economic conditions currently faced by the natural gas and oil exploration and production industry. In addition, any shareholder who may be dissatisfied with our Board of Directors has the ability to communicate any concerns directly to the Company’s independent directors through the methods described under “Communications to the Board” on page 22.

As a result, the Company consistently has nominated, and the shareholders have elected, highly qualified directors from diverse business backgrounds, and all of our non-management directors have been “independent” within standards adopted by the New York Stock Exchange. Moreover, during the past ten years, no director has received less than 87% of the shares voted in any election. The implementation of a majority vote standard in any of these elections would not have impacted the outcome of the election. Our historical voting results suggest that this proposal has not been submitted based on concerns regarding our current plurality voting standard, but rather as a mass-produced proposal that is unrelated to the Company’s historical election outcomes.

Under the Company’s current plurality voting system, a “withhold vote” allows shareholders to express their views in a way that does not affect the Company’s fundamental governance structure. The proponent’s supporting statement does not address the usefulness and power of shareholders’ ability to withhold votes under the plurality system. Additionally, the majority voting standard that the proponent requests causes uncertainty because it does not address the “hold over” issue. Under Oklahoma law, an incumbent director who is not re-elected “holds over” and continues to serve with the same voting rights and powers until his or her successor is elected and qualified. Therefore, even if the proposal were adopted, the Company could not force a director who failed to receive a majority vote to leave the Board of Directors until his or her successor is elected at a subsequent shareholder meeting.

Our Board of Directors also believes that the plurality/majority vote debate should be considered in the context of other issues currently facing the corporate voting system. Brokers now have discretionary authority under New York Stock Exchange (NYSE) Rule 452 to vote in director elections on behalf of their “street name” retail holders without specific voting authority. Brokers commonly exercise their discretionary authority in support of the board’s nominees, a practice that largely squares with retail shareholder sentiment according to at least one recent study. The NYSE has proposed to amend Rule 452 to eliminate broker discretionary voting for director elections. It is widely believed that this change would result in lower retail shareholder representation in director voting and shift disproportionate weight to the views of proxy advisory services and institutional investors who could, on the new unlevel playing field, run up the votes withheld or against incumbent directors and create havoc for the governance of corporations with majority voting. Under the majority voting process proposed by this shareholder, your corporation could experience the difficulties attendant to “failed elections” and untimely director vacancies brought about by a vote that is unrepresentative of the larger shareholder base. In the exercise of its business judgment, your Board believes that changing from plurality voting for directors in the face of this rising uncertainty is not prudent at this time.

Implementation of the proposal on majority voting, combined with the likely elimination of NYSE Rule 452, will inevitably increase the Company’s costs in connection with its annual meetings. We may be required to take additional actions such as conducting telephone solicitation campaigns, second mailings or other vote-getting strategies to obtain the required vote to elect directors, all of which would result in increased spending for routine elections. The Board of Directors believes these expenditures would be a poor use of Company and shareholder resources.

Finally, the proposal fails to address vacancies on the Board of Directors if a director is not elected because he or she fails to receive a majority of the votes cast. Oklahoma law and the Company’s Bylaws permit the Board of Directors to elect a director to fill the vacancy or let the position remain vacant. Alternatively, another meeting of shareholders could be held for the sole purpose of filling the vacancy. In any case, the Board may be left with vacancies for an indefinite period of time, making it difficult to staff key committees and otherwise meet its obligation to oversee the business and affairs of the Company. This could cause additional uncertainty, disruption and expense for the Company.

For these reasons, our Board of Directors has determined that a change in the Company’s voting standard is unnecessary and that the current plurality standard remains in the best interests of the shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” VOTING ITEM 6.

VOTING ITEM 7—SHAREHOLDER PROPOSAL REGARDING

THE COMPANY’S NON-DISCRIMINATION POLICY

The Office of the Comptroller of New York City, 1 Centre Street, New York, NY 10007-2341, as the trustee and/or custodian of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund, the New York City Fire Department Pension Fund, and the New York City Board of Education Retirement System (the “funds”), has advised us that the funds beneficially own 1,371,719 shares of the Company’s common stock and that it intends to submit the following proposal at the annual meeting:

Whereas: Chesapeake Energy Corporation does not explicitly prohibit discrimination based on sexual orientation and gender identity in its written employment policy;

Over 88% of the Fortune 500 companies have adopted written nondiscrimination policies prohibiting harassment and discrimination on the basis of sexual orientation, as have more than 98% of Fortune 100 companies, according to the Human Rights Campaign; over 30% now prohibit discrimination based on gender identity;

We believe that corporations that prohibit discrimination on the basis of sexual orientation and gender identity have a competitive advantage in recruiting and retaining employees from the widest talent pool;

According to a June, 2008 survey by Harris Interactive and Witeck-Combs, 65% of gay and lesbian workers in the United States reported facing some form of job discrimination related to sexual orientation; an earlier survey found that almost one out of every 10 gay or lesbian adults also reported that they had been fired or dismissed unfairly from a previous job, or pressured to quit a job because of their sexual orientation;

Twenty states, the District of Columbia and more than 160 cities and counties, have laws prohibiting employment discrimination based on sexual orientation; 12 states and the District of Columbia have laws prohibiting employment discrimination based on sexual orientation and gender identity;

Minneapolis, San Francisco, Seattle and Los Angeles have adopted legislation restricting business with companies that do not guarantee equal treatment for gay and lesbian employees;

Our company has operations in, and makes sales to institutions in states and cities that prohibit discrimination on the basis of sexual orientation;

National public opinion polls consistently find more than three quarters of the American people support equal rights in the workplace for gay men, lesbians and bisexuals; for example, in a Gallup poll conducted in May 2007, 89% of respondents favored equal opportunity in employment for gays and lesbians;

Resolved: The Shareholders request that Chesapeake Energy Corporation amend its written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and gender identity and to substantially implement the policy.

Shareholder’s Supporting Statement

Employment discrimination on the basis of sexual orientation and gender identity diminishes employee morale and productivity. Because state and local laws are inconsistent with respect to employment discrimination, our company would benefit from a consistent, corporate wide policy to enhance efforts to prevent discrimination, resolve complaints internally, and ensure a respectful and supportive atmosphere for all employees. Chesapeake Energy Corporation will enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.

Board of Directors’ Statement in Opposition to Voting Item 7

Chesapeake has previously adopted, as part of its Employment Policies applicable to all employees of the Company a policy on Equal Employment Opportunity (“EEO Policy”) that addresses the concerns raised in this proposal with respect to discrimination in employment. This proposal incorrectly states that the Company does not have a policy that explicitly prohibits discrimination based on sexual orientation. On the contrary, sexual orientation is specifically covered in our EEO Policy, as set forth below:

“It is the policy of Chesapeake to create a favorable work environment in which all employees regardless of race, color, religion, creed, age, sex, national origin or ancestry, marital status, sexual orientation, status as a disabled or Vietnam era veteran, or status as a qualified individual with a disability can enjoy equal opportunities in their employment relationship with the Company…. It is prohibited for any employee of the Company to refuse to hire, train, promote or provide equitable employment conditions to any employee or applicant, or to discipline or dismiss an employee solely on the basis of the protected categories set forth above… (emphasis added)”

THE PROPONENT HAS ACKNOWLEDGED VERBALLY, THROUGH TELEPHONE CONVERSATIONS WITH THE COMPANY, THAT THE COMPANY’S CURRENT EEO POLICY DOES, IN FACT, PROHIBIT DISCRIMINATION BASED ON SEXUAL ORIENTATION, BUT THE PROPONENT HAS EXPRESSLY REFUSED TO WITHDRAW THE PROPOSAL OR TO AMEND IT TO CORRECT ITS IMPLICATION THAT THE COMPANY’S CURRENT POLICY DOES NOT SUFFICIENTLY ADDRESS SEXUAL ORIENTATION.

The Company is an equal opportunity employer, fully committed to complying with all applicable equal opportunity laws. Furthermore, the Company communicates its policies to all employees and regularly provides harassment sensitivity training workshops for its employees in order to help provide a work environment free of harassment of any kind. The Company believes that it is not practical or even possible to list all categories on which to prohibit discrimination and that such an effort, moreover, would only divert attention from the goal of a truly non-discriminatory workplace. In sum, the Company’s existing policies and standards already substantially implement the concerns addressed in this proposal. The Board has determined that adoption of the amendment to the Company’s EEO Policy described in the proposal is not necessary to ensure a non-discriminatory workplace.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” VOTING ITEM 7.

CORPORATE GOVERNANCE

The Board of Directors is responsible to the Company’s shareholders for the oversight of the Company and recognizes the importance and necessity that an effective corporate governance environment plays in the Board’s ability to adequately oversee, advise and monitor the Company. The Board has adopted a set of Corporate Governance Principles that address the role, composition and functioning of the Board which is posted on the Company’s website at www.chk.com in the Corporate Governance section under “About” and is available in print to any shareholder who requests it.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees of the Company, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct and Ethics is posted on the Company’s website at www.chk.com in the Corporate Governance section under “About” and is available in print to any shareholder who requests it. Waivers of provisions of the Code as to any director or executive officer and amendments to the Code must be approved by the Audit Committee of the Board. We will post on our website required disclosure about any such waiver or amendment.

Communications to the Board

The Company has established a Director Access Line whereby shareholders and other interested parties wishing to communicate directly with our non-employee directors may leave telephone messages for the directors. The Director Access Line number is 1-866-291-3401. Alternatively, shareholders and other interested parties can send written communications to non-employee directors as follows:

Chesapeake Energy Corporation Board of Directors

c/o Jennifer M. Grigsby, Secretary

P.O. Box 18496

Oklahoma City, OK 73154

All calls received by the Director Access Line will be reported promptly to the Company’s Secretary. Depending upon the subject matter of the communication, the Secretary will:

•	Handle the inquiry where director input is not deemed necessary, such as a request for information about the Company;

•	Forward the communication to the non-employee directors; or

•	Not forward the communication if it clearly relates to an inappropriate or irrelevant topic, such as a commercial solicitation.

A report of all communications and their disposition will be provided to the directors at the next regular quarterly meeting of the Board.

Board Independence

In 2009, the Board, through its Nominating and Corporate Governance Committee, evaluated the independence of each director in accordance with the NYSE’s corporate governance listing standards which are posted on the Company’s website at www.chk.com in the Corporate Governance section under “About Chesapeake”. During this review, the Committee considered transactions and relationships between the Company (and/or any of its executive officers) and each director or any member of his immediate family, including those transactions disclosed on page 63 under “Transactions with Related Persons”. As a result of this review, the Committee affirmatively determined that all directors other than Mr. McClendon, due to his employment with the Company, are independent under the NYSE’s director independence standards.

In assessing director independence, the Committee considered the business the Company conducted in 2006, 2007 and 2008, including payments made by the Company to National Oilwell Varco, Inc. (NOV), for which Mr. Miller serves as Chairman, President and Chief Executive Officer, and payments made by the Company to BOK Financial Corporation (BOK), for which Mr. Hargis served as Vice Chairman from 1997 to March 2008. The Company’s business transactions with NOV and BOK were all conducted in the ordinary course of business and payments made to NOV and BOK represented less than 1% of both NOV’s and BOK’s gross revenues during each of the last three years, well below the NYSE’s 2% of gross revenues threshold. The Committee also considered contributions and athletic ticket purchases made by the Company for the benefit of Oklahoma State University, for which Mr. Hargis is President, and specifically considered the employment by the Company of Governor Keating’s son and daughter-in-law. The Committee determined that all transactions and relationships it considered during its review were not material transactions or relationships with the Company and did not impair the independence of the directors.

Executive Sessions

Non-employee directors meet in executive session after each scheduled quarterly Board meeting. The non-employee directors rotate (alphabetically by last name) their service as presiding director over the executive sessions.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

During 2008, the Board of Directors held four meetings in person and thirteen meetings by telephone conference. Additionally, management frequently discusses matters with the directors on an informal basis. The Board of Directors has a standing Compensation Committee, an Audit Committee and a Nominating and Corporate Governance Committee. Each director attended, either in person or by telephone conference, at least 80% of the Board and committee meetings held while serving as a director or committee member in 2008. It is the Company’s policy that a majority of the directors be in attendance at all annual meetings of shareholders. All of the Company’s directors attended the 2008 annual meeting of shareholders.

Compensation Committee

The Compensation Committee is responsible for establishing the Company’s compensation policies and monitoring the implementation of the Company’s compensation system for its executives. The Committee’s objective is to develop an executive compensation system that encourages both short-term and long-term performance aligned with shareholders’ interests and is competitive with the Company’s peers.

Messrs. Whittemore and Maxwell and Governor Keating serve on the Compensation Committee. During 2008, the Compensation Committee held three meetings in person and three meetings by telephone conference. Messrs. Whittemore and Maxwell and Governor Keating are independent, as determined by the Board of Directors in accordance with the NYSE corporate governance listing standards. A copy of the Compensation Committee Charter, as approved by the Committee and the Board of Directors, is posted on the Company’s website at www.chk.com in the Corporate Governance section under “About” and is available in print to any shareholder who requests it.

The Compensation Committee has delegated its authority for the administration of the Company’s compensation program with respect to all employees who are not executive officers to the Employee Compensation and Benefits Committee (“ECBC”). The ECBC is chaired by Mr. McClendon, our chairman and chief executive officer, and further consists of our chief financial officer, chief operating officer, senior vice president—human resources, general counsel, vice president—compensation and benefits, vice president—human resources and corporate secretary. For purposes of granting equity compensation to employees who are not executive officers, the ECBC consists of Mr. McClendon and all other members of the ECBC act in an advisory capacity only. The ECBC held three meetings during 2008.

Director Compensation. The full Board, rather than the Compensation Committee, is responsible for establishing and approving director cash compensation. The Company analyzes its director compensation package on an annual basis and provides the Board with its analysis and recommendations for adjustments, if any, at the Board’s meeting in March of each year. Adjustments to director compensation are subsequently considered and approved by the Board at its meeting in June. Cash compensation adjustments approved by the Board in June are effective July 1 and annual restricted stock awards to directors approved by the Compensation Committee are issued on the first trading day in July.

Employee Compensation. We review the cash and equity compensation for substantially all of the Company’s employees, including executive officers, on a semi-annual basis, in June and December. With respect to the June compensation review, salary adjustments are effective July 1, cash bonuses are normally paid prior to the last business day in July and restricted stock is awarded effective the first trading day of July. With respect to the December compensation review, salary adjustments are effective on January 1 of the following year, cash bonuses are normally paid prior to the last business day in January and restricted stock is awarded effective the first trading day of January. Certain employees of our drilling and service operations subsidiaries do not receive equity compensation. Our employees who are subject to collective bargaining agreements receive cash compensation in accordance with the agreement and do not receive equity compensation.

Executive Officer Compensation. Messrs. McClendon, Rowland and Dixon are responsible for analyzing, developing and recommending base salary adjustments, cash bonuses and restricted stock awards with respect to the executive officers, including themselves, for review, discussion and approval by the Compensation Committee at its regularly scheduled meetings in June and December of each year.

Senior Management Compensation. Messrs. McClendon, Rowland and Dixon, collectively representing the ECBC, are responsible for developing and approving base salary adjustments, cash bonuses and restricted stock awards for employees representing the Company’s senior management team. These employees include senior vice presidents, vice presidents and our other management-level employees.

All Other Employee Compensation. The Company’s human resources department coordinates the semi-annual compensation review process for all other employees through an automated program that allows supervisors to provide performance assessments and to propose compensation adjustments for his/her subordinates. Each supervisor’s performance assessments and compensation proposals are sequentially reviewed, adjusted, approved and forwarded upward through the supervisor’s chain-of-command and are aggregated by department. Each department head then meets with Messrs. McClendon, Rowland and Dixon, representing the ECBC, for final discussion, adjustment and approval of base salary, cash bonuses and restricted stock awards with respect to all employees under the department head. Additionally, compensation adjustments for employees who are members of a director’s immediate family are submitted by the ECBC to the Compensation Committee for review and approval along with executive officer compensation. Governor Keating recuses himself with respect to decisions regarding the compensation of his son and daughter-in-law.

The Compensation Committee and the ECBC may review the compensation of the Company’s employees and senior management, including executive officers, at various times during the year, other than in connection with the regular June and December compensation reviews, if we determine such a review is necessary or appropriate. On October 1, 2008, the Compensation Committee and the ECBC made additional restricted stock awards to the Company’s employees and executive officers, other than Mr. McClendon, and the Compensation Committee granted Mr. McClendon an incentive award on December 31, 2008 (see “Compensation Discussion and Analysis”).

Internal Pay Equity and Tally Sheets. In performing semi-annual reviews of executive compensation, the Compensation Committee reviews a spreadsheet showing “internal pay equity” within the senior management group. This spreadsheet shows the base salary, cash bonus and equity compensation of our senior management levels (including the CEO, executive officers, senior vice presidents, vice presidents and our other management-level employees) for the prior three years. Additionally, the Committee reviews tally sheets prepared by management which aggregate all components of cash, non-cash and equity compensation, calculates estimates of compensation payments due under various termination scenarios and estimates wealth accumulation over time from equity compensation at various stock prices.

Compensation Consultants. Neither the Compensation Committee nor the ECBC employs the services of compensation consultants in determining or recommending executive officer and director compensation.

Audit Committee

The Audit Committee assists the Board of Directors in overseeing (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of the Company’s internal auditors and independent auditor. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the directors, the independent auditor and the management of the Company.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor for the purpose of preparing or issuing audit reports or performing other audit, review or attest services for the Company. The independent auditor reports directly to the Audit Committee.

Messrs. Kerr, Davidson, Hargis and Miller and Senator Nickles served on the Audit Committee in 2008. Mr. Hargis joined the Audit Committee upon his appointment to the Board of Directors on September 15, 2008. Senator Nickles served on the Audit Committee until he was reassigned to the Nominating and Corporate Governance Committee in December 2008. The Committee held seven meetings during 2008. Messrs. Kerr, Davidson, Hargis and Miller and Senator Nickles are all independent, as determined by the Board in accordance with Section 10A of the Securities Exchange Act of 1934 and the NYSE corporate governance listing standards. Messrs. Kerr, Hargis and Miller are designated by the Board as “audit committee financial experts” as defined in Item 407(d) of Regulation S-K. For the relevant experience of Messrs. Hargis and Miller, please refer to their respective biographies on pages 4 and 5. Mr. Hargis will succeed Mr. Kerr as Chairman of the Audit Committee upon Mr. Kerr’s retirement from the Board of Directors at the annual meeting. The full text of the Committee’s charter is available on the Company’s website at www.chk.com in the Corporate Governance section under “About” and is available in print to any shareholder who requests it.

Audit Committee Report

The Audit Committee has met with management and our independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), and discussed and reviewed the Company’s audited financial statements as of and for the year ended December 31, 2008. The Committee also discussed with PwC the matters required to be discussed by PCAOB AU 380 “Communication with Audit Committees.” The Committee reviewed and discussed with PwC the auditor’s independence from the Company and its management. As part of that review, PwC provided the Committee the written disclosures and letter required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence.

Based on these reviews and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2008 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Members of the Audit Committee:

Breene M. Kerr, Chairman

Richard K. Davidson

V. Burns Hargis

Merrill A. Miller, Jr.

Nominating and Corporate Governance Committee

The duties and objectives of the Nominating and Corporate Governance Committee are described under “Report of the Nominating and Corporate Governance Committee” below. Messrs. Whittemore and Davidson and Governor Keating and Senator Nickles served on the Nominating and Corporate Governance Committee in 2008. Mr. Davidson served on the Nominating and Corporate Governance Committee until December 2008 when he was replaced by Senator Nickles. The Nominating and Corporate Governance Committee met once in 2008. Each of the Committee members is independent, as determined by the Board of Directors in accordance with the NYSE’s corporate governance listing standards. A copy of the Nominating and Corporate Governance Committee Charter, as approved by the Committee and the Board of Directors, is posted on the Company’s website at www.chk.com in the Corporate Governance section under “About” and is available in print to any shareholder who requests it.

Nominating and Corporate Governance Committee Report

The Nominating and Corporate Governance Committee is responsible for identifying and recommending qualified candidates to the Board for nomination as members of the Board and for recommending to the Board the corporate governance principles applicable to the Company.

The Committee periodically assesses, and advises the Board, whether the current size of the Board is sufficient to function effectively as a body, assesses the current Board mix and considers skill sets that would complement those of the current Board and provide value-added perspective.

It is challenging to identify highly qualified candidates who are willing to serve on public company boards. Therefore, we believe it is essential to continuously and actively identify and evaluate candidates, on an informal basis, that would potentially be willing to serve as a director on the Board at some future time. We may also use our network of contacts, or may engage, as we deem appropriate, a professional search firm to identify potential candidates. In addition, we will consider director candidates recommended by shareholders.

The Committee has no minimum qualifications for candidates. In general, however, we review and evaluate both incumbent and potential new directors in light of the following criteria:

•	experience in business, government, education, technology or public interests;

•	high-level managerial experience in large organizations;

•	breadth of knowledge regarding the Company’s business or industry;

•	specific skills, experience or expertise related to an area of importance to the Company such as energy production, consumption, distribution or transportation, government, policy, finance or law;

•	moral character and integrity;

•	commitment to shareholders’ interests;

•	an understanding of a Board’s fiduciary responsibilities to the shareholders and a director’s duty to represent all shareholders as opposed to individual constituencies;

•	ability to apply sound and independent business judgment;

•	ability to provide insights and practical wisdom based on experience and expertise;

•	ability to read and understand financial statements; and

•	ability to devote the time necessary to carry out the duties of a director, including attendance at meetings and consultation on Company matters.

Qualified candidates for nomination to the Board are considered without regard to race, color, religion, gender, ancestry or national origin.

On an annual basis, in advance of the annual meeting of shareholders, we will recommend to the Board a slate of nominees to be submitted to the Company’s shareholders at the next annual meeting. The Board has the authority to accept, modify or reject the slate of nominees recommended by the Committee.

The Committee, with the approval of the full Board, may determine from time to time that it is in the best interests of the Company and its shareholders to add a new director to the Board between annual meeting dates. If such determination is made, we will evaluate potential candidates, as described above and may make a formal recommendation to the Board that a potential candidate be appointed to the Board to serve until the next annual meeting of the Company’s shareholders.

We will consider candidates recommended by a shareholder and such recommendations will receive the same consideration that the Committee’s candidates receive.

Members of the Nominating and Corporate Governance Committee:

Frank Keating, Chairman

Don Nickles

Frederick B. Whittemore

2008 Directors’ Compensation

Non-employee director compensation currently consists of (i) an annual retainer of $55,000, payable in quarterly installments of $13,750; (ii) $15,000 and $3,500 payable for each board meeting attended in person and telephonically, respectively, not to exceed $110,000 per year for board meetings attended; and (iii) an annual grant of 12,500 shares of restricted stock, 25% of which vests immediately upon award and the remaining 75% of which vests ratably over the three years following the date of award. The annual grant of restricted stock is made from our Long Term Incentive Plan (see page 7, “Voting Item 3—Proposal to Amend Long Term Incentive Plan”) on the first business day in July of each year. No additional compensation is paid to directors for participating on or chairing a Board committee. Directors are also reimbursed for travel and other expenses directly related to their service as directors.

Directors are eligible to defer any or all of their annual retainers and/or meeting fees through the Chesapeake Energy Corporation Amended and Restated Deferred Compensation Plan on a tax-favored basis. Deferrals into the Deferred Compensation Plan are not matched or subsidized by the Company nor are they eligible for above-market or preferential earnings. Please refer to the narrative to the Nonqualified Deferred Compensation Table for 2008 on page 61 for more information about the Deferred Compensation Plan. In addition, the Company has established a guideline for non-employee directors to hold at least 15,000 shares of the Company’s common stock at all times while serving as a director. Newly appointed directors are generally given one year from the date of appointment to comply with this stock ownership requirement. Failure to comply with this guideline or deferrals due to hardship are addressed on a case by case basis by the Board.

Under the Company’s 2003 Stock Award Plan for Non-Employee Directors, 10,000 shares of our common stock are awarded to each newly appointed non-employee director on his or her first day of service.

Under the Company’s policy regarding the use of fractionally-owned company aircraft, our directors are provided access to fractionally-owned company aircraft for travel to and from Board meetings. For Board meetings and other Company activities at which the attendance of a director’s spouse and immediate family members are also requested by the Company, we make tax gross-up payments to the director associated with the taxable compensation attributable to the spouse/family member travel. In addition, each non-employee director is entitled to personal use of fractionally-owned company aircraft seating eight passengers or fewer for up to 40 hours of flight time per calendar year in North America, the Caribbean and Mexico. We apply the Internal Revenue Service’s Standard Industry Fare Level (“SIFL”) valuation methodology to determine the taxable compensation attributable to our directors’ personal usage of fractionally-owned company aircraft.

The following table sets forth the compensation earned by our non-employee directors in 2008:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	Option Awards ($)(b)	All Other Compensation ($)(c)	Total ($)
Richard K. Davidson	$150,500	$415,552	$—	$173,621	$739,673
V. Burns Hargis	57,750	383,700	—	38,107	479,557
Frank Keating(d)	147,500	466,040	—	149,318	762,858
Breene M. Kerr	135,000	466,040	—	183,647	784,687
Charles T. Maxwell	141,000	466,040	—	13,486	620,526
Merrill A. Miller, Jr.	143,500	287,235	—	111,289	542,024
Don Nickles	144,000	466,040	—	143,339	753,379
Frederick B. Whittemore	150,500	466,040	—	56,881	673,421

(a)	The amounts shown in this column represent the expense recognized in our financial statements in 2008 for the fair value of restricted stock granted in 2008 and prior fiscal years in accordance with SFAS 123(R). The fair value of restricted stock awarded to non-employee directors is determined based on the fair value of the shares on the date of grant and this value is amortized ratably over the three-year vesting period.

On July 1, 2008, each of the directors received an award of 12,500 shares of restricted stock with a value, based on the closing price of the Company’s common stock on the date of the award, of $842,000. As of December 31, 2008, the aggregate number of shares of unvested restricted stock held by each of the directors, excluding Messrs. Hargis and Miller, was 18,750 shares. As of December 31, 2008, Messrs. Hargis and Miller held 0 and 15,625 shares of unvested restricted stock, respectively.

On September 15, 2008, Mr. Hargis received an award of 10,000 shares of common stock with a value, based on the closing price of the Company’s common stock on the date of the award, of $383,700, pursuant to our 2003 Stock Award Plan for Non-Employee Directors.

(b)	We granted no stock options in 2006, 2007 or 2008. As of December 31, 2008, the aggregate numbers of shares of common stock subject to stock options held by each of the directors were as follows: Mr. Maxwell, 120,000 shares; Senator Nickles, 25,000 shares; and Mr. Whittemore, 72,500 shares. As of December 31, 2008, Messrs. Davidson, Hargis, Kerr and Miller and Governor Keating held no stock options.

(c)	Reflects personal use of fractionally-owned company aircraft including gross-up payments for taxes incurred when family members accompany non-employee directors on fractionally-owned company aircraft when travel is related to their service to the Company. The value of the personal use of fractionally-owned company aircraft is based on the incremental cost to the Company determined by the number of flight hours multiplied by the hourly variable operating costs. The variable operating costs include the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees and trip-related parking/hangar costs. Since the fractionally-owned company aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on the usage, such as purchase costs and maintenance costs not related to trips.

(d)	Governor Keating deferred 100% of his 2008 cash retainer and meeting fees into the Deferred Compensation Plan. Please refer to the narrative to the Nonqualified Deferred Compensation Table for 2008 on page 61 for more information about the Deferred Compensation Plan.

INFORMATION REGARDING OFFICERS

Executive Officers

In addition to Mr. McClendon, the following are also executive officers of the Company as of the record date.

Marcus C. Rowland, 56, was appointed Executive Vice President in 1998 and has been the Company’s Chief Financial Officer since 1993. He served as Senior Vice President from 1997 to 1998 and as Vice President—Finance from 1993 until 1997. From 1990 until he joined the Company, Mr. Rowland was Chief Operating Officer of Anglo-Suisse, L.P. assigned to the White Nights Russian Enterprise, a joint venture of Anglo-Suisse, L.P. and Phibro Energy Corporation, a major foreign operation which was granted the right to engage in oil and gas operations in Russia. Prior to his association with White Nights Russian Enterprise, Mr. Rowland owned and managed his own natural gas and oil company and prior to that was Chief Financial Officer of a private exploration company in Oklahoma City from 1981 to 1985. Mr. Rowland is a Certified Public Accountant. Mr. Rowland graduated from Wichita State University in 1975.

Steven C. Dixon, 50, has been Executive Vice President—Operations and Chief Operating Officer since February 2006. Mr. Dixon was Senior Vice President—Production from 1995 to February 2006 and served as Vice President—Exploration from 1991 to 1995. Mr. Dixon was a self-employed geological consultant in Wichita, Kansas from 1983 through 1990. He was employed by Beren Corporation in Wichita, Kansas from 1980 to 1983 as a geologist. Mr. Dixon graduated from the University of Kansas in 1980.

Douglas J. Jacobson, 55, has been Executive Vice President—Acquisitions and Divestitures since April 2006. He served as Senior Vice President—Acquisitions and Divestitures from 1999 to March 2006. Prior to joining the Company, Mr. Jacobson was employed by Samson Investment Company from 1980 until 1999, where he served as Senior Vice President—Project Development and Marketing from 1996 to 1999. Prior to joining Samson, Mr. Jacobson was employed by Peat, Marwick, Mitchell & Co. Mr. Jacobson has served on various Oklahoma legislative commissions which have addressed issues in the oil and gas industry, including the Commission of Oil and Gas Production Practices and the Natural Gas Policy Commission. Mr. Jacobson is a Certified Public Accountant and graduated from John Brown University in 1976 and from the University of Arkansas in 1977.

J. Mark Lester, 56, has been Executive Vice President—Exploration since April 2006. He served as Senior Vice President—Exploration from 1995 to March 2006 and served as Vice President—Exploration from 1989 to 1995. From 1986 to 1989, Mr. Lester was self-employed and acted as a consultant to Messrs. McClendon and Tom L. Ward. He was employed by various independent oil companies in Oklahoma City from 1980 to 1986, and was employed by Union Oil Company of California from 1977 to 1980 as a geophysicist. Mr. Lester graduated from Purdue University in 1975 and 1977.

Martha A. Burger, 56, has served as Senior Vice President—Human and Corporate Resources since March 2007. She served as Treasurer from 1995 to March 2007 and as Senior Vice President—Human Resources since 2000. She was the Company’s Vice President—Human Resources from 1998 until 2000, Human Resources Manager from 1996 to 1998 and Corporate Secretary from 1999 to 2000. From 1994 to 1995, she served in various accounting positions with the Company, including Assistant Controller—Operations. From 1989 to 1993, Ms. Burger was employed by Hadson Corporation as Assistant Treasurer and from 1993 to 1994 served as Vice President and Controller of Hadson Corporation. Prior to joining Hadson Corporation, Ms. Burger was employed by The Phoenix Resource Companies, Inc. as Assistant Treasurer and by Arthur Andersen & Co. Ms. Burger is a Certified Public Accountant and graduated from the University of Central Oklahoma in 1982 and from Oklahoma City University in 1992.

Henry J. Hood, 48, was appointed General Counsel in April 2006, and has served as Senior Vice President—Land and Legal since 1997. He served as Vice President—Land and Legal from 1995 to 1997. Mr. Hood was retained as a consultant to the Company during the two years prior to his joining the Company, and he was associated with the law firm of White, Coffey, Galt & Fite from 1992 to 1995. He was associated with or a partner of the law firm of Watson & McKenzie from 1987 to 1992. Mr. Hood is a member of the Oklahoma and Texas Bar Associations. Mr. Hood graduated from Duke University in 1982 and from the University of Oklahoma College of Law in 1985.

Michael A. Johnson, 43, has served as Senior Vice President—Accounting, Controller and Chief Accounting Officer since 2000. He served as Vice President of Accounting and Financial Reporting from 1998 to 2000 and as Assistant Controller from 1993 to 1998. From 1991 to 1993, Mr. Johnson served as Project Manager for Phibro Energy Production, Inc., a Russian joint venture. From 1987 to 1991, he was employed by Arthur Andersen & Co. Mr. Johnson is a Certified Public Accountant and graduated from the University of Texas at Austin in 1987.

Jennifer M. Grigsby, 40, has served as Senior Vice President and Treasurer since March 2007 and as Corporate Secretary since 2000. She served as Vice President from April 2006 to March 2007 and as Assistant Treasurer from 1998 to March 2007. From 1995 to 1998, she served in various accounting positions with the Company. Ms. Grigsby was employed by Commander Aircraft Company as Supervisor of Finance and Human Resources from 1994 to 1995 and by Deloitte & Touche LLC from 1991 to 1994. Ms. Grigsby is a Certified Public Accountant and Certified Equity Professional. She graduated from Oklahoma State University in 1991 and from Oklahoma City University in 1999.

Other Officers

Jeffrey A. Fisher, 49, has been Senior Vice President—Production since February 2006. He was Vice President—Operations for Chesapeake’s Southern Division from July 2005 to February 2006 and served as Operations Manager from May 2003 to July 2005. Prior to joining Chesapeake, Mr. Fisher held the position of Asset Manager for BP from 2000 to May 2003. From 1993 to 2000, Mr. Fisher worked for Vastar Resources as Engineering Manager. Mr. Fisher began his professional career with ARCO in 1983 as an engineer and served in various technical and managerial positions in the exploration, production and midstream business segments of ARCO until 1993. Mr. Fisher serves on the Oklahoma State University Advisory Board for the College of Engineering, Architecture & Technology and is a member of the Society of Petroleum Engineers. Mr. Fisher graduated from Oklahoma State University in 1983.

James C. Johnson, 51, has served as President of Chesapeake Energy Marketing, Inc., a wholly-owned subsidiary of Chesapeake Energy Corporation, since 2000. He served as Vice President—Contract Administration for the Company from 1997 to 2000 and as Manager—Contract Administration from 1996 to 1997. From 1980 to 1996, Mr. Johnson held various gas marketing and land positions with Enogex, Inc., Delhi Gas Pipeline Corporation, TXO Production Corp. and Gulf Oil Corporation. Mr. Johnson is a member of the Natural Gas & Energy Association of Oklahoma and graduated from the University of Oklahoma in 1980.

Stephen W. Miller, 52, has served as Senior Vice President—Drilling since September 2001. He served as Vice President—Drilling from 1996 to September 2001 and as District Manager—College Station District from 1994 to 1996. Mr. Miller held various engineering positions in the oil and gas industry from 1980 to 1993. Mr. Miller is a registered Professional Engineer and a member of the Society of Petroleum Engineers. Mr. Miller graduated from Texas A & M University in 1980.

Jeffrey L. Mobley, 40, has been Senior Vice President—Investor Relations and Research since February 2006 and was Vice President—Investor Relations and Research from May 2005 to February 2006. From 2002 to May 2005, Mr. Mobley was Vice President of Equity Research at Raymond James & Associates focusing on the exploration and production sector. From 1998 to 2002, Mr. Mobley worked in energy investment banking for Prudential Securities and ABN Amro Securities. Mr. Mobley also worked in the Principal Investments Group and Energy Finance Group at Enron Capital & Trade Resources from 1995 to 1998. Mr. Mobley is a CFA Charterholder and graduated from New Mexico State University in 1991 and the Wharton School of Business at the University of Pennsylvania in 1995.

Thomas S. Price, Jr., 57, has served as Senior Vice President—Corporate Development since April 2005. He was Senior Vice President—Investor and Government Relations from April 2003 to April 2005, Senior Vice President—Corporate Development from 2000 to 2003, Vice President—Corporate Development from 1992 to 2000 and a consultant to the Company during the prior three years. He was employed by Kerr-McGee Corporation, Oklahoma City, from 1988 to 1989 and by Flag-Redfern Oil Company from 1984 to 1988. Mr. Price is on the executive committee of the New Mexico Oil and Gas Association and a board member of the Oklahoma Independent Petroleum Association. Mr. Price graduated from the University of Central Oklahoma in 1983, from the University of Oklahoma in 1989 and from the American Graduate School of International Management in 1992.

J. Michael Stice, 50, was appointed Senior Vice President—Natural Gas Projects of Chesapeake Energy Corporation and President and Chief Operating Officer of Chesapeake Midstream Partners, L.P. in November 2008. Prior to joining Chesapeake, Mr. Stice spent 27 years with ConocoPhillips and its predecessor companies, where he most recently served as President of ConocoPhillips Qatar, responsible for the development, management and construction of natural gas liquefaction and regasification (LNG) projects. While at ConocoPhillips, he also served as Vice President of Global Gas LNG, as President of Gas and Power and as President of Energy Solutions in addition to other roles in ConocoPhillips’ midstream business units. Mr. Stice graduated from the University of Oklahoma in 1981 and from Stanford University in 1995.

Cathlyn L. Tompkins, 47, was appointed Senior Vice President—Information Technology and Chief Information Officer in January 2006. Ms. Tompkins served as Vice President—Information Technology from July 2005 to January 2006. Prior to joining Chesapeake in November 2004 as Director—Applications and Programming, Ms. Tompkins spent 20 years in IT management and technical positions at various companies including Devon Energy Corporation, Ocean Energy, Inc., Cabot Oil and Gas Corporation, Price Waterhouse LLP and Shell Oil Company. Ms. Tompkins graduated from the University of Alabama in 1983.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Security Ownership

The table below sets forth (i) the name and address and beneficial ownership of each person known by management to own beneficially more than 5% of our outstanding common stock, and (ii) the beneficial ownership of common stock of our nominees, directors and executive officers listed in the Summary Compensation Table below and by all directors and executive officers of the Company as a group. Unless otherwise noted, information is given as of the record date and the persons named below have sole voting and/or investment power with respect to such shares.

	Common Stock
Beneficial Owner	Outstanding Shares		Share Equivalents		Total Ownership		Percent of Class
FMR LLC. 82 Devonshire Street Boston, MA 02109	73,619,270		7,527,157		81,146,427	(a)	13.0%

Southeastern Asset Management, Inc. 6410 Poplar Ave., Suite 900 Memphis, TN 38119	65,278,353		—		65,278,353	(b)	10.4%

Aubrey K. McClendon	502,298	(c)(d)	—		502,298		(1)

Steven C. Dixon	198,395	(e)(f)	220,000	(g)	418,395		(1)

Frederick B. Whittemore	229,790	(d)(h)	72,500	(g)	302,290		(1)

Douglas J. Jacobson	269,912	(f)	26,125	(g)	296,037		(1)

Breene M. Kerr	226,250	(i)	—		226,250		(1)

Charles T. Maxwell	25,250	(d)(j)	120,000	(g)	145,250		(1)

J. Mark Lester	141,555	(f)(k)	—		141,555		(1)

Richard K. Davidson	78,750		—		78,750		(1)

Marcus C. Rowland	57,768	(f)	—		57,768		(1)

Don Nickles	33,775		25,000	(g)	58,775		(1)

Merrill A. Miller, Jr.	34,375		—		34,375		(1)

Frank Keating	20,000		—		20,000		(1)

V. Burns Hargis	13,000		—		13,000		(1)

All directors and executive officers as a group	2,397,220		702,673		3,099,893		0.49%

(1)	Less than 1%
(a)

This information is as of December 31, 2008, as reported in a Schedule 13G/A filed jointly by FMR LLC and Edward C. Johnson 3d on February 17, 2009. The Schedule 13G/A reports (i) sole power to dispose of or to direct the disposition of 74,857,737 shares by FMR LLC, Edward C. Johnson 3d and Fidelity Management & Research Company; (ii) beneficial ownership of 4,312 shares by FMR LLC and Strategic Advisers, Inc.; (iii) sole power to vote or to direct the vote of and to dispose of or to direct the disposition of 420,074 shares by FMR LLC, Edward C. Johnson 3d and Pyramis Global Advisors, LLC; (iv) sole dispositive power over 1,812,311 shares and sole power to vote or to direct the voting of 1,729,298 by FMR LLC, Edward C. Johnson 3d and Pyramis Global Advisors Trust Company; (v) sole power to vote or to direct the vote of 4,016,078 shares, sole power to dispose of or to direct the disposition of 4,051,993 shares and no power to vote or direct the voting of 35,915 shares by Fidelity International Limited; and (vi) no shared voting or disposition power. Shares reported include beneficial ownership by the following wholly owned subsidiaries of FMR LLC: Fidelity Management & Research Company (74,857,737 shares, including share equivalents of 558,952 shares of common stock issuable upon conversion of 246,800 shares of 4.5% convertible preferred stock; 383,156 shares of common stock issuable upon conversion of 149,600 shares of 5.0% (2005B) convertible preferred stock; 970,310 shares of common stock issuable upon conversion of $37.885 million principal amount of 2.75% convertible senior notes due 2035; and 4,584,110 shares of common stock issuable upon conversion of $236.41 million principal amount of 2.50% convertible senior notes due 2037), Strategic Advisers, Inc. (4,312 shares), Pyramis Global Advisors, LLC (420,074 shares, including share equivalents of 79,268 shares of common stock issuable upon conversion of 35,000 shares of 4.5% convertible preferred stock; 89,617 shares of common stock issuable upon conversion of $3.499 million principal amount of 2.75% convertible senior notes due 2035; 75,894 shares of common stock issuable upon conversion of $3.914 million principal amount of 2.50% convertible senior notes due 2037; and 56,025 shares of common stock issuable upon conversion of $4.812 million principal amount of 2.25% convertible senior notes due 2038), Pyramis Global Advisors Trust Company (1,812,311 shares, including share equivalents of 31,887 shares of common stock issuable upon conversion of $1.245 million principal amount of 2.75% convertible senior notes due 2035; 437,449 shares of common stock issuable upon conversion of $22.56 million principal amount of 2.50% convertible senior notes due 2037; and 4,424 shares of common stock issuable upon conversion of $380,000 principal amount of 2.25% convertible senior notes due 2038), and Fidelity International Limited (4,051,993 shares, including share equivalents of 211,079 shares of common stock issuable upon conversion of 93,200 shares of 4.5% convertible preferred stock and 44,986 shares of common stock issuable upon conversion of $2.32 million principal amount of 2.50% convertible senior notes due 2037).

(b)	This information is as of December 31, 2008, as reported in a Schedule 13G/A filed jointly by Southeastern Asset Management, Inc. and O. Mason Hawkins on February 6, 2009. The Schedule 13G/A reports (i) sole power to vote or to direct the vote of 35,064,845 shares; (ii) shared power to vote or direct the vote of 23,862,125 shares with Longleaf Partners Fund; (iii) no power to vote 6,351,383 shares; (iv) sole power to dispose or to direct the disposition of 41,385,228 shares; (v) shared power to dispose or to direct the disposition of 23,862,125 shares with Longleaf Partners Fund; and (vi) no power to dispose or to direct the disposition of 31,000 shares by Southeastern Asset Management, Inc.
(c)	Includes (i) 13,671 shares held by Chesapeake Investments, an Oklahoma limited partnership of which Mr. McClendon is sole general partner; (ii) 105,738 shares purchased on behalf of Mr. McClendon in the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan; (iii) 60,504 shares of vested common stock purchased on behalf of Mr. McClendon in the Chesapeake Energy Corporation Deferred Compensation Plan; and (iv) 2,788 shares held by Mr. McClendon’s immediate family members sharing the same household.
(d)	Includes shares held in bank or brokerage margin accounts or escrow accounts securing brokerage accounts (Aubrey K. McClendon, 96,445 shares; Charles T. Maxwell, 22,125 shares; and Frederick B. Whittemore, 122,740 shares).
(e)	Includes 10,000 shares held by the Faretheewell Foundation and 100,000 shares held in a grantor retained annuity trust (“GRAT”).
(f)	Includes shares held in the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan (Steven C. Dixon, 24,308 shares; Douglas J. Jacobson, 13,942 shares; J. Mark Lester, 24,983 shares; and Marcus C. Rowland, 1,467 shares) and shares of vested common stock held in the Chesapeake Energy Corporation Deferred Compensation Plan (Steven C. Dixon, 24,987 shares; Douglas J. Jacobson, 8,667 shares; J. Mark Lester, 23,571 shares; and Marcus C. Rowland, 29,005 shares).
(g)	Represents shares of common stock which can be acquired through the exercise of stock options on the record date or within 60 days thereafter.
(h)	Includes 41,750 shares held by Mr. Whittemore as trustee of the Whittemore Foundation.
(i)	Includes 51,000 shares held by Talbot Fairfield II Limited Partnership, of which Mr. Kerr is a general partner.
(j)	Includes 15,000 shares held by the Maxwell Family Living Trust.
(k)	Includes 4,125 shares held by the Lester Family Foundation.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than 10% of the Company’s common stock to file reports of ownership and subsequent changes with the Securities and Exchange Commission. Based only on a review of copies of such reports and written representations delivered to the Company by such persons, the Company believes that there were no violations of Section 16(a) by such persons during 2008 except that Mr. Rowland filed one late Form 4 to report his sale of 4,354 shares of common stock in January 2008 and Mr. Whittemore inadvertently did not report his sales of 305,000 shares in September 2008 and his sales of 50,000 shares in November 2008. Mr. Whittemore’s transactions were subsequently reported on Form 5.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis (“CD&A”) discusses the compensation program for our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), and the other three most highly compensated executive officers (together with the CEO and CFO, the “Named Executive Officers” or “NEOs”):

1.	Aubrey K. McClendon, CEO, is the co-founder of our Company and has served as our CEO since the Company’s inception in 1989.

2.	Marcus C. Rowland, CFO, joined our company as our CFO in 1992 prior to our initial public offering in 1993 and has served as an Executive Vice President (“EVP”) for the past three years.

3.	Steven C. Dixon, our Chief Operating Officer (“COO”), has been with the Company as a Vice President or Senior Vice President for 18 years and has served as an EVP and our COO for the past three years.

4.	Douglas J. Jacobson, our Executive Vice President—Acquisition and Divestitures, has been with the Company as a Vice President or Senior Vice President for ten years and has served as an EVP for the past three years.

5.	J. Mark Lester, our Executive Vice President—Exploration, has been with the Company as a Vice President or Senior Vice President since its inception in 1989 and has served as an EVP for the past three years.

In this CD&A, references to the executive officers include the NEOs and the Company’s other executive officers. All of the Company’s employees (other than employees subject to a collective bargaining agreement, who represent less than 2% of the Company’s total employees, and certain drilling subsidiary employees) are eligible to participate in the main components of our compensation program—base salary, cash bonuses, restricted stock awards and 401(k) plan matching contributions.

The goal for our compensation system is to encourage both short-term and long-term performance that is aligned with shareholders’ interests. When we set compensation, our objective is to attract, retain and motivate employees with the competence, knowledge and experience to promote the growth and profitability of the Company.

The Compensation Committee generally reviews executive officer compensation on a semi-annual basis, as described on page 23 under “Compensation Committee”, and approves adjustments as it deems appropriate. Our CEO, CFO, COO, Senior Vice President—Human and Corporate Resources and Corporate Secretary provide the Compensation Committee with detailed analyses and recommendations regarding each element of executive officer compensation, including tally sheets and summaries of wealth accumulation from equity compensation (as discussed later in this CD&A), to facilitate the Compensation Committee’s reviews.

The Company has not utilized any specific tools or contracted for services to benchmark its total compensation, or any material element of compensation, to peer companies or other benchmarks. However, the Company does review and consider the executive compensation programs of its peers at least annually to ensure the Company’s compensation programs remain competitive.

Compensation Design

Our compensation program is designed to take into consideration and reward the following performance factors:

•

Individual performance—for example, the employee’s contributions to the development and execution of the Company’s business plan and strategies, performance of the executive’s department or functional unit, level of responsibility and longevity with the Company;

•

Company performance—including operational performance of the Company, with respect to our production, reserves, operating costs, drilling results, risk management activities and asset acquisitions, and financial performance of the Company, with respect to our cash flow, net income, cost of capital, general and administrative costs and common stock price performance; and

•	Intangibles—for example, leadership ability, demonstrated commitment to the organization, motivational skills, attitude and work ethic.

During its June 2008 review of executive compensation, the Compensation Committee reviewed the potential incorporation of objective performance criteria into the Company’s executive compensation program and determined that the Company’s then current compensation arrangements were in the best interests of the Company. The Compensation Committee believes objective performance criteria cannot differentiate the executive officers’ individual and collective contributions to the Company from the impact of external factors beyond the Company’s control (for example, extreme economic crises and the volatility in natural gas and oil prices). Moreover, we believe reliance on criteria that the executive cannot control to establish compensation may encourage the executive officers to take unnecessary risks that could threaten the long-term interests of the Company. Therefore, the Compensation Committee continues to highly value the subjectivity it retains in its review of executive compensation.

The Company believes all relevant operational and financial performance metrics are contingent upon the prices we receive or expect to receive from the sale of our natural gas and oil, which are impossible to accurately predict. Over the past decade, natural gas and oil prices have been highly volatile and are generally driven by factors that are beyond the control of our executive officers, including weather conditions, supply and demand imbalances, the price and availability of alternative fuels, economic and political conditions, interruptions in transportation capacity and numerous other factors. Therefore, such financial and operational performance metrics are frequently not effective indicators of the performance of our executive officers. The following are examples that demonstrate this point:

•

The weighted average wellhead price of natural gas on the last day of each fiscal year, which is the price we use for computing our reserves pursuant to SEC regulations, has fluctuated dramatically over the past eight years as shown below:

Year	Price	% Change from Prior Year
12/31/2008	$5.71	-7.75%
12/31/2007	$6.19	14.42%
12/31/2006	$5.41	-38.24%
12/31/2005	$8.76	55.04%
12/31/2004	$5.65	-0.53%
12/31/2003	$5.68	32.71%
12/31/2002	$4.28	70.52%
12/31/2001	$2.51	-75.20%
12/31/2000	$10.12	—

Upon review of the average year-end natural gas prices on the New York Mercantile Exchange since 2000, it is clear that the year-end prices above have not been an accurate predictor of the price of natural gas in the following year or in later years. In fact, NYMEX natural gas prices in 2008 and 2009 to date have proven to be the most volatile in the history of our industry, fluctuating from

$6.19 to begin 2008 and climbing to a high of $13.57 in July 2008 before falling to a 2008 low of $5.29 and then further to below $3.60 in 2009 (as of the filing of this proxy statement).

In addition to yielding a poor approximation of actual reserve value, we believe that the use of a single-day price has arbitrary effects on our financial statements, particularly as a result of our utilization of the full-cost method of accounting for natural gas and oil reserves. Under the full-cost method of accounting, we are required to calculate a ceiling test at the end of each quarter based on commodity prices as of the end of the applicable quarterly period. This ceiling test can result in the write-down of our assets as a result of the volatility of commodity prices in situations where there is no substantive decline in the future value of the natural gas and oil properties. Although the SEC has adopted new rules that provide for an average price based on the prior 12-month period for use in valuing our natural gas and oil reserves on December 31, 2009 and thereafter, the volatility in any given year, as we have seen in 2008 and 2009, may still generate reserve values and ceiling test write-downs which we believe are not indicative of the true future value of our reserves or the efforts of our executive officers. As discussed below, linking compensation to a variable that the executive cannot influence may incentivize our executives to take risks that are counter to the Company’s long-term interests.

•

Although the Company’s business strategy is to grow its natural gas and oil production and reserves over time, some projects may become uneconomical on a short-term and/or long-term basis should natural gas and oil prices fall below break-even levels, as has occurred in the last half of 2008 and in 2009 to date. Accordingly, we believe the current production curtailments and drilling activity reductions (including those of other exploration and production companies), based on current natural gas prices, are in the best interests of the Company and its shareholders because we believe they serve to help balance the nation’s current supply of and demand for natural gas and should cause prices to improve to more economic levels. In these situations, a link between an executive’s compensation and production or per unit reserve growth could be conflicting for the executive and could lead to a reduction of shareholder value.

•

Management has used and intends to continue using hedging programs to reduce the risks associated with the volatility of natural gas and oil prices and to take advantage of prices when they reach levels that management believes are either unsustainable for the long-term or provide unusually high rates of return on our invested capital.

Under current accounting rules, the fair value of hedging contracts to be settled in future periods may require the recording of unrealized losses in the Company’s financial statements when, in reality, the ultimate value of the hedging contracts is not known with certainty until the contract matures. Such unrealized financial statement losses are not relevant indicators of poor performance or execution of the Company’s hedging strategy. For example, the fair value of our natural gas and oil hedges was a negative $6.229 billion as of June 30, 3008 and a positive $1.305 billion as of December 31, 2008.

Additionally, should the actual price of the production be higher than the price at which the production is hedged for any particular production month, the Company will realize a hedging loss. These hedging losses, should they occur, may not diminish the success of our hedging program nor are they relevant indicators of the execution of the program. In fact, a hedging program that locks-in attractive margins and provides consistency and stability in budgeting for our natural gas and oil revenue may be considered a successful business strategy while generating realized hedging losses month after month.

•

Effective cost control with respect to our operations is crucial to the success of our business strategy; however, it is not the ultimate goal. Our management team frequently analyzes the incurrence of discretionary expenditures that may provide intangible benefit to the Company in the future. Examples include expenditures that minimize our impact to the environment, such as noise abatement and emissions control equipment, and expenditures that make our operations more safe for our employees and the public. Therefore, performance measures linking compensation to cost control could create conflicts for our executive officers and a reduction of shareholder value.

•

The long-term success and profitability of our Company are dependent upon our ability to explore for and find new, undiscovered sources of natural gas and oil. However, the exploration component of our business contains more risk (and oftentimes more expense) than our developmental operations. The risk of drilling a dry hole when we are evaluating new reservoirs is much higher than the risk of drilling a dry hole in a mature field. Additionally, as discussed previously, the economic viability of a reservoir is contingent upon the price expectations for natural gas and oil—which are highly unpredictable. In order to foster and encourage the exploration activities of the Company, we believe executive compensation should not be solely linked to drilling results, specifically in the short term.

When setting executive compensation levels, our Compensation Committee analyzes our executive officers’ effectiveness in managing the organization’s operations and financial results in light of the volatility associated with natural gas and oil prices, as described above. This analysis involves a subjective consideration of each executive with respect to the three factors listed above using a comprehensive approach and not giving more weight to any one factor over another.

Elements and Mix of Compensation

We provide short-term compensation in the form of base salaries and cash bonuses, and we provide long-term compensation in the form of restricted stock awards and 401(k) matching. Additionally, our more highly-compensated employees, including our executive officers, are eligible for compensation deferral and company matching opportunities beyond IRS limitations on 401(k) contributions through a nonqualified deferred compensation program and certain perquisites. Other forms of compensation are also provided to our CEO, as described below.

We believe that as an employee’s business responsibilities increase, the proportion of his or her variable, long-term compensation as a percentage of total compensation should increase. Therefore, depending upon an executive officer’s level of responsibility, his or her annual base salary is typically less than 20% of the executive’s total cash and equity compensation and an executive’s total cash compensation is generally less than 40% of the executive’s total cash and equity compensation. We do not utilize pre-determined guidelines for allocating between cash and equity and short-term and long-term compensation. The following table provides the compensation mix related to our NEOs other than our CEO for 2008, 2007 and 2006:

Name	Year	% Salary to Total Cash & Equity Compensation(1)	% Short-term Compensation to Total Cash & Equity Compensation(1)	% Equity (Long-term)(1) Compensation to Total Cash & Equity Compensation(1)
Marcus C. Rowland	2008	9.22%	23.74%	76.26%
	2007	12.95%	32.71%	67.29%
	2006	14.29%	36.53%	63.47%

Steven C. Dixon	2008	9.22%	23.74%	76.26%
	2007	12.95%	32.71%	67.29%
	2006	14.73%	37.85%	62.15%

Douglas J. Jacobson	2008	10.82%	26.65%	73.35%
	2007	15.54%	36.64%	63.36%
	2006	16.51%	38.55%	61.45%

J. Mark Lester	2008	11.13%	26.71%	73.29%
	2007	15.63%	36.23%	63.77%
	2006	16.51%	38.55%	61.45%

(1)	For purposes of this analysis, equity compensation represents the fair market value of restricted stock on the date of award. Additionally, equity compensation does not include awards of restricted stock made pursuant to our one-time 2006 Long Term Incentive Program on June 8, 2007.

Mr. McClendon’s compensation, as our Chairman and CEO, and also as the Company’s co-founder, is more heavily weighted toward long-term equity compensation, which is generally in excess of 80% of his annual total compensation. However, in 2008, the Company also granted an incentive award to Mr. McClendon in the form of credit to his joint interest billings under the Founder Well Participation Program (see further discussion of this award under “2008 CEO Compensation) to invest on an at-risk basis in the Company’s wells. We believe the mix of Mr. McClendon’s 2008 equity compensation awards and his incentive award (which includes a clawback should Mr. McClendon leave the Company within the next five years), aligns Mr. McClendon’s economic interests with the Company’s long-term business plan and the shareholders’ interests while rewarding him for the leadership role he played in negotiating the 2008 transactions described under “2008 CEO Compensation”.

Base Salary. The base salary levels of our executive officers are intended to reflect each officer’s level of responsibility, leadership ability, tenure and the contribution of the officer’s department or functional unit to the success and profitability of the Company. Although we review the salary levels of executive officers of peer companies to determine whether our executive officers’ salaries are reasonable in comparison, we do not specifically target a percentile or range within peer group salary levels for our executive officers’ salaries.

Cash Bonuses. Cash bonuses are awarded to the executive officers based on a subjective evaluation of the performance of the Company and the individual during the six-month review period in light of the performance factors listed on page 35. The Company’s financial and operating performance measurements are based, collectively, on reserves, production, net income, cash flow, drilling results, finding and operating costs, general and administrative costs, asset acquisitions and divestitures, risk management activities and common stock price performance. Individual performance factors include leadership, commitment, attitude, motivational effect, level of responsibility, prior experience and extraordinary contributions to the Company. Additionally, individual performance by an executive officer in a review period that is expected to provide substantial benefit to the Company in future periods is also considered in semi-annual cash bonus decisions. Examples might include the acquisition of key acreage to be used for natural gas and oil development in future periods, the consummation of significant joint venture or joint participation arrangements, the consummation of credit or financing arrangements that reduce the Company’s potential needs for liquidity in future unstable economic periods or the execution of hedging contracts that lock in attractive natural gas and oil prices for future production months.

Cash bonuses are discretionary and not awarded pursuant to a formal plan or an agreement with any executive officer. Additionally, cash bonuses are not awarded based on objective Company or individual performance criteria or targets. No single company or individual performance measurement is given more weight than another and the Compensation Committee is not prohibited from awarding cash bonuses to an executive even if the executive’s performance in any given area is poor during the relevant review period.

Restricted Stock. Consistent with our compensation objectives, we believe stock-based compensation provides strong incentives for long-term performance that increases shareholder value while retaining executive officers. Specifically, in conjunction with the Compensation Committee’s semi-annual review of cash compensation, on the first business day of each January and July, we award restricted stock that vests over a period of four years to employees, including executive officers. We prefer to award restricted stock, rather than stock options, for the following reasons:

•	The Company’s annual stock usage rate or “burn rate” is smaller with restricted stock than with stock options, without a reduction in compensation value transferred to the executives;

•	A lower annual stock usage rate reduces the dilutive effect of stock compensation to our shareholders;

•	The income statement impact of restricted stock is more predictable, and less volatile, than that of stock options; and

•	Structurally, we believe restricted stock better facilitates long-term employee stock ownership than stock options.

Restricted stock is awarded to the executive officers based on a comprehensive but subjective evaluation of the performance of the Company and the individual during the six-month review period in light of the performance factors listed on page 35, rather than based on objective Company or individual performance criteria or targets. No single Company or individual performance measurement is given more weight than another. Because the semi-annual award of restricted stock to our employees is primarily intended to provide incentives for future performance and not rewards for prior performance, when granting restricted stock to executive officers, the Compensation Committee does not consider current holdings of Company securities, the amount and terms of stock options or restricted stock previously granted to the executive officer or gains realized by the executive officer from prior awards of restricted stock or stock options, although such prior awards do continue to provide long-term value and incentive to the executive officers beyond the initial award period.

Other Compensation Arrangements. We also provide compensation in the form of personal benefits and perquisites to our executive officers. Most of the benefits we provide to our executive officers are the same benefits that we provide to all employees or large groups of senior-level employees, including health and welfare insurance benefits, 401(k) matching contributions, nonqualified deferred compensation arrangements and financial planning services (see footnotes and narrative to the Summary Compensation Table). We do not have a pension plan or any other retirement plan other than our 401(k) and nonqualified deferred compensation plan.

The perquisites that we provide exclusively to our chief executive officer, executive vice presidents and senior vice presidents include reimbursement of monthly country club dues (other than for our CEO) and personal use of fractionally-owned company aircraft (see narrative to the Summary Compensation Table). Feedback from our executive officers indicates that access to fractionally-owned company aircraft for personal use greatly enhances productivity and work-life balance which we believe may impact their willingness to work to or beyond normal retirement age. Additionally, we provide accounting support services to our chief executive officer and chief financial officer and Mr. McClendon reimburses the Company for a significant portion of the services provided to him. We believe the provision of accounting support services also contributes to the productivity of the CEO and CFO, allowing them to spend more time focused on the oversight of the Company. The Compensation Committee regularly reviews the terms under which these perquisites are provided and their value in relation to the executive’s total compensation package; however, as these benefits and perquisites represent generally less than 10% of the executive officers’ total compensation, they do not materially influence the Compensation Committee’s decisions in setting such officers’ total compensation. Further, the Company includes the above benefits and perquisites as taxable income to the executive on Form W-2 after each fiscal year, in accordance with Internal Revenue Service (IRS) guidelines.

The Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan, our qualified 401(k) profit sharing plan, is open to all employees of the Company and our subsidiaries except employees covered by collective bargaining agreements (approximately 135 employees). Eligible employees may elect to defer compensation through voluntary contributions to their 401(k) plan accounts, subject to plan limits and those set by the IRS. The Company matches employee contributions dollar for dollar with shares of our common stock purchased in the open market for up to 15% of an employee’s annual base salary and bonus compensation.

2008 in Review

2008 was one of the most historic and unique years in Chesapeake’s 20-year history. In summary, despite the precipitous decline in our common stock price from July 2008 through the end of the year (a decline of more than 75%)—following the same trajectory as the decline in natural gas prices and the equity markets over the same period—the Board determined that 2008 was an outstanding year for Chesapeake, distinguishable from previous years by the consummation of three of the most innovative and profitable joint venture partnerships in our industry’s recent history. A few highlights from 2008 include the following:

•

In March 2008, after two years of geoscientific, petrophysical and engineering research, we announced the discovery of the Haynesville Shale, a new unconventional natural gas discovery in East Texas and Northwest Louisiana, which we believe will likely become the nation’s largest natural gas producer by 2015 and perhaps one of the five largest natural gas fields in the world over time. Following this announcement we accelerated our development of the Haynesville Shale as well as our other unconventional natural gas resource plays in the Barnett Shale, Fayetteville Shale and Marcellus Shale and increased our leasehold acquisition efforts in all four shale plays.

•

By June 30, 2008, our average daily production of natural gas and oil had increased by almost 19% from the beginning of the year, an exceptional accomplishment for an exploration and production company of our size, and our stock price was trading around $65 per share—more than a 60% increase from December 31, 2007.

On July 1, 2008, we announced the first of four transactions (three joint ventures and one sale) from which the Company received $10.3 billion in cash and future drilling credits for a portion of our undeveloped leasehold in four shale plays acquired at a cost of $1.7 billion. Because we use the full cost accounting method rather than successful efforts for our natural gas and oil exploration and production activities, instead of generating an $8.6 billion gain on our income statement in 2008 the economic gain decreased our basis in our natural gas and oil assets. In addition, the pricing associated with these transactions implied that the value of our remaining ownership in the Haynesville, Fayetteville and Marcellus Shale plays was approximately $26 billion. On July 2, 2008 our stock price traded at an all-time high of $74.00 per share and the near-month natural gas price on NYMEX peaked the following day at $13.577 per mcf.

•

Despite our subsequent announcement of the remaining three joint venture/sale transactions, the equity markets and commodity markets continued to decline through the remainder of 2008 and into 2009. The graph below compares the movement of the S&P 500 and Chesapeake’s common stock price (normalized at a 100 start) on the left vertical axis with natural gas prices (24-month average strip pricing) on the right vertical axis, demonstrating that until the past month, Chesapeake’s stock price could not escape the downward gravitational pull of natural gas prices:

We believe the high degree of correlation in the declines depicted in this chart from July 2008 through December 2008 indicates that Chesapeake’s common stock became an almost perfect proxy for natural gas, and is not reflective of the value created by the Company’s management team and employees operationally and through the innovative and profitable joint venture transactions we completed in the second half of 2008. Nevertheless, Chesapeake’s value creation accomplishments of 2008 were real, and they remain embedded in our Company to be recognized and rewarded in the months and years ahead.

•	Other notable 2008 accomplishments are indicated below:

•	Total revenue increased 49% to $11.6 billion in 2008 from $7.8 billion in 2007.

•	Total assets increased 25% to $38.4 billion in 2008 from $30.7 billion in 2007.

•	Natural gas and oil production increased 18% to 843 bcfe in 2008 from 714 bcfe in 2007.

•	Proved natural gas and oil reserves increased 11% to 12.1 tcfe in 2008 from 10.9 tcfe in 2007.

•	We moved up to #324 in the Fortune 500 (Fortune magazine’s annual ranking of America’s largest corporations) for 2008 and enjoyed the following additional rankings within the Fortune 500:

•	#13 for fastest growth in profits (5 years)

•	#34 for most profitable (return on revenues)

•	#37 for total return to shareholders (5 years)

•	#40 for total return to shareholders (10 years)

•	We were recognized for the second year in a row on the Fortune 100 Best Companies to Work For® 2009 list.

•

We were awarded the 2009 Governor’s Pinnacle Award by the Oklahoma Safety Council for overall excellence in safety and health. This is the most prestigious award granted annually by the Oklahoma Safety Council.

•	We were awarded the 2009 Compass Award from the Oklahoma Business Ethics Consortium for best practices in reinforcing ethical behavior.

•	Mr. McClendon was recognized as the third best CEO in the Oil and Gas Exploration and Production industry by Institutional Investor Magazine in April 2009.

We believe we have prepared the Company well to withstand tough financial markets and low near-term natural gas prices. We also believe that the competitive advantages we have created through our size, asset base quality and depth and skill of our executive and employee talent have positioned us to prosper through 2009, 2010 and for decades to come. Our management team and employees are well deserving of reward for their outstanding accomplishments in 2008 and it is in the Company’s and our shareholders’ best interests to incentivize and retain them to continue navigating the difficult industry challenges facing the Company and its peers today and to be ready to execute the opportunistic strategies that were initiated in 2008.

2008 CEO Compensation

Regular Compensation. As the chief executive officer and co-founder of the Company, Mr. McClendon has been instrumental in shaping the vision for the Company and growing it into the largest independent producer of U.S. natural gas. Accordingly, his compensation has been awarded predominantly in the form of long-term equity incentives.

At Mr. McClendon’s request, the Compensation Committee has maintained his salary at $975,000 since 2006, and as discussed below, his salary will remain at this level for the next five years in accordance with his employment agreement. In 2008, the Compensation Committee increased his semi-annual cash bonuses to $1.95 million from $1.83 million in 2007. Under his employment agreement, his annual bonus compensation may not exceed 2008 levels for each of the next five years. The Compensation Committee also held the value of Mr. McClendon’s restricted stock awards roughly equal in 2007 and 2008, decreasing the number of restricted shares awarded from 680,000 shares in 2007 to 620,000 shares in 2008. However, based on the price of the Company’s common stock on the record date of $20.93, the restricted stock awarded to Mr. McClendon in 2008 has decreased from its grant date value of $32.7 billion by approximately $19.8 million to $13.0 million.

The Company provides Mr. McClendon with the use of fractionally-owned company aircraft and accounting support services to provide him with the flexibility to focus on the variety of critical and complex issues that currently face the U.S. natural gas industry while remaining actively involved in the oversight of the day-to-day management of the Company. Mr. McClendon is thoroughly involved in the financial and operational discussions and decisions that occur each day throughout the Company; however, more than any other executive officer, he also leads the Company’s public policy initiatives currently centered around global climate change and the promotion of natural gas as the best solution for the nation’s future energy needs. The Compensation Committee believes these additional responsibilities warrant the perquisites provided to Mr. McClendon as compared to those provided to other executive officers.

Because of Mr. McClendon’s unique role as co-founder of the Company, he is the only executive officer with the opportunity to participate as a working interest owner in the natural gas and oil wells that the Company drills. The Founder Well Participation Program (“FWPP”), which was approved by our shareholders on June 10, 2005 (see “Transactions with Related Persons” on page 63), is a continuation of the well participation program previously administered through Mr. McClendon’s employment agreement and initiated by the Company in connection with its initial public offering in February 1993. The FWPP fosters and promotes the development and execution of the Company’s business by: (a) retaining and motivating our chief executive officer who co-founded the Company; (b) aligning the financial rewards and risks of Mr. McClendon with the Company more effectively and directly than other performance incentive programs maintained by many of the Company’s peers; and (c) imposing on Mr. McClendon the same risks incurred by the Company in its exploration and production operations. The Compensation Committee reviews Mr. McClendon’s participation in the FWPP on a semi-annual basis and annually adjusts the acreage costs charged to Mr. McClendon to ensure his reimbursements reflect the Company’s recent acreage activities.

Special Incentive Compensation. On December 31, 2008, the Company entered into a new five-year employment agreement with Mr. McClendon. The agreement recognized his leadership role in completing the four transactions in 2008 (discussed above under “2008 in Review” and detailed below) that were exceptionally advantageous to the Company and its shareholders, further aligned his long-term financial interests with those of the Company and its shareholders and obtained his long-term commitment to remain in his position as CEO. In addition to the cap on cash salary and bonus compensation described above, Mr. McClendon’s employment agreement includes the following provisions:

•

A one-time $75 million well cost incentive award that, after reduction by state and federal withholding taxes, was structured as a net credit against future billings from the Company for well costs owed by Mr. McClendon under the FWPP, with a five-year clawback;

•	A five-year employment commitment by Mr. McClendon;

•	An extension of the non-competition period with respect to certain terminations by the Company; and

•	A reduced stock holding requirement during 2009.

The Company made the well cost incentive award to Mr. McClendon effective December 31, 2008. Under GAAP accounting, the Company is required to recognize the incentive award as general and administrative expense over the five-year vesting period for the clawback described below, resulting in an expense of approximately $15 million per year to the Company beginning in 2009. In addition to state and federal income tax withholding, similar employment taxes were imposed on Mr. McClendon and withheld from the award. After deduction of the required federal and state tax withholdings, the net incentive award was approximately $43.5 million (the “FWPP Credit”). The FWPP Credit can only be applied against costs attributable to interests in the Company’s wells acquired by Mr. McClendon or his affiliates under the FWPP. For a description of the operation of the FWPP, please refer to “Transactions with Related Persons” on page 63.

Mr. McClendon utilized the FWPP Credit by notifying our Chief Accounting Officer of his intention to designate a specified amount of the FWPP credit to all or part of any unpaid FWPP billing issued by the Company. As of the record date, the full amount of the net incentive award had been credited to Mr. McClendon’s FWPP billings from the Company since December 31, 2008.

The well cost incentive award, consisting of the FWPP Credit and Mr. McClendon’s associated tax withholdings, is subject to a clawback if, during the initial five-year term of the Mr. McClendon’s employment agreement, Mr. McClendon resigns from the Company or is terminated for cause by the Company. The amount of the incentive award not subject to the clawback (the “Vested Amount”) increases on a pro rata basis each calendar month that a triggering resignation or termination for cause does not occur. Thus, the amount of the clawback reduces by $1.25 million per month over the initial five-year term of the agreement. In the event that Mr. McClendon resigns or is terminated for cause during this period, Mr. McClendon is obligated to repay to the Company within 180 days the amount by which the sum of the associated tax withholdings from the incentive award plus the amount of the FWPP Credit applied against FWPP costs exceeds the Vested Amount. The clawback provision does not apply if Mr. McClendon’s employment is terminated (i) by the Company without cause, (ii) by Mr. McClendon if the Company defaults under a material provision of the employment agreement, (iii) as a result of Mr. McClendon’s death or disability, or (iv) after a change of control of the Company in certain circumstances.

Under his new employment agreement, Mr. McClendon also agreed that any compensation due as a result of a termination by the Company without cause would be paid out over the then remaining term of the employment agreement. The effect of such provision is to extend the covenant not to compete applicable against Mr. McClendon through the term of such payment, plus six months.

Rationale for Special Incentive Compensation. The Compensation Committee considered a number of factors in determining the amount and the form of the well cost incentive award to Mr. McClendon and the amendments to Mr. McClendon’s prior employment agreement. The Compensation Committee determined that the restrictions agreed to by Mr. McClendon, the requirement that Mr. McClendon use the FWPP Credit to invest on an at-risk basis in the Company’s wells and the imposition of the clawback would align Mr. McClendon’s economic interests with the Company’s long-term business plan and the shareholders’ interests while rewarding him for the leadership role he played in negotiating the 2008 transactions described below:

	Initial Payment	Drilling Credit	Total	Implied Value - Remaining Properties
	(in millions)
Plains Exploration (20% of the Haynesville)	$1,650	$1,650	$3,300	$13,200
BP America (100% of the Woodford)	1,694	—	1,694	—
BP America (25% of the Fayetteville)	1,100	800	1,900	5,700
StatoilHydro USA (32.5% of the Marcellus)	1,250	2,125	3,375	7,000

Total	$5,694	$4,575	$10,269	$25,900

Mr. McClendon’s long-standing business relationship with the CEO of Plains Exploration, and his direct involvement in the negotiations with Plains provided important assurance to the leadership at Plains that

Chesapeake was committed to develop an arrangement that was beneficial to and in the best interests of both parties. Also, anticipating that the Plains transaction could be replicated in the future with respect to other shale development areas, Mr. McClendon worked carefully with the deal team to ensure that the terms of the transaction were appropriate, relevant and valued properly. In addition, Mr. McClendon traveled to Oslo, Norway and New York City to develop and foster his relationships with the senior leaders at StatoilHydro. These trips served to demonstrate Chesapeake’s full commitment to the transaction under consideration and to bring to light important details on which to focus the diligence teams from each organization. We believe our partnership with StatoilHydro to jointly research potential shale exploration and production around the world is the first of its kind in our industry and could benefit both entities and their shareholders in the years to come.

The Compensation Committee considered the uniqueness and the substantial value the 2008 transactions created for the Company and its shareholders. The initial cash payments under the 2008 transactions permitted the Company to recoup the cost basis of the assets sold in the 2008 transactions (book basis of approximately $1.7 billion) as well as all or virtually all of the cost basis of the interests in the Haynesville, Fayetteville and Marcellus plays retained by the Company. In addition, the $4.6 billion of drilling credits provide a tax efficient funding source for the development of the Company’s retained acreage position. In total, the Company received cash or drilling credit consideration in the amount of $10.3 billion, generated an economic gain of $8.6 billion through the four transactions and retained majority ownership positions in the co-development areas with an implied value of $25.9 billion on a pro-rata basis. These transactions will result in peer-group leading finding and development costs and superior financial performance by the Company over the next several years through reduced depreciation or reduced full cost impairment charges, although many factors such as the risks related to the Company’s business described under “Risk Factors” in Item 1A of the Company’s 2008 annual report on Form 10-K could cause actual results to differ materially from anticipated results.

In addition to the success of the 2008 transactions and Mr. McClendon’s leadership role in initiating and negotiating those transactions, the Compensation Committee also considered a number of other factors in modifying his prior employment agreement. One such factor was Mr. McClendon’s voluntary decision not to participate in the special restricted stock grants in 2006 and 2008 to the Company’s other employees. Mr. McClendon’s decision not to participate in such equity grants resulted in substantial forgone value to Mr. McClendon and lower dilution to the Company’s shareholders.

The Compensation Committee further determined that an award to Mr. McClendon in the form of a drilling credit not only rewarded him for his role in the Company’s successful 2008 transactions, but also served to align his economic interests with those of the Company. Under the terms of the employment agreement, Mr. McClendon and his affiliates are required to use the FWPP Credit to invest in the Company’s drilling program in accordance with the FWPP, thereby exposing him to the same risks and benefits that accrue to the Company from its drilling program. Mr. McClendon’s use of the FWPP Credit was also structured to match the form and deferred timing of a significant portion of the drilling credits received by the Company as part of the joint venture transactions. In addition, by making the FWPP Credit award to Mr. McClendon subject to a clawback, the Compensation Committee provided a simple and direct incentive to Mr. McClendon to remain with the Company for at least the next five years, which corresponds to the development of the properties covered by the various joint venture transactions. Because of other entrepreneurial opportunities that exist in the industry and Mr. McClendon’s reduced Company stock holdings, the Compensation Committee focused on providing a retention incentive to Mr. McClendon that the Compensation Committee believed would be effective for multiple years without issuing substantial equity awards at stock prices the Compensation Committee viewed as depressed.

Based on a subjective review of his exemplary leadership, both as the Company’s leader and an advocate for the natural gas industry, demonstrated commitment to the Company and the formulation and successful execution of the Company’s business strategy as reflected by its operational and financial growth, innovative joint ventures, productivity and profitability, the Compensation Committee believes Mr. McClendon’s 2008 compensation is appropriate.

Other NEO Compensation.

The Company currently considers the positions of CFO and COO to be equivalent in terms of the level of responsibility and the significance of contribution to the Company. Specifically, Mr. Rowland’s performance is measured comprehensively but subjectively based on his individual performance and the Company’s performance related to the following:

•	Execution of the Company’s hedging program;

•	The quality of the Company’s financial reporting;

•	The Company’s asset financing and monetization strategy and programs;

•	The Company’s access to capital markets;

•	Balance sheet management;

•	Long-term stock price performance; and

•	The performance of the accounting, treasury and information technology departments.

Mr. Dixon’s performance is measured in the same manner, with respect to the following:

•	The Company’s production rates;

•	The Company’s finding and operating costs;

•	The Company’s drilling results;

•	The flexibility of the Company’s drilling and production activities;

•	Development and improvement of the Company’s drilling and completion technologies;

•	The accuracy and effectiveness of the Company’s reserve reporting;

•	The Company’s reserve replacement metrics; and

•	The Company’s leasehold acquisition efforts.

Messrs. Rowland and Dixon both demonstrated exemplary performance in these areas in 2008 and, therefore, the Compensation Committee believes the increases in (i) salary, from $830,000 effective January 1, 2008 to $860,000 effective July 1, 2008; (ii) cash bonuses from $1.2 million in 2007 to $1.3 million in 2008; and (iii) restricted stock awards from 130,000 shares in 2007 (excluding the one-time 2006 Long Term Incentive Award of 106,750 shares for Mr. Dixon in 2007) to 135,000 shares in 2008 for our CFO and COO are appropriate. However, based on the price of the Company’s common stock on the record date of $20.93, the restricted stock awarded to Messrs. Rowland and Dixon in 2008 have decreased from their grant date value by approximately $4.2 million for each executive to $2.8 million.

The Company also considers our other two EVP positions to be generally equivalent in terms of responsibility and significance to the Company. Mr. Jacobson’s performance is based on his individual performance and the Company’s performance related to the following:

•	His team’s identification, negotiation, execution and integration of attractive acquisition targets;

•	His team’s negotiation and execution of innovative joint venture partnerships, such as those previously discussed; and

•	The execution and profitability of divestitures and volumetric production payments.

Mr. Lester’s performance is measured in the same manner, based on the following:

•	The Company’s drilling results;

•	The Company’s reserve replacement metrics; and

•	The Company’s ability to identify new economic natural gas and oil reservoirs.

The Compensation Committee reviews the performance of both EVPs comprehensively but subjectively, without specifically weighting any one performance factor more heavily than another. Messrs. Jacobson and Lester both demonstrated exemplary performance in these areas in 2008 and, therefore, the Compensation Committee believes the increases in (i) salary, from $775,000 to $800,000 for Mr. Jacobson and from $750,000 to $775,000 for Mr. Lester both effective July 1, 2008; (ii) cash bonuses from $1.0 million in 2007 to $1.2 million for Mr. Jacobson and from $966,000 to $1.1 million for Mr. Lester in 2008; and (iii) restricted stock awards from 95,500 shares in 2007 to 102,900 shares in 2008 for Mr. Jacobson and from 95,000 shares in 2007 to 96,950 shares in 2008 for Mr. Lester (excluding the one-time 2006 Long Term Incentive Awards in 2007 of 91,280 shares for each of Messrs. Jacobson and Lester) for these two EVPs are appropriate. However, based on the price of the Company’s common stock on the record date of $20.93, the restricted stock awards to Messrs. Jacobson and Lester in 2008 have decreased from their grant date value by approximately $3.2 million to $2.2 million for Mr. Jacobson and $3.0 million to $2.0 million for Mr. Lester.

In light of the global economic recession, the Compensation Committee, during its December 2008 compensation review, did not increase salaries for the executive vice presidents, including our CFO and COO, and senior vice presidents from their July 1, 2008 levels.

As discussed above, the perquisites we provide exclusively to our executive vice presidents and senior vice presidents include reimbursement of monthly country club dues, personal use of fractionally-owned company aircraft and for our CFO, accounting support. Messrs. Jacobson and Lester are each entitled to 50 hours personal use of fractionally-owned company aircraft each year. Messrs. Rowland and Dixon are each entitled to 175 and 75 hours, respectively, with the difference attributable to Mr. Rowland’s choice to forgo an award of restricted stock under our 2006 Long Term Incentive Program on June 8, 2007.

Termination Arrangements

We maintain employment agreements with our executive officers, the material terms of which are described throughout this proxy statement. The Compensation Committee reviews the terms of the agreements at least annually, generally focusing on the permitted activities allowed for our executive officers, the competitiveness, value and adequacy of the severance arrangements and the competitiveness and value of the perquisites and other personal benefits provided to such officers. Please refer to the narrative to the Post-Employment Compensation tables for details of the termination arrangements for our NEOs.

The energy industry’s history of terminating professionals during its cyclical downturns, as we are seeing in the current environment, and the frequency of mergers, acquisitions and consolidation in our industry, are two important factors that have contributed to a widespread, heightened concern for long-term job stability by many professionals in our industry. In response to this concern, arrangements that provide compensation guarantees in the event of an employee’s termination without cause, change of control, death or incapacity have become common practice. These provisions in our employment agreements are integral to our ability to recruit and retain the high caliber of professionals that are critical to the successful execution of our business strategy.

We believe the payment and benefit levels provided to our executive officers in their employment agreements in the event of a termination without cause should correspond to the level of risk and responsibility assumed by the executive officer and should provide sufficient comfort to empower the executive officer to make the types of decisions that impact the future of the Company without fear of imminent termination. Because our CEO is ultimately responsible for the vision of the Company and the execution of the Company’s business strategy, our Compensation Committee believes that the CEO is entitled to cash compensation and benefits for the remainder of his then current employment agreement in addition to immediate vesting of all unvested equity compensation. We believe payment of base salary for one year and immediate vesting of all unvested equity compensation is appropriate given the risk and responsibility assumed by the Company’s other executive officers.

We recognize that the Company’s executive officers are not likely to be retained by a successor in the event of a change of control. Therefore, we believe that guaranteeing the executive officers two years’ cash compensation is sufficient to incentivize the executive officers to continue to work for the Company, even if a change of control were to appear imminent. Additionally, to incentivize the CEO to continue to provide vital leadership and direction to the Company’s employees during a change of control, we believe the CEO should be provided a more substantial compensation guarantee than that provided to the other executive officers. However, such guarantee should only be paid if the CEO’s services are not retained under reasonable terms by the successor. We believe a cash payment equal to three years’ compensation is appropriate under the above described scenario. In the event of a change of control, all outstanding equity awards under the Company’s equity compensation plans and unvested Company matching contributions under the nonqualified deferred compensation plan become immediately vested.

With respect to the termination of an executive officer resulting from an officer’s disability preventing continued service to the Company, we believe that a cash payment equal to six months of compensation and benefits is appropriate to bridge the officer’s transition to another vocation or permanent disability insurance coverage. We further believe that the compensation provided for in the event of a termination without cause pursuant to the CEO’s employment agreement should be paid if the CEO’s employment is terminated because of disability, less any payments under disability plans provided by the Company.

In the event of an executive officer’s death, the Committee believes that a payment of 12 months base salary, immediate vesting of the executive officer’s unvested equity compensation and, with respect to the CEO and CFO, limited continuation of accounting support or financial advisory services for the executive officer’s estate are appropriate to respect the officer’s previous contributions to the Company.

In 2006, the Compensation Committee approved provisions to the employment agreements of our CEO, executive vice presidents and senior vice presidents that provide for accelerated vesting of unvested equity compensation upon retirement. The percentage of unvested equity compensation to be vested upon retirement ranges from 0% to 100% based on the executive’s age and years of service at retirement. This provision was added to recognize the longevity of our senior management team and, because we do not have a pension plan, is intended to motivate our executives to remain with the Company until retirement.

In June 2008, based on discussions with our executive officers who were over 55 years of age and were eligible for 100% vesting upon retirement, the Compensation Committee became concerned that experienced senior executives who are valuable to the Company could be inclined to retire earlier than they otherwise would in order to accelerate vesting of their restricted stock. Many of our retirement-eligible executives wish to reduce their concentration in the Company’s common stock and to diversify their investment portfolio. In response to this concern, the Compensation Committee determined it was in the best interests of the Company and its shareholders to immediately vest shares of restricted stock under the 2003 Stock Incentive Plan for three of the Company’s executive vice presidents and two senior vice presidents who were over 55 years of age and eligible for 100% vesting upon retirement, including 134,125 shares for Mr. Rowland and 101,500 shares for Mr. Lester effective June 5, 2008, and 76,000 shares for Doug Jacobson effective March 6, 2009. With respect to all executives who received the vesting acceleration described above, any remaining unvested shares of restricted stock will continue to vest according to the original vesting schedule and such executive will continue to be eligible for restricted stock awards in the future pursuant to the Company’s semi-annual compensation review process. All future restricted stock awards would be made on the same terms as those awards to other executives and would be fully vested upon future retirement in accordance with the executive’s employment agreement.

Accounting and Tax Treatment of Compensation

In structuring executive compensation, the Company analyzes the anticipated accounting and tax treatment of various arrangements and payments; however, the accounting for or deductibility of compensation is not a determinative factor in compensation decisions. We award compensation which is not deductible under

Section 162(m) of the Internal Revenue Code, or which results in less favorable accounting treatment than other types of compensation arrangements, if we believe it is consistent with our compensation objectives and would be in the best interest of the Company and its shareholders. Compensation recognized by the executive officers upon the vesting of restricted stock, as currently structured, and Mr. McClendon’s well cost incentive award are not deductible pursuant to Section 162(m), which limits the tax deduction to $1 million for compensation paid by a publicly held company to its chief executive officer and each of the Company’s four other most highly compensated executive officers, unless certain performance-based requirements are met.

Total Compensation Analysis

During its semi-annual review of executive compensation, the Compensation Committee analyzes detailed worksheets or “tally” sheets prepared by management for each of the executive officers. The tally sheets present the dollar amount of each component of the executive officers’ current compensation, including cash compensation (salary and bonus), equity compensation, accumulated 401(k) and deferred compensation balances and perquisites. Using the current compensation levels, the tally sheets also reflect the potential payouts under the termination of employment and change of control scenarios contemplated in the executive officers’ employment agreements and under our equity compensation plans. The tally sheets further project wealth accumulation from each executive officer’s outstanding equity compensation awards assuming 0%, 5% and 10% price appreciation and depreciation in the price of the Company’s common stock over the next five years.

The overall purpose of these tally sheets is to bring together, in one place, all of the elements of actual and potential future compensation of our executive officers, as well as information about wealth accumulation, so that the Compensation Committee can analyze both the individual elements of compensation (including the compensation mix) as well as the aggregate total amount of actual and projected compensation.

In its December 2008 review of these tally sheets, the Compensation Committee determined that the compensation amounts and mix are appropriate for each executive officer and remained consistent with the Committee’s expectations.

Stock Ownership Requirements

We have established stock ownership guidelines for our executive officers because we believe stock ownership directly aligns their interests with those of our shareholders. Mr. McClendon’s prior employment agreement provided for his minimum stock ownership guideline to be at least equal to a number of shares of the Company’s common stock with an investment value (as defined in the employment agreement) equal to 500% of Mr. McClendon’s annual salary and annual cash bonuses. As a result of the forced liquidation of a substantial portion of Mr. McClendon’s stock holdings in the Company during October 2008, Mr. McClendon’s stock ownership fell below the required amount. The new agreement reduces the stock ownership guideline to 200% for 2009 in order to provide Mr. McClendon time to acquire additional shares of the Company’s common stock. The required percentage reverts to 500% beginning in 2010. Part of the consideration for the foregoing reduction was the fact that the short swing profit rules under Section 16 of the Securities Exchange Act of 1934 effectively precluded Mr. McClendon’s purchases of the Company’s common stock through April 2009. Mr. McClendon’s failure to meet the stock ownership requirements under his employment agreement does not affect the well cost incentive award in any way. Mr. McClendon is currently in compliance with his stock ownership requirement for 2009.

Pursuant to their employment agreements, the stock ownership guidelines for our executive vice presidents, including Messrs. Rowland, Dixon, Lester and Jacobson are 25,000 shares of the Company’s common stock and the guidelines for our senior vice presidents are 10,000 shares of the Company’s common stock. All of our executive officers currently meet their stock ownership guidelines.

The Compensation Committee reviews a report of each executive officer’s stock ownership at its meetings in June and December of each year. If any shortfall of the agreed upon ownership levels described above should occur, the Compensation Committee anticipates it would deal with the matter on a case by case basis after consideration of the executive’s historical ownership, the cause for the shortfall and the expected period of time for restoring the ownership level.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on the review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2008 Annual Report on Form 10-K and this proxy statement.

Members of the Compensation Committee:

Frederick B. Whittemore, Chairman

Charles T. Maxwell

Frank Keating

Summary Compensation Table for 2008

Name and Principal Position	Year	Salary ($)	Bonus ($)(a)	Stock Awards ($)(b)	Option Awards ($)(b)	Non-Equity Incentive Plan Compen- sation ($)(c)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)(d)	All Other Compen- sation ($)(e)	Total ($)
Aubrey K. McClendon Chairman of the Board and Chief Executive Officer	2008	$975,000	$76,951,000	$20,342,384	$—	$—	$—	$1,800,817	$100,069,201
	2007	975,000	1,826,000	14,398,233	294,020	—	—	1,271,231	18,764,484
	2006	975,000	1,581,000	9,288,550	1,412,612	—	—	1,819,698	15,076,860

Marcus C. Rowland Executive Vice President—Finance and Chief Financial Officer	2008	844,769	1,331,000	5,976,985	—	—	—	1,164,406	9,317,160
	2007	787,500	1,201,000	9,371,017	35,200	—	—	941,855	12,336,572
	2006	675,000	1,051,000	2,016,652	164,794	—	—	679,841	4,587,287

Steven C. Dixon Executive Vice President—Operations and Chief Operating Officer	2008	844,769	1,331,000	4,209,405	—	—	—	664,571	7,049,745
	2007	787,500	1,201,000	2,442,059	21,104	—	—	579,431	5,031,094
	2006	671,875	1,053,986	966,919	98,130	—	—	384,512	3,175,422

Douglas J. Jacobson Executive Vice President—Acquisitions and Divestitures	2008	787,308	1,151,000	9,668,499	—	—	—	482,920	12,089,727
	2007	737,500	1,001,000	3,789,447	18,686	—	—	449,998	5,996,631
	2006	637,500	851,000	974,154	81,340	—	—	302,032	2,846,026

J. Mark Lester Executive Vice President—Exploration	2008	762,365	1,066,250	5,403,174	—	—	—	540,954	7,772,743
	2007	732,500	966,000	7,203,335	21,104	—	—	475,952	9,398,891
	2006	637,500	851,000	1,322,385	98,130	—	—	376,156	3,285,171

(a)	The bonus amounts shown above as earned in 2008 include cash bonuses paid to the executive officers in July 2008 and January 2009 and a $75 million well cost incentive award made to Mr. McClendon effective December 31, 2008. Under GAAP accounting, the Company is required to recognize the well cost incentive award as general and administrative expense over the five-year vesting period for the clawback described above under “2008 CEO Compensation”, resulting in an expense of approximately $15 million per year to the Company beginning in 2009. In addition to state and federal income tax withholding, similar employment taxes were imposed on Mr. McClendon and withheld from the award. After deduction of the required federal and state tax withholdings, the net incentive award was approximately $43.5 million. The bonus amounts shown above as earned in 2007 include cash bonuses paid to the executive officers in July 2007 and January 2008. The bonus amounts shown above as earned in 2006 include cash bonuses paid to the executive officers in July 2006 and January 2007.
(b)	The amounts shown in these columns represent the expense recognized in our financial statements in 2008, 2007 and 2006 for the fair value of restricted stock and stock options granted in 2008, 2007 and 2006 and in prior fiscal years, in accordance with SFAS 123(R). The accounting expense related to our NEOs’ restricted stock and stock options shown above may not be representative of the actual value that they will receive from such awards. Notes 1 and 8 to our consolidated financial statements included in our 2008 Form 10-K describe the manner in which such fair values are calculated and the assumptions used in such calculations. Since Mr. Rowland became retirement-eligible in 2007 and Messrs. Lester and Jacobson became retirement eligible in 2008, in accordance with the terms of their employment agreements, the fair value of their unvested restricted stock has been fully expensed and any future awards would be expensed immediately rather than amortized over the vesting periods. Refer to the Grants of Plan-Based Awards Table for additional information regarding restricted stock awards made to the NEOs in 2008. The Company did not grant stock options in 2008, 2007 or 2006. More information about our NEOs’ outstanding restricted stock and stock options as of December 31, 2008 is provided in the Outstanding Equity Awards at 2008 Fiscal Year End Table. Unvested restricted stock and stock options do not accrue dividends, nor do we pay dividend equivalents on equity awards.
(c)	The Company does not have any non-equity incentive plans.
(d)	The Company does not have a pension plan. In addition, our nonqualified deferred compensation plans do not provide for above-market or preferential earnings. Our nonqualified deferred compensation plans are discussed in detail in the narrative to the Nonqualified Deferred Compensation Table for 2008.
(e)	See the All Other Compensation Table below for additional information.

All Other Compensation Table for 2008

Name	Year	Personal Use of Fractionally- Owned Company Aircraft(a)	Accounting Support(b)	Engineering Support(c)	Reimbursement of HSR Filing Fees Paid by the Executive(d)	Company Matching Contributions to Retirement Plans(e)	Other(f)	Total
Aubrey K. McClendon	2008	$648,096	$577,113	$131,226	$—	$438,750	$5,632	$1,800,817
	2007	600,961	240,831	—	—	420,000	9,439	1,271,231
	2006	567,574	579,302	—	280,000	383,250	9,572	1,819,698

Marcus C. Rowland	2008	809,744	15,477	—	—	326,216	12,969	1,164,406
	2007	586,944	48,249	—	—	298,125	8,537	941,855
	2006	351,414	50,734	—	—	258,750	18,943	679,841

Steven C. Dixon	2008	314,406	—	—	—	326,216	23,949	664,571
	2007	259,396	—	—	—	298,125	21,910	579,431
	2006	100,959	—	—	—	256,875	26,679	384,512

Douglas J. Jacobson	2008	168,417	—	—	—	290,596	23,907	482,920
	2007	167,919	—	—	—	260,625	21,454	449,998
	2006	52,356	—	—	—	223,125	26,551	302,032

J. Mark Lester	2008	245,436	—	—	—	274,105	21,413	540,954
	2007	201,436	—	—	—	254,625	19,891	475,952
	2006	131,748	—	—	—	223,125	21,283	376,156

(a)	The value of personal use of fractionally-owned company aircraft is based on the incremental cost to the Company determined by the number of flight hours multiplied by the hourly variable operating costs associated with each flight. The variable operating costs include the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees and trip-related parking/hangar costs. Since the fractionally-owned company aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on the usage, such as purchase costs and maintenance costs not related to trips.
(b)	Under the terms of their employment agreements, Messrs. McClendon and Rowland were provided personal accounting support in 2008, 2007 and 2006. The value of personal accounting support allocated to each for 2008, 2007 and 2006 includes allocations of the following with respect to such support personnel: (i) cash compensation; (ii) equity compensation; (iii) company-matching contributions to our 401(k) plan and deferred compensation plan; (iv) company-paid life insurance premiums; and (v) overhead (utilities, office equipment, health and welfare benefit plans, etc.). For 2007 and 2008, Mr. McClendon was required by his employment agreement to reimburse the Company for 100% of the salaries, cash bonuses, contributions to retirement and deferred compensation plans, un-reimbursed insurance premiums for the benefit of the employee and Chesapeake’s portion of payroll taxes of the personnel providing such accounting support. Additionally, the agreement states that Mr. McClendon will reimburse the company for indirect costs for such employees to be calculated by multiplying the total reimbursable compensation as described above by a percentage (currently 25%) determined by the Compensation Committee of the Board of Directors and Mr. McClendon. The amounts in this column are shown net of such reimbursement.
(c)	This column represents Mr. McClendon’s utilization of certain of the Company’s reservoir engineering staff to provide reserve data and analysis related to personal financing transactions entered into by Mr. McClendon with respect to certain of his interests in the Company’s wells acquired under the Founder Well Participation Program (such program is described under “Transactions with Related Persons” on page 63).
(d)	Filing fees paid by Mr. McClendon in 2005 for required filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 were reimbursed by the Company in 2006. Such filings were made as the result of Mr. McClendon’s significant acquisitions of the Company’s common stock in prior years. Because the Board of Directors supports, encourages and appreciates the acquisition of the Company’s common stock by its CEO, it unanimously approved the reimbursement of such fees.

(e)	This column represents the matching contributions made by the Company for the benefit of the executive officers in the 401(k) plan and deferred compensation plan. These plans are discussed in more detail in the narrative to the Nonqualified Deferred Compensation Table for 2008. The amounts listed for 2007 and 2006 have been restated from previous years’ proxy statements to reflect the matching contributions earned in these years instead of the amounts paid in these years, in accordance with guidance recently issued by the staff of the SEC.
(f)	This column represents the value of other benefits provided to the executive officers, including financial advisory services, supplemental life insurance premiums, country club dues, and tax reimbursements related to spouse/family member travel to the Company’s Board meetings. Mr. McClendon’s participation in the Founder Well Participation Program is described under “Transactions with Related Persons” on page 63.

Other Perquisites

From time to time, the Company may provide additional inconsequential perquisites to senior managers and officers of the Company, including the executive officers. Examples of such perquisites include physical fitness and nutritional assessments, home security system reviews and tickets to cultural and sporting events.

Employment Agreements

Mr. McClendon’s current employment agreement has a term of five years commencing December 31, 2008, which term is automatically extended for one additional year on each December 31 unless the Company provides 30 days prior notice of non-extension. Such agreement provides, among other things, for an annual base salary capped at $975,000 for the term of the agreement, annual bonus compensation not to exceed $1.95 million for the term of the agreement, eligibility for equity awards under the Company’s stock compensation plans and benefits, including personal accounting support. Effective January 1, 2009, Mr. McClendon is required by his employment agreement to reimburse the Company for 100% of the cash salaries, cash bonuses, and Chesapeake’s portion of payroll taxes of the personnel who provide him such accounting support. Additionally, the agreement states that Mr. McClendon will reimburse the company for indirect costs for such employees to be calculated by multiplying the total reimbursable compensation as described above by a percentage (currently 25%) determined by the Compensation Committee of the Board of Directors and Mr. McClendon.

The Company owns fractional interests in several aircraft through the NetJets (a Berkshire Hathaway company) program. For safety, security and efficiency, Mr. McClendon is permitted by his employment agreement to use aircraft owned or leased by the Company for business and personal use and is not required to reimburse the Company for any costs related to such use.

The Company has employment agreements with Messrs. Rowland, Dixon, Jacobson and Lester that are in effect through September 30, 2009. Such agreements provide for annual base salaries (not less than $725,000 for Mr. Rowland, $725,000 for Mr. Dixon, $725,000 for Mr. Jacobson, and $675,000 for Mr. Lester), bonuses at the discretion of the Board of Directors (through its Compensation Committee), eligibility for equity awards under the Company’s stock compensation plans and benefits, including club membership and, for Mr. Rowland, personal accounting support.

Under the Company’s policy regarding the use of fractionally-owned company aircraft, our executive officers (other than Mr. McClendon who is permitted by his employment agreement to use fractionally-owned company aircraft as discussed above) are entitled to personal use of fractionally-owned company aircraft seating eight passengers or fewer for up to a specified amount of flight time per calendar year in North America, the Caribbean and Mexico (175 hours for Mr. Rowland, 75 hours for Mr. Dixon, and 50 hours each for Mr. Jacobson and Mr. Lester). We apply the IRS’s Standard Industry Fare Level (“SIFL”) valuation methodology to determine the taxable compensation attributable to our executive officers’ personal usage of fractionally-owned company aircraft. For Board meetings and other Company activities at which the attendance of an executive officer’s spouse and immediate family members are also requested by the Company, we make tax gross-up payments to the executive officer associated with the taxable compensation attributable to the spouses’ travel.

Our executive officers’ employment agreements do not include tax gross-up provisions under certain termination scenarios. Employment agreement provisions related to compensation payable upon certain termination events are described under “Post-Employment Compensation.”

Grants of Plan-Based Awards Table for 2008

Name	Grant Date	Approval Date(a)	Number of Non- Equity Incentive Plan Units Granted (#)	Estimated Future Payont Under Non- Equity Incentive Plan Awards ($)	Estimated Future Payouts Under Equity Incentive Plan Awards ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)(b)	All Other Option Awards: Number of Securities Under- lying Options (#)	Grant Date Fair Value of Stock and Option Awards ($)(c)	Record Date Fair Value of Stock and Option Awards ($)(d)
Aubrey K. McClendon	January 2, 2008	December 14, 2007	—	$—	$—	330,000	—	$13,203,300	$6,906,900
	July 1, 2008	June 5, 2008	—	—	—	290,000	—	19,534,400	6,069,700

						620,000		$32,737,700	$12,976,600

Marcus C. Rowland	January 2, 2008	December 14, 2007	—	—	—	66,000	—	$2,640,660	$1,381,380
	July 1, 2008	June 5, 2008	—	—	—	60,000	—	4,041,600	1,255,800
	October 1, 2008	September 19, 2008	—	—	—	9,000	—	308,700	188,370

						135,000		$6,990,960	$2,825,550

Steven C. Dixon	January 2, 2008	December 14, 2007	—	—	—	66,000	—	$2,640,660	$1,381,380
	July 1, 2008	June 5, 2008	—	—	—	60,000	—	4,041,600	1,255,800
	October 1, 2008	September 19, 2008	—	—	—	9,000	—	308,700	188,370

						135,000		$6,990,960	$2,825,550

Douglas J. Jacobson	January 2, 2008	December 14, 2007	—	—	—	50,000	—	$2,000,500	$1,046,500
	July 1, 2008	June 5, 2008	—	—	—	46,000	—	3,098,560	962,780
	October 1, 2008	September 19, 2008	—	—	—	6,900	—	236,670	144,417

						102,900		$5,335,730	$2,153,697

J. Mark Lester	January 2, 2008	December 14, 2007	—	—	—	47,500	—	$1,900,475	$994,175
	July 1, 2008	June 5, 2008	—	—	—	43,000	—	2,896,480	899,990
	October 1, 2008	September 19, 2008	—	—	—	6,450	—	221,235	134,999

						96,950		$5,018,190	$2,029,164

(a)	The Compensation Committee of the Board of Directors approved the restricted stock awards to executive officers at regularly scheduled meetings. The Committee’s approval on December 14, 2007 provided for the restricted stock grant date to be the first trading day of January 2008. Its approval on June 5, 2008 provided for the restricted stock grant date to be the first trading day of July 2008. Its approval on September 19, 2008 provided for the restricted stock grant date to be the first trading day of October 2008.
(b)	The restricted stock awards granted on January 2, 2008, July 1, 2008 and October 1, 2008 vest ratably over four years from the date of the award. No dividends are accrued or paid on restricted stock awards until vested.
(c)	The values shown in reference to restricted stock awards are based on the closing price of the Company’s common stock on the grant date.
(d)	The values shown in reference to restricted stock awards are based on a stock price of $20.93, the closing price of the Company’s common stock on the record date.

As discussed under “Compensation Committee” on page 23, equity compensation for substantially all of the Company’s employees, including executive officers, is reviewed on a semi-annual basis, in June and December. With respect to the June compensation review, restricted stock is awarded to executive officers effective the first trading day of July based on amounts approved by the Compensation Committee at its June meeting. With respect to the December compensation review, restricted stock is awarded to executive officers effective the first trading day of January based on amounts approved by the Compensation Committee at its December meeting.

At its meeting on September 19, 2008, the Compensation Committee approved an additional restricted stock award to the Company’s employees and executive officers, excluding Mr. McClendon, who requested not to be included, to be granted on October 1, 2008. This additional award was made to reward and incentivize the Company’s employees at a time when our operating levels were at near peak, but we had experienced more than a 40% decrease in our stock price as a result of the deteriorating global economy and decreasing natural gas prices (see discussion of award on page 37 under “Elements and Mix of Compensation”). Restricted stock awarded to executive officers in 2006 was awarded pursuant to the 2003 Stock Incentive Plan and restricted stock awarded to executive officers in 2007 and 2008 was awarded pursuant to the Long Term Incentive Plan. Both plans are discussed in detail in Note 8 to our consolidated financial statements included in our 2008 Form 10-K.

Outstanding Equity Awards at 2008 Fiscal Year-End Table

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date of Shares or Units of Stock That Have Not Vested	Number of Shares or Units of Stock That Have Not Vested (#)(a)	Market Value of Shares or Units of Stock That Have Not Vested ($)(b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
Aubrey K. McClendon	—	—	—	—	—	January 3, 2005	87,500	$1,414,875	—	—
	—	—	—	—	—	July 1, 2005	92,500	1,495,725	—	—
	—	—	—	—	—	January 3, 2006	150,000	2,425,500	—	—
	—	—	—	—	—	July 3, 2006	162,500	2,627,625	—	—
	—	—	—	—	—	January 3, 2007	255,000	4,123,350	—	—
	—	—	—	—	—	July 2, 2007	255,000	4,123,350	—	—
	—	—	—	—	—	January 2, 2008	330,000	5,336,100	—	—
	—	—	—	—	—	July 1, 2008	290,000	4,689,300	—	—

Marcus C. Rowland	—	—	—	—	—	January 3, 2007	48,750	788,288	—	—
	—	—	—	—	—	July 2, 2007	48,750	788,288	—	—
	—	—	—	—	—	July 1, 2008	60,000	970,200	—	—
	—	—	—	—	—	October 1, 2008	9,000	145,530	—	—

Steven C. Dixon	15,000	—	—	$2.25	January 3, 2010	January 3, 2005	8,000	129,360	—	—
	50,000	—	—	4.00	May 4, 2010	July 1, 2005	8,500	137,445	—	—
	60,000	—	—	5.20	July 23, 2012	January 3, 2006	15,000	242,550	—	—
	50,000	—	—	7.80	January 8, 2010	July 3, 2006	30,000	485,100	—	—
	45,000	—	—	10.80	June 24, 2013	January 3, 2007	48,750	788,288	—	—
	—	—	—	—	—	June 8, 2007	106,750	1,726,148	—	—
	—	—	—	—	—	July 2, 2007	48,750	788,288	—	—
	—	—	—	—	—	January 2, 2008	66,000	1,067,220	—	—
	—	—	—	—	—	July 1, 2008	60,000	970,200	—	—
	—	—	—	—	—	October 1, 2008	9,000	145,530	—	—

Douglas J. Jacobson	500	—	—	2.25	January 3, 2010	January 3, 2005	8,000	129,360	—	—
	5,625	—	—	5.20	July 23, 2012	July 1, 2005	8,500	137,445	—	—
	10,000	—	—	7.80	January 8, 2013	January 3, 2006	15,000	242,550	—	—
	10,000	—	—	10.08	June 24, 2013	July 3, 2006	22,500	363,825	—	—
	—	—	—	—	—	January 3, 2007	35,625	576,056	—	—
	—	—	—	—	—	June 8, 2007	91,280	1,475,998	—	—
	—	—	—	—	—	July 2, 2007	36,000	582,120	—	—
	—	—	—	—	—	January 2, 2008	50,000	808,500	—	—
	—	—	—	—	—	July 1, 2008	46,000	743,820	—	—
	—	—	—	—	—	October 1, 2008	6,900	111,573	—	—

J. Mark Lester	—	—	—	—	—	January 3, 2007	35,625	576,056	—	—
	—	—	—	—	—	June 8, 2007	91,280	1,475,998	—	—
	—	—	—	—	—	July 2, 2007	35,625	576,056	—	—
	—	—	—	—	—	July 1, 2008	43,000	695,310	—	—
	—	—	—	—	—	October 1, 2008	6,450	104,297	—	—

(a)	By their terms, the restricted stock awards granted on January 3, 2005, July 1, 2005, January 3, 2006, July 3, 2006, January 3, 2007, July 2, 2007, January 2, 2008, July 1, 2008 and October 1, 2008 vest ratably over four years from the date of the award. The 2006 Long Term Incentive Awards granted June 8, 2007 vest 50% on August 25, 2009 and the remaining 50% on August 25, 2011.

(b)	The value shown is based on the closing price of the Company’s common stock on December 31, 2008 of $16.17 per share.

Option Exercises and Stock Vested Table for 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(b)
Aubrey K. McClendon	—	$—	646,875	$34,560,050
Marcus C. Rowland	—	—	227,250	12,585,980
Steven C. Dixon	160,000	7,603,400	82,875	4,562,640
Douglas J. Jacobson	54,425	1,953,536	69,375	3,784,233
J. Mark Lester	—	—	171,875	9,523,523

(a)	Amount determined by subtracting the aggregate exercise price of such options from the market value of the underlying shares of common stock on the exercise date.
(b)	The value shown is based on the closing price of the Company’s common stock on the vesting dates.

Post-Employment Compensation

As discussed in our Compensation Discussion and Analysis, we provide our key employees and officers with certain compensation guarantees in the event of a termination without cause, change of control, retirement, incapacity or death. The termination arrangements with respect to our named executive officers are contained in their respective employment agreements. The discussion below describes these arrangements.

Termination without Cause

The Company may terminate its employment agreements with its NEOs at any time without cause; however, upon such termination the executive officer is entitled to continue to receive the following:

•

Mr. McClendon. Base Compensation (defined as salary equal to his base salary on the date of termination plus annual bonus compensation equal to the bonus compensation he received during the twelve-month period preceding the termination date) and benefits, including office space and personnel to provide accounting support and other services for personal business, investments and activities of Mr. McClendon and his immediate family members (subject to reimbursement as described in note (b) to the All Other Compensation Table for 2008), and fractionally-owned company aircraft usage, but excluding participation in any retirement or deferred compensation plan, for the balance of the contract term. In addition, any unvested equity awards will become immediately vested upon such termination.

•	Other Named Executive Officers. Base salary for one year and immediate vesting of all unvested equity awards.

Change of Control

A Change of Control is defined in our NEO’s employment agreements to include:

(1) a person acquiring beneficial ownership of 30% or more of the Company’s outstanding common stock or the voting power of the Company’s existing voting securities unless one of the circumstances described in clause 3(i), (ii) and (iii) below exists or it is an acquisition directly from the Company or an acquisition by the Company or a Company employee benefit plan;

(2) a majority of the members of the Incumbent Board is replaced by directors who were not nominated or elected by the Incumbent Board (the current directors and directors later nominated or elected by a majority of such directors are referred to as the “Incumbent Board”);

(3) the consummation of a business combination such as a reorganization, merger, consolidation or sale of all or substantially all of the Company’s assets unless following such business combination (i) the persons who beneficially owned the Company’s common stock and voting securities immediately prior to the business combination beneficially own more than 60% of such securities of the corporation resulting from the business combination in substantially the same proportions, (ii) no person beneficially owns 30% or more of such securities of the corporation resulting from the business combination unless such ownership existed prior to the business combination, or (iii) a majority of the members of the board of directors of the corporation resulting from the business combination were members of the Incumbent Board at the time of the execution or approval of the business combination agreement; and

(4) the approval by the shareholders of a complete liquidation or dissolution of the Company.

Upon a change of control, the executive officer is entitled to the following:

•

Mr. McClendon. If within three years after a change of control, any one of the events described below occurs (each a “Change of Control Termination”), a severance payment in an amount equal to three times his Base Compensation:

•	his employment agreement expires in accordance with its terms;

•	his employment agreement is not extended and he resigns within one year after such non-extension;

•	a required relocation of more than 25 miles from his then current place of employment;

•	a default by the Company under his employment agreement;

•	the failure by the Company after a change of control to obtain the assumption of his employment agreement by any successor or parent of the Company; or

•	after a change of control, he agrees to remain employed by the Company for a period of three months to assist in the transition and thereafter resigns.

•

Other Named Executive Officers. A severance payment in an amount equal to 200% of the sum of (i) the executive officer’s base salary as of the date of the change of control and (ii) bonus compensation paid to the executive during the twelve-month period immediately prior to the change of control and immediate vesting of all unvested equity compensation.

Retirement

Upon retirement after the attainment of age 55, the executive officer will be eligible for immediate vesting of unvested equity compensation, with the exception of restricted stock awarded to Messrs. Dixon, Lester and Jacobson under the 2006 Long Term Incentive Program on June 8, 2007.

If Mr. McClendon retires from the Company prior to December 31, 2013, within 180 days after his retirement date, Mr. McClendon would be required to pay to the Company an amount equal to the lesser of (a) the aggregate amount of any FWPP Credit applied to FWPP costs plus any federal or state taxes withheld by the Company for the benefit of Mr. McClendon from the FWPP incentive award, or (b) the original $75 million amount of the FWPP Credit multiplied by a percentage equal to the number of full calendar months remaining between his termination date and December 31, 2013 divided by 60 months.

Incapacity

If the executive officer becomes incapacitated, as determined by the Company’s Board of Directors, and is unable to perform the duties set out in his or her employment agreement for a period of three consecutive months (four consecutive months for Mr. McClendon), the Board may terminate his or her services. In the event such a termination should occur, the executive officer is entitled to receive the following:

•

Mr. McClendon. Base Compensation and benefits, including office space and personnel to provide accounting support and other services for personal business, investments and activities of Mr. McClendon and his immediate family members (subject to reimbursement as described in note (b) to the All Other Compensation Table for 2008), and fractionally-owned company aircraft usage, but excluding participation in any retirement or deferred compensation plan, for the balance of the contract term. In addition, any unvested equity awards will become immediately vested upon such termination.

•

Other Named Executive Officers. Base salary on the date of termination and benefits (including health and welfare benefits, accrued vacation pay and club memberships) for 180 days. In addition, for Mr. Rowland, personal accounting support benefits would also continue for 180 days.

Death

If an executive officer dies during the term of the agreement, the executive’s estate is entitled to receive the following:

•	Mr. McClendon. Continuation of base salary and accounting support for twelve months after the date of death. In addition, any unvested equity compensation will vest immediately upon death.

•	Other Named Executive Officers. Continuation of base salary for twelve months after the date of death. In addition, any unvested equity compensation will vest immediately upon death.

The executive officers’ employment agreements also provide for a six-month non-competition period after termination of employment and prohibit disclosure of confidential information for a three-year period (or, with respect to Mr. McClendon, a six-month period) following the termination of the agreement. However, in accordance with Mr. McClendon’s employment agreement, compensation due to Mr. McClendon as a result of a termination without cause or his incapacity would be paid out over the then remaining term of his employment agreement, which extends his agreement not to compete with the Company through the term of such payment, plus six months. In addition, the agreement contains non-solicitation restrictions with respect to employees, contractors, customers, vendors and subcontractors.

The tables below provide estimates of the compensation and benefits that would have been payable under each of the above described arrangements if such termination events had been triggered as of December 31, 2008.

Aubrey K. McClendon

Executive Benefits and Payments Upon Separation	Termination without Cause	Change of Control(a)	Retirement	Incapacity of Executive	Death of Executive
Compensation:
Cash Severance (b)	$14,505,000	$8,703,000	$—	$14,505,000	$975,000
Acceleration of Equity Compensation:
Restricted Stock Awards	26,235,825	26,235,825	—	26,235,825	26,235,825
Deferred Comp Plan Matching	463,012	463,012	—	463,012	463,012
Benefits and Perquisites:
Benefit Continuation (c)	2,932,286	—	—	2,932,286	577,113
Accrued Vacation Pay	78,339	78,339	78,339	78,339	78,339
Personal Travel on Fractionally- Owned Company Aircraft	3,240,480	—	—	3,240,480	—
Tax Gross-Up Payment (d)	n/a	—	n/a	n/a	n/a

Total	$47,454,942	$35,480,176	$78,339	$47,454,942	$28,329,289

(a)	Assumes the occurrence of a Change of Control Termination following a change of control.
(b)	Amounts payable under Termination without Cause, Change of Control and Incapacity of Executive will be paid over a five-year period.
(c)	Amounts consist of health, life and disability insurance benefits and personal accounting support.
(d)	The estimates of compensation payable to Mr. McClendon as of December 31, 2008 upon a change of control would not trigger excise tax payable under IRC §4999.

Marcus C. Rowland

Executive Benefits and Payments Upon Separation	Termination without Cause	Change of Control	Retirement	Incapacity of Executive	Death of Executive
Compensation:
Cash Severance	$860,000	$4,272,000	$—	$430,000	$860,000
Acceleration of Equity Compensation:
Restricted Stock Awards	2,692,305	2,692,305	2,692,305	—	2,692,305
Deferred Comp Plan Matching	313,181	313,181	313,181	313,181	313,181
Benefits and Perquisites:
Benefit Continuation (a)	—	—	—	15,763	—
Accrued Vacation Pay	10,875	10,875	10,875	10,875	10,875
Personal Travel on Fractionally- Owned Company Aircraft	—	—	—	—	—
Tax Gross-Up Payment (b)	n/a	—	n/a	n/a	n/a

Total	$3,876,361	$7,288,361	$3,016,361	$769,818	$3,876,361

(a)	Amounts consist of health, life and disability insurance benefits, country club dues and personal accounting support.
(b)	The estimates of compensation payable to Mr. Rowland as of December 31, 2008 upon a change of control would not trigger excise tax payable under IRC §4999.

Steven C. Dixon

Executive Benefits and Payments Upon Separation	Termination without Cause	Change of Control	Retirement	Incapacity of Executive	Death of Executive
Compensation:
Cash Severance	$860,000	$4,272,000	$—	$430,000	$860,000
Acceleration of Equity Compensation:
Restricted Stock Awards	6,480,128	6,480,128	—	—	6,480,128
Deferred Comp Plan Matching	—	305,678	—	—	—
Benefits and Perquisites:
Benefit Continuation(a)	28,190	40,120	28,190	40,070	28,190
Accrued Vacation Pay	5,075	5,075	5,075	5,075	5,075
Personal Travel on Fractionally- Owned Company Aircraft	—	—	—	—	—
Tax Gross-Up Payment(b)	n/a	—	n/a	n/a	n/a

Total	$7,373,393	$11,103,001	$33,265	$475,145	$7,373,393

(a)	Amounts consist of health, life and disability insurance benefits, country club dues and financial advisory services.
(b)	The estimates of compensation payable to Mr. Dixon as of December 31, 2008 upon a change of control would not trigger excise tax payable under IRC §4999.

Douglas J. Jacobson

Executive Benefits and Payments Upon Separation	Termination without Cause	Change of Control	Retirement	Incapacity of Executive	Death of Executive
Compensation:
Cash Severance	$800,000	$3,752,000	$—	$400,000	$800,000
Acceleration of Equity Compensation:
Restricted Stock Awards	5,171,247	5,171,247	3,695,249	—	5,171,247
Deferred Comp Plan Matching	263,894	263,894	263,894	263,894	263,894
Benefits and Perquisites:
Benefit Continuation(a)	28,190	40,120	28,190	40,049	28,190
Accrued Vacation Pay	40,801	40,801	40,801	40,801	40,801
Personal Travel on Fractionally- Owned Company Aircraft	—	—	—	—	—
Tax Gross-Up Payment(b)	n/a	—	n/a	n/a	n/a

Total	$6,304,132	$9,268,062	$4,028,134	$744,744	$6,304,132

(a)	Amounts consist of health, life and disability insurance benefits, country club dues and financial advisory services.
(b)	The estimates of compensation payable to Mr. Jacobson as of December 31, 2008 upon a change of control would not trigger excise tax payable under IRC §4999.

J. Mark Lester

Executive Benefits and Payments Upon Separation	Termination without Cause	Change of Control	Retirement	Incapacity of Executive	Death of Executive
Compensation:
Cash Severance	$775,000	$3,602,000	$—	$387,500	$775,000
Acceleration of Equity Compensation:
Restricted Stock Awards	3,427,717	3,427,717	1,951,719	—	3,427,717
Deferred Comp Plan Matching	265,754	265,754	265,754	265,754	265,754
Benefits and Perquisites:
Benefit Continuation (a)	27,100	38,490	27,100	36,109	27,100
Accrued Vacation Pay	24,826	24,826	24,826	24,826	24,826
Personal Travel on Fractionally- Owned Company Aircraft	—	—	—	—	—
Tax Gross-Up Payment (b)	n/a	—	n/a	n/a	n/a

Total	$4,520,397	$7,358,787	$2,269,399	$714,189	$4,520,397

(a)	Amounts consist of health, life and disability insurance benefits, country club dues and financial advisory services.
(b)	The estimates of compensation payable to Mr. Lester as of December 31, 2008 upon a change of control would not trigger excise tax payable under IRC §4999.

Under the terms of each named executive officer’s equity award agreements, in the event that acceleration of vesting of an award is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax, he or she will be entitled to receive a gross-up payment from the Company. The gross-up payment will be equal to the amount such that after payment of all taxes (including penalties and interest on the taxes) on the gross-up payment, the executive will retain an amount of the gross-up payment equal to the excise tax imposed as a result of the vesting acceleration. Assuming the above listed termination scenarios occurred as of December 31, 2008, the NEOs would not have been entitled to a tax gross-up payment. The executive officers’ employment agreements do not include tax gross-up provisions.

Nonqualified Deferred Compensation Table for 2008

Name	Executive Contribution in Last Fiscal Year ($)(a)	Registrant Contributions in Last Fiscal Year ($)(a)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(b)
Aubrey K. McClendon	$416,750	$416,750	$(3,660,624)	$—	$3,163,115
Marcus C. Rowland	304,406	304,406	(970,590)	—	2,060,423
Steven C. Dixon	304,406	304,406	(1,335,354)	—	1,618,220
Douglas J. Jacobson	268,755	268,755	(791,662)	—	911,755
J. Mark Lester	252,255	252,255	(1,245,932)	—	1,355,355

(a)	Executive contributions are included as compensation in the Salary and Bonus columns of the Summary Compensation Table. Company matching contributions are included as compensation in the All Other Compensation column of the Summary Compensation Table.
(b)	The aggregate balances shown in this column include amounts that were reported in previous years as compensation to the executive officers as follows: Mr. McClendon $1,590,125, Mr. Rowland $892,375, Mr. Dixon $480,906, Mr. Jacobson $413,250 and Mr. Lester $411,000.

The Company maintains the Chesapeake Energy Corporation Amended and Restated Deferred Compensation Plan (the “DCP”), a nonqualified deferred compensation plan. In 2008, the Company matched employee contributions to the DCP, on a quarterly basis in arrears, in our common stock dollar for dollar for up to 15% of the employee’s base salary and bonus in the aggregate for the 401(k) plan and the DCP. Each quarterly matching contribution vests at the rate of 25% per year over four years from the date of each contribution. At the earlier of (i) age 55 with at least 10 years of service with the Company or (ii) age 60, all currently unvested and future matching contributions are deemed 100% vested.

Non-employee directors are able to defer up to 100% of director fees into the DCP. Governor Keating deferred 100% of his 2008 cash retainer and meeting fees into the DCP. Director contributions to the DCP are not eligible for matching contributions.

Participant contributions to the plan are held in Rabbi Trusts. Notional earnings on participant contributions are credited to each participant’s account based on the market rate of return of the available benchmark investment alternatives offered under each plan. The benchmark investments are indexed to traded mutual funds and each participant allocates his or her contributions among the investment alternatives. Participants may change the asset allocation of their account balance or make changes to the allocation for future contributions at any time. Any unallocated portion of a participant’s account is deemed to be invested in the money market fund.

In 2008, the benchmark investments and their respective notional annual rates of return for the DCP were the following:

Benchmark Investment	2008 Rate of Return
3 Month T-Bill Index	0.08%
Barclays Capital US Aggregate Bond Index	4.58%
Barclays U.S. TIPS Index	-3.48%
Russell 1000 Value Index	-22.18%
S&P 500 Index	-21.94%
Russell 1000 Growth Index	-22.79%
Russell Midcap Value Index	-27.19%
Russell Midcap Growth Index	-27.36%
Russell 2000 Value Index	-24.89%
Russell 2000 Growth Index	-27.45%
MSCI EAFE Value Index	-19.81%
MSCI EAFE Growth Index	-20.10%
S&P GSCI U.S. Commodity Index	-47.00%

Employees participating in the DCP who retire or terminate employment after attainment of age 55 with at least 10 years of service can elect to receive distributions of their vested account balances in full or partial lump sum payments or in installments up to a maximum of 15 annual payments. Upon retirement or termination of employment prior to the attainment of age 55 and at least 10 years of service with the Company, the employee will receive his or her entire account balance in a single lump sum. Participants can modify the distribution schedule for a retirement/termination distribution from lump sum to annual installments or from installments to lump sum if such modification requires that payments commence at least five years after retirement/termination and the modification is filed with the plan administrator at least twelve months prior to retirement/termination. Distributions from the plan upon the death of a participant will be made in a single lump sum and upon a participant’s disability, as defined in the plan, based on the participant’s retirement/termination distribution election. The Company has sole discretion to accelerate vesting of unvested Company matching contributions upon a participant’s death or disability. Under Mr. McClendon’s employment agreement, his unvested Company matching contributions in any nonqualified deferred compensation plan will become fully vested upon a termination without cause, his death or his incapacity. Employees who are considered “key employees” for purposes of Section 409A of the Internal Revenue Code must wait six month after retirement/termination before distributions may begin.

Any assets placed in trust by the Company to fund future obligations of the amended and restated plan are subject to the claims of creditors in the event of insolvency or bankruptcy, and participants are general creditors of the Company as to their deferred compensation in the plan.

TRANSACTIONS WITH RELATED PERSONS

Policy on Transactions with Related Persons

The Company has adopted a written policy and procedures for the Audit Committee’s review of any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (2) the Company is a participant, and (3) its directors, executive officers, and greater than 5% shareholders and their immediate family members have or will have a direct or indirect interest (other than solely as a result of being a director or beneficially owning less than 10% of the equity of another entity, excluding a partnership). The Audit Committee approves or ratifies only those transactions that it determines in good faith are in, or are not inconsistent with, the best interests of the Company and its shareholders.

In determining whether to approve or ratify a transaction, the Audit Committee takes into account the factors it deems appropriate, which may include, among others, the benefits to the Company, the availability of other sources for comparable products or services, the impact on a director’s independence in the event the related person is a director, and the extent of the related person’s interest in the transaction. The policy also provides for the delegation of its authority to the chairman of the Audit Committee for any related person transaction requiring pre-approval or ratification between meetings of the Audit Committee.

The Audit Committee reviews and assesses ongoing relationships with a related person on at least an annual basis to consider whether they continue to be in compliance with the policy and remain appropriate. The Audit Committee has reviewed and pre-approved certain transactions, including the Company’s employment of executive officers and immediate family members of executive officers, directors and more than 5% shareholders if the Compensation Committee has approved the person’s compensation, operator services provided by the related person or the Company if pursuant to the same terms applicable to all working interest or other owners, and Mr.  McClendon’s participation in the FWPP (which is overseen by the Compensation Committee).

Founder Well Participation Program

On June 10, 2005, our shareholders approved the Founder Well Participation Program (the “FWPP”) which permitted the Company’s two founders, Aubrey K. McClendon and Tom L. Ward, to continue participating as working interest owners in new natural gas and oil wells drilled by the Company. The FWPP is a continuation of the well participation program previously administered through the founders’ employment agreements and initiated by the Company in connection with its initial public offering in February 1993. Mr. Ward’s participation rights terminated on August 10, 2006, following his resignation as a director and the President and COO of the Company. As discussed in “Executive Compensation—Compensation Discussion and Analysis,” the Company believes the FWPP fosters and promotes the development and execution of the Company’s business. Mr. McClendon has participated in all wells drilled by the Company since its initial public offering in February 1993, except during the five quarters from January 1, 1999 to March 31, 2000.

Under the FWPP, Mr. McClendon is permitted to participate in all of the wells spudded by or on behalf of the Company during each calendar year. In order to participate, prior to the beginning of each year Mr. McClendon must provide written notice to the members of the Compensation Committee of his election to participate in the FWPP and the percentage working interest which he proposes to participate with during the year. His working interest percentage may not exceed a 2.5% working interest in a well and is not effective for any well where the Company’s working interest after Mr. McClendon’s participation election would be reduced to below 12.5%.

The FWPP is administered and interpreted by the Compensation Committee of the Board. In addition, the Board, in its sole discretion, may take any action with respect to the FWPP that would otherwise be the responsibility of or delegated to the Compensation Committee. The Board of Directors has the right to suspend or terminate the FWPP after December 31, 2015 by providing written notice of termination to Mr. McClendon one year before the effective date of such termination. Shareholder approval is required for any amendment to the FWPP that increases the maximum working interest percentage applicable to Mr. McClendon or any amendment which, in the opinion of counsel to the Company, requires shareholder approval under any federal or state law or any regulations or rules promulgated thereunder. Mr. McClendon’s right to participate in the FWPP during any calendar year will terminate on the earlier of (i) December 31 of such year; (ii) the termination of Mr. McClendon’s employment by the Company for cause or death; or (iii) the expiration or termination of any and all covenants not to compete subsequent to the termination of Mr. McClendon for any reason not included in the foregoing clause (ii). The right to participate in the FWPP can only be assigned by Mr. McClendon to an affiliate designated as such in accordance with the FWPP.

Under the FWPP, Mr. McClendon cannot change his working interest percentage during any calendar year without the prior approval of the Compensation Committee, and he agrees to pay all joint interest billings immediately on receipt of the Company’s invoice and to prepay amounts owing to a third party operator if the Company is required to prepay any such costs. The amount paid by Mr. McClendon for the acreage assigned in connection with his participation in the FWPP is equal to the following amount computed on a per acre basis: (a) all direct third party costs paid by the Company net of acreage sale proceeds and capitalized in the appropriate accounting pool in accordance with the Company’s accounting procedures (including capitalized interest, leasehold payments, acquisition costs, landman charges and seismic charges); divided by (b) the acreage in the applicable pool. The acreage charge amount is recomputed as of the first day of each calendar year by the Company and submitted to the Compensation Committee for approval. All other costs are billed in accordance with the Company’s accounting procedures applicable to third party participants pursuant to any applicable joint operating agreement or exploration agreement relating to a particular well, and such amounts paid by Mr. McClendon’s in connection with his participation in a well is on no better terms than the terms agreed to by unaffiliated third party participants in connection with the participation in such well or similar wells operated by the Company.

The following table sets forth, with respect to Mr. McClendon’s FWPP interests (including interests from participation programs that were predecessors to the FWPP), the revenues he received, lease operating expenses he paid, the resulting net cash flow before capital expenditures, the capital expenditures he paid and net cash flow after capital expenditures during the first quarter of 2009 and each of the three years in the period ended December 31, 2008.

	First Quarter 2009		2008	2007	2006
Natural gas and oil revenues	$26,099,144		$171,513,367	$92,817,072	$75,280,747
Lease operating expenditures	(5,255,850	)*	(22,617,688)	(13,676,003)	(9,686,087)

Net cash flow	20,843,294		148,895,679	79,141,070	65,594,659
Capital expenditures	(53,143,816	)*	(212,634,566)	(170,659,274)	(99,024,585)

Net after capital expenditures	$(32,300,522)		$(63,738,887)	$(91,518,204)	$(33,429,926)

*	$43.5 million of such expenditures was paid by applying the FWPP Credit described under “Compensation Disclosure and Analysis—2008 Compensation”.

The foregoing information has been derived from the Company’s records. Accordingly, it may not include all revenues and expenses for FWPP interests that are not operated by the Company, and it may include revenues and expenses for previous FWPP interests currently owned by others for which such ownership change has not been communicated to the Company for reflection in the Company’s records. Mr. McClendon’s FWPP interests are his personal assets and the Company does not restrict sales or other dispositions or financing transactions involving FWPP interests. Mr. McClendon paid the Company the amount owing for lease operating expenses and capital expenditures related to his FWPP interests promptly upon receipt of each invoice. There was no amount owed to the Company by Mr. McClendon for FWPP invoices at any month-end in the first quarter of 2009 or in the three years ended December 31, 2008.

While FWPP participation expenditures have significantly exceeded revenues to date, Mr. McClendon believes the present value of the future net revenue (pre-tax) of the estimated proved developed producing reserves attributable to his FWPP interests in Company wells at December 31, 2008, discounted at 10% per year and based on prices and costs in effect at such date, was approximately $191 million. This present value calculation is based on the same year-end natural gas and oil prices and reserve volumes used by the Company in reporting its proved reserves in the same properties. As indicated in the Company’s Form 10-K for the year ended December 31, 2008 and other filings with respect to estimates of the Company’s proved natural gas and oil reserves, any computation of proved reserves is an estimate, subject to a large number of variables and not a reflection of market value. Mr. McClendon owns a large number of small interests as a non-operator and, unlike the Company, does not engage independent oil and gas reservoir engineers to assist him with his estimation of the proved reserves associated with his FWPP participation interests. Moreover, the value of Mr. McClendon’s FWPP proved reserves would depend on the specific circumstances of a disposition, current natural gas and oil price expectations and other market factors.

Other Relationships and Transactions

The Audit Committee has approved or ratified the transactions described below in accordance with its policy on transactions with related persons.

In December 2008, the Company purchased an extensive collection of historical maps of the American Southwest, together with certain books, watercolors and photographs, from Mr. McClendon for $12.1 million, which represented his cost. A dealer who had assisted Mr. McClendon in acquiring this collection over a period of six years advised the Company that the replacement value of the collection in December 2008 exceeded the purchase price by more than $8 million. The maps and other art work acquired have been displayed at the Company’s offices for a number of years. The Board of Directors authorized the transaction following review and approval by the Audit Committee and required that the Company’s purchase price be applied as a credit to Mr. McClendon’s future FWPP costs.

In 2008, the Company became a founding sponsor of the Oklahoma City Thunder, a National Basketball Association franchise owned and operated by The Professional Basketball Club, LLC (“PBC”). Mr. McClendon has a 19.2% equity interest in and is a non-management member of the PBC. The Company paid $3,495,525 in 2008 and $1,165,175 in 2009 pursuant to its sponsorship agreement for the Oklahoma City Thunder’s 2008-2009 season. As a founding sponsor, the Company received television and radio advertising for local broadcasts of Thunder games, arena advertising space, advertising in game-day programs and on the team website, team participation in a Company-sponsored community event, game tickets and use of an arena suite. In addition to the advertising and promotional activities related to its sponsorship of the Oklahoma City Thunder, the Company believes the sponsorship provides valuable support to the local community and contributes to employee morale.

In 2008, the Company paid approximately $177,150 for food and beverage catering services to Deep Fork Catering, an affiliate of the Deep Fork Grill, an Oklahoma City restaurant located close to the Company’s headquarter campus. Mr. McClendon owns 49.7% of the Deep Fork Grill.

The Company provides contributions to and supports programs offered by a number of educational institutions in the states where it operates. Mr. Hargis, who became a director of the Company in September 2008, is the President (since March 2008) of Oklahoma State University, a long-time recipient of Company donations. In 2008, the Company contributed $1.0 million to endow a geoscience chair at OSU and $232,000 for various student scholarships (scholarship commitments total $242,000 for 2009 and an additional $676,000 for 2010 to 2013). In 2008, the Company paid, and in 2009 expects to pay, $50,000 per year for football and basketball season tickets and $100,000 for use of a suite located in the OSU football stadium (annual payment of $100,000 committed through 2015 pursuant to a ten-year suite license agreement). In 2008 and 2009, the Company provided additional funding of $13,000 and $22,650, respectively, for various OSU programs.

Governor Keating’s daughter-in-law, Brittney Keating, has served as a Landman for the Company since July 2005 and served as an Associate Landman from September 2004 to July 2005. Ms. Keating’s total cash compensation for 2008 was $139,327.

Governor Keating’s son, Chip Keating, has served as Manager—Real Estate Development since August 2008, served as Land Negotiator from January 2008 to August 2008 and served as Associate Landman from March 2007 to January 2008. Mr. Keating’s total cash compensation for 2008 was $135,242.

The Company is a significant employer in Oklahoma City with over 3,000 employees in the greater Oklahoma City area. We seek to fill positions with qualified employees, whether or not they are related to our executive officers or directors. We compensate employees who have such relationships within what we believe to be the current market rate for their position and provide benefits consistent with our policies that apply to similarly situated employees.

SHAREHOLDER PROPOSALS

At each annual meeting, the Board of Directors submits to shareholders its nominees for election as directors and may submit other matters to the shareholders for action. Shareholders also may submit proposals for inclusion in the Company’s proxy material. These proposals must meet the shareholder eligibility and other requirements of the Securities and Exchange Commission. In order to be included in proxy material for our 2010 annual meeting, a shareholder’s proposal must be received not later than January 13, 2010 by the Company at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118, Attention: Ms. Jennifer M. Grigsby, Secretary.

In addition, the Bylaws provide that in any shareholder intending to nominate a candidate for election to the Board or proposing any business to be brought before an annual shareholders’ meeting must deliver written notice to the Company not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. The notice must include information specified in the Bylaws, including information concerning the nominee or proposal, as the case may be, the shareholder’s ownership of and agreements related to our common stock, any material interest of the shareholder in the proposal and any arrangements between such shareholder and any other persons in connection with the proposal or nomination of the candidates, as the case may be.

The Bylaws further provide that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made by the Company.

Our annual meeting of shareholders is generally held on the second Friday of June. Assuming that our 2010 annual meeting is held on schedule, we must receive notice of your intention to introduce an item of business at that meeting no earlier than February 11, 2010 and no later than March 15, 2010. The chairman of the meeting may disregard any nomination of a candidate for director or refuse to allow the transaction of any business under a proposal is such is not made in compliance with the procedures in our Bylaws or other requirements of rules under the Securities Exchange Act of 1934.

OTHER MATTERS

Our management does not know of any matters to be presented at the meeting other than those set forth in the Notice of Annual Meeting of Shareholders. However, if any other matters properly come before the meeting, the person named in the enclosed proxy intends to vote the proxies in accordance with his best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Jennifer M. Grigsby Secretary

May 13, 2009

EXHIBIT A

CHESAPEAKE ENERGY CORPORATION

AMENDED AND RESTATED LONG TERM INCENTIVE PLAN

1. PURPOSE

Section 1.1 Background. The original Long Term Incentive Plan was approved by shareholders on June 10, 2005, and amendments to the Plan were approved by shareholders on June 9, 2006, June 8, 2007, ~~and~~ June 6, 2008 and June 12, 2009.

Section 1.2 Purpose. This Long Term Incentive Plan is established by Chesapeake Energy Corporation (the “Company”) to foster and promote the sustained progress, growth and profitability of the Company by:

(a) Attracting, retaining and motivating Employees, Non-Employee Directors and Consultants;

(b) allowing Employees, Non-Employee Directors and Consultants to acquire a proprietary and vested interest in the growth and performance of the Company;

(c) providing incentives and rewards to Employees, Non-Employee Directors and Consultants who are in a position to contribute materially to the success and long-term objectives of the Company; and

(d) aligning the financial interests of Employees, Non-Employee Directors and Consultants with those of the Company’s shareholders.

Section 1.3 Effective Date. The Plan was effective as of October 1, 2004. The authority to issue Awards under the Plan will terminate on September 30, 2014 and the remaining terms of the Plan will continue in effect thereafter until all matters relating to the exercise and settlement of Awards and administration of the Plan have been completed.

2. DEFINITIONS

Section 2.1 “Affiliated Entity” means any partnership or limited liability company in which a majority of voting power thereof is owned or controlled, directly or indirectly, by the Company or one or more of its Subsidiaries or Affiliated Entities or a combination thereof.

Section 2.2 “Appreciation” means, with respect to a SAR (as hereafter defined), the amount by which the Fair Market Value of a share of Common Stock on the date of exercise of the SAR exceeds either (i) the exercise price of the Option to which a tandem SAR relates, in the case of a tandem SAR, or (ii) the Fair Market Value of a share of Common Stock on the Date of Grant of the SAR, in the case of a stand-alone SAR.

Section 2.3 “Award” means, individually or collectively, any Option, SAR, Performance Share, Restricted Stock, Other Stock Award or Cash Award granted under the Plan to an Eligible Person pursuant to such terms, conditions, restrictions, and/or limitations, if any, as the applicable Committee may establish by the Award Agreement or otherwise.

Section 2.4 “Award Agreement” means any written or electronic instrument that establishes the terms, conditions, restrictions, and/or limitations applicable to an Award in addition to those established by this Plan and by the Committee’s exercise of its administrative powers.

Section 2.5 “Board” means the Board of Directors of the Company.

Section 2.6 “Cash Award” means a cash bonus granted by the Committee to a Participant pursuant to Section 8.

Section 2.7 “Change of Control” means the occurrence of any of the following:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”). For purposes of this Section 2.7 the following acquisitions by a Person will not constitute a Change of Control: (1) any acquisition directly from the Company; (2) any acquisition by the Company; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (iii) below;

(ii) the individuals who, as of the date hereof, constitute the board of directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the board of directors. Any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board as of the date hereof, but any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board will not be deemed a member of the Incumbent Board as of the date hereof;

(iii) the consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless following such Business Combination: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

For Executive Officers, a Change of Control means the occurrence of any of the foregoing events; provided, however, if a change of control is defined in any Executive Officer’s employment agreement with the Company, a Change of Control with respect to any Award granted to such Executive Officer under the Plan shall mean any of the events described in the definition of change of control in such Executive Officer’s employment agreement in force at the time of determination.

Section 2.8 “Code” means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any Section of the Code shall be deemed to include any amendments or successor provisions to such Section and any regulations under such Section.

Section 2.9 “Committee” means the Compensation Committee of the Board (or any successor committee) or any other committee designated by the Board.

Section 2.10 “Common Stock” means the common stock, par value $.01 per share, of the Company and, after substitution, such other stock as shall be substituted therefor as provided in Section 3.3(b) of the Plan.

Section 2.11 “Consultant” means any person who is engaged by the Company, a Subsidiary or an Affiliated Entity to render consulting or advisory services.

Section 2.12 “Date of Grant” means the date on which the grant of an Award is made by the Committee.

Section 2.13 “Disability” has the meaning set forth in Section 409(A)(a)(2)(C) of the Code.

Section 2.14 “Eligible Person” means any Employee, Non-Employee Director, or Consultant.

Section 2.15 “Employee” means any employee of the Company, a Subsidiary or an Affiliated Entity or any person to whom an offer of employment with the Company, a Subsidiary or an Affiliated Entity is extended, as determined by the Committee.

Section 2.16 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

Section 2.17 “Executive Officer Participants” means Participants who are subject to the provisions of Section 16 of the Exchange Act with respect to the Common Stock.

Section 2.18 “Fair Market Value” means, as of any day, the closing price of the Common Stock on such day (or on the next preceding business day, if such day is not a business day or if no trading occurred on such day) as reported on the New York Stock Exchange or on such other securities exchange or reporting system as may be designated by the Committee. In the event that the price of a share of Common Stock shall not be so reported, the Fair Market Value of a share of Common Stock shall be determined by the Committee in its absolute discretion.

Section 2.19 “Incentive Stock Option” means an Option within the meaning of Section 422 of the Code.

Section 2.20 “Non-Executive Officer Participants” means Participants who are not subject to the provisions of Section 16 of the Exchange Act.

Section 2.21 “Non-Employee Director” shall have the meaning set forth in Rule 16b-3, or any successor rule, promulgated under Section 16 of the Exchange Act.

Section 2.22 “Nonqualified Stock Option” means an Option to purchase shares of Common Stock which is not an Incentive Stock Option within the meaning of Section 422(b) of the Code.

Section 2.23 “Option” means an Incentive Stock Option or Nonqualified Stock Option.

Section 2.24 “Other Stock Award” means any right granted to a Participant by the Committee under Section 7 of the Plan.

Section 2.25 “Participant” means an Eligible Person to whom an Award has been granted by the Committee under the Plan.

Section 2.26 “Performance Award” means any award of Performance Shares granted by the Committee under Section 6 of the Plan.

Section 2.27 “Performance Measures” means the Company’s achievement of target levels of earnings per share, share price, net income, cash flows, reserve additions or replacements, production volume, finding costs, operating costs, overhead or other costs, drilling results, acquisitions and divestitures, risk management activities, return on equity, total or comparative shareholder return, a combination of or interrelationship among any of the foregoing, or other criteria, as determined by the Committee.

Section 2.28 “Performance Share” means the Common Stock subject to a Performance Award granted under Section 6 of the Plan, which may be delivered to the Participant upon the achievement of such performance goals during the Performance Period as specified by the Committee.

Section 2.29 “Plan” means the Chesapeake Energy Corporation Long Term Incentive Plan.

Section 2.30 “Restricted Stock” means the Common Stock issued under Section 5 which is subject to any restrictions that the Committee, in its discretion, may impose.

Section 2.31 “SAR” means a Stock Appreciation Right.

Section 2.32 “Shareholder Approval” means approval by the holders of a majority of the outstanding shares of Common Stock, present or represented and entitled to vote at a meeting called for such purposes.

Section 2.33 “Stock Appreciation Right” means a right, granted under Section 4, to an amount in Common Stock equal to any increase in the Fair Market Value of the Common Stock between the date on which the Stock Appreciation Right is granted and the date on which the right is exercised.

Section 2.34 “Subsidiary” shall have the same meaning set forth in Section 424(f) of the Code.

3. ADMINISTRATION

Section 3.1 Administration of the Plan; the Committee. The Compensation Committee shall have overall authority to administer the Plan. The Board may designate another committee or committees to administer the Plan with respect to Non-Executive Officer Participants, subject to any terms or conditions established by the Committee. Hereafter, “Committee” shall mean the Compensation Committee, except when used in reference to Awards granted to Non-Executive Officer Participants, “Committee” shall mean any applicable committee designated by the Board.

Unless otherwise provided in the bylaws of the Company or resolutions adopted from time to time by the Board establishing the Committee, the Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, however caused, shall be filled by the Board. The Committee shall hold meetings at such times and places as it may determine. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present shall be the valid acts of the Committee. Any action which may be taken at a meeting of the Committee may be taken without a meeting if all the members of the Committee consent to the action in writing. Although the Committee is generally responsible for the administration of the Plan, the Board in its sole discretion may take any action under the Plan that would otherwise be the responsibility of the Committee, except as such action pertains to the administration of Awards to Non-Employee Directors.

Subject to the provisions of the Plan, the Committee shall have the authority to:

(a) Select the Eligible Persons to participate in the Plan.

(b) Determine the time or times when Awards will be granted.

(c) Determine the form of Award, the number of shares of Common Stock subject to any Award, all the terms, conditions (including performance requirements), restrictions and/or limitations, if any, of an Award, including the time and conditions of exercise or vesting, and the terms of any Award Agreement, which may include the waiver or amendment of prior terms and conditions or acceleration of the vesting or exercise of an Award under certain circumstances determined by the Committee (subject to Section 10.2 of the Plan). However, nothing in this Section 3.1 shall be construed to permit the repricing of any outstanding Award in violation of Section 4.3.

(d) Determine whether Awards will be granted singly or in combination.

(e) Determine whether, to what extent and under what circumstances Awards may be settled in cash or Common Stock.

(f) Determine whether any conditions applicable to an Award have been met and whether an Award will be paid at the end of a Performance Period.

(g) Employ attorneys, consultants, accountants and other advisors as deemed necessary or appropriate by the Committee.

(h) Take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan.

Section 3.2 Committee to Make Rules and Interpret Plan. The Committee in its sole discretion shall have the authority, subject to the provisions of the Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Committee’s interpretation of the Plan or any Awards granted pursuant hereto and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties, unless otherwise determined by the Board.

Section 3.3 Shares Subject to the Plan. Subject to adjustment as provided in paragraph (b) below and subject to Section 3.4, the aggregate number of shares of Common Stock which are available for Awards under the Plan will not exceed ~~twenty-five~~thirty-two (~~25~~32) million shares. Any of the authorized shares of Common Stock may be used for any of the types of Awards described in the Plan, except that no more than 3,000,000 shares of Common Stock may be issued pursuant to Incentive Stock Options. Common Stock delivered pursuant to an Award under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares. The Committee, in its sole discretion, shall determine the manner in which fractional shares arising under this Plan are treated. Additional restrictions or adjustments with respect to shares subject to the Plan are as follows:

(a) Subject to (b) below, the aggregate number of shares of Common Stock pursuant to Options and SARs granted to any Employee or Non-Employee Director in any calendar year under this Plan may not exceed ~~750,000 shares~~10% of the shares subject to the Plan and the aggregate number of shares of Common Stock pursuant to Restricted Stock, Performance Awards and Other Stock Awards granted to any Employee or Non-Employee Director in any calendar year may not exceed ~~750,000 shares~~10% of the shares subject to the Plan.

(b) In the event that the shares of Common Stock, as presently constituted, shall be changed into or exchanged for a different number or kind or shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock split, combination of shares or other corporate event of similar nature), or if the number of such shares of Common Stock shall be increased through the payment of a stock dividend, then there shall be substituted for or added to each share available under and subject to the Plan as provided herein, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged or to which each such share shall be entitled, as the case may be, to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Common Stock to preclude, to the extent practicable, the enlargement or dilution of rights under such Awards. In the event there shall be any other change in the number or kind of the outstanding shares of Common Stock, or any stock or other securities into which the Common Stock shall have been changed or for which it shall have been exchanged, then if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the shares available under and subject to the Plan, or in any Award theretofore granted or which may be granted under the Plan, such adjustments shall be made in accordance with such determination.

No fractional shares of Common Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

Section 3.4 Share Counting. The following shares of Common Stock related to Awards will be available for issuance again under the Plan:

(a) Common Stock related to Awards paid in cash;

(b) Common Stock related to Awards that expire, are forfeited or cancelled or terminate for any other reason without the delivery of the Common Stock;

(c) Common Stock equal in number to the shares of Common Stock surrendered in payment of the exercise price of an Option; and

(d) Common Stock tendered or withheld in order to satisfy withholding tax obligations.

4. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

Section 4.1 Grant of Options and SARs. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Nonqualified Stock Options and Stock Appreciation Rights (SARs) to Eligible Persons and Incentive Stock Options to Employees. SARs may be granted either alone or in tandem with concurrently or previously issued Options. Each grant of an Option or SAR shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 4.2.

Section 4.2 Conditions of Options and SARs. Each Option and SAR so granted shall be subject to the following conditions:

(a) Exercise Price. As limited by Section 4.2(e) below, the Award Agreement for each Option and SAR shall state the exercise price set by the Committee on the Date of Grant. No Option or SAR shall be granted at an exercise price which is less than the Fair Market Value of the Common Stock on the Date of Grant.

(b) Exercise of Options and SARs. Options and SARs granted under the Plan shall be exercisable, in whole or in such installments and at such times, and shall expire at such time, as shall be provided by the Committee in the Award Agreement. An SAR issued in tandem with an Option is only exercisable to the extent the related Option is exercisable and is subject to the conditions applicable to such Option. When a tandem SAR is exercised, the Option to which it relates shall cease to be exercisable to the extent of the number of shares with respect to which the tandem SAR is exercised. Similarly when the Option is exercised, the tandem SARs relating to the shares covered by such Option exercise shall terminate.

(c) Form of Payment. The payment of the exercise price of an Option by the Participant shall be made in cash, shares of Common Stock, a combination thereof or in such other manner as the Committee may specify in the applicable Award Agreement. The payment of the Appreciation associated with the exercise of a SAR shall be made by the Company in shares of Common Stock.

(d) Term of Option or SAR. The term of an Option or SAR shall be determined by the Committee and specified in the applicable Award Agreement, except that no Option or SAR shall be exercisable after the expiration of ten years from the Date of Grant.

(e) Special Restrictions Relating to Incentive Stock Options. Options issued in the form of Incentive Stock Options shall only be granted to Employees of the Company or a Subsidiary and not to Employees of

an Affiliated Entity unless such entity is classified as a “disregarded entity” of the Company or the applicable Subsidiary under the Code. In addition to being subject to all applicable terms, conditions, restrictions and/or limitations established by the Committee, Options issued in the form of Incentive Stock Options shall comply with the requirements of Section 422 of the Code (or any successor Section thereto), including, without limitation, the requirement that the exercise price of an Incentive Stock Option not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant, the requirement that each Incentive Stock Option, unless sooner exercised, terminated or canceled, expire no later than ten years from its Date of Grant, and the requirement that the aggregate Fair Market Value (determined on the Date of Grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under this Plan or any other plan of the Company or any Subsidiary) not exceed $100,000. Incentive Stock Options which are in excess of the applicable $100,000 limitation will be automatically recharacterized as Nonqualified Stock Options. No Incentive Stock Options shall be granted to any Employee if, immediately before the grant of an Incentive Stock Option, such Employee owns more than 10% of the total combined voting power of all classes of stock of the Company or its Subsidiaries (as determined in accordance with the stock attribution rules contained in Sections 422 and 424(d) of the Code) unless the exercise price is at least 110% of the Fair Market Value of the Common Stock subject to the Incentive Stock Option, and such Incentive Stock Option by its terms is exercisable no more than five years from the date such Incentive Stock Option is granted.

(f) Shareholder Rights. No Participant shall have any rights as a shareholder with respect to any share of Common Stock subject to an Option or SAR prior to the purchase or receipt of such share of Common Stock by exercise of the Option or SAR. In addition, no Option or SAR granted under the Plan shall include any dividend equivalents.

Section 4.3 No Repricing. Except for adjustments made pursuant to Section 3.3(b), in no event will the Committee, without first obtaining Shareholder Approval, (i) decrease the exercise price of an Option or SAR after the Date of Grant; (ii) accept for surrender to the Company any outstanding Option or SAR granted under the Plan as consideration for the grant of a new Option or SAR with a lower exercise price; or (iii) repurchase from Participants any outstanding Options or SARs that have an exercise price per share higher than the then current Fair Market Value of a Share.

5. RESTRICTED STOCK AWARDS

Section 5.1 Grant of Restricted Stock. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Restricted Stock to any Eligible Person. Restricted Stock shall be awarded in such number, for such purchase price (if any) and at such times during the term of the Plan as the Committee shall determine. Each grant of Restricted Stock shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 5.2. Restricted Stock issued pursuant to a Restricted Stock Award may be evidenced in such manner as the Committee deems appropriate, including, without limitation, a book-entry registration or issuance of a stock certificate or certificates into escrow until the restrictions associated with such Award are satisfied.

Section 5.2 Conditions of Restricted Stock Awards. The grant of Restricted Stock shall be subject to the following:

(a) Restriction Period. Each Restricted Stock Award shall require the holder to remain in the employment or otherwise be classified as an Eligible Person (or in the case of a Non-Employee Director, remain a director or consultant or be classified as another category of Eligible Person) of the Company, a Subsidiary, or an Affiliated Entity for a prescribed period (the “Restriction Period”). The Committee shall determine the Restriction Period or Periods that shall apply to the shares of Common Stock covered by each Award or portion thereof. In addition to any time vesting conditions determined by the Committee, Restricted Stock may be subject to the achievement by the Company of specified Performance Measures or other individual criteria as determined by the Committee. At the end of the Restriction Period, assuming the fulfillment of any other specified vesting conditions, the restrictions imposed by the Committee shall lapse with respect to the shares of Common Stock covered by the Award or portion thereof.

(b) Code Section 162(m). If the Committee intends for a Restricted Stock Award to be granted and administered in a manner designed to preserve the deductibility of the resulting compensation in accordance with Section 162(m) of the Code, then Performance Measures applicable to such Award shall be established in writing by the Committee no later than the earlier of (i) 90 days after the commencement of the relevant Performance Period and (ii) the date as of which 25% of the Performance Period has elapsed. The Committee’s discretion to modify or waive the Performance Measures related to the vesting of the Award may be restricted in order to comply with Section 162(m).

(c) Forfeiture. Except as otherwise determined by the Committee, upon termination of service or employment during the Restriction Period, all shares of Restricted Stock still subject to forfeiture shall be forfeited by the Participant and any purchase price paid by the Participant shall be returned to such Participant.

(d) Shareholder Rights. During any Restriction Period, the Committee may, in its discretion, grant to or withhold from the holder of Restricted Stock all or any of the rights of a shareholder with respect to the shares, including, but not by way of limitation, the right to vote such shares or to receive dividends. If any dividends or other distributions are paid in shares of Common Stock and distributed to the holder of Restricted Stock, all such shares shall be subject to the same restrictions on transferability as the shares of Common Stock subject to the Award with respect to which they were paid.

(e) Minimum Vesting Condition. The minimum Restriction Period applicable to any Restricted Stock that is not subject to performance criteria restricting the vesting of the Award shall be three years from the Date of Grant (subject to the provisions of Section 10.2).

6. PERFORMANCE AWARDS

Section 6.1 Grant of Performance Shares. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Performance Shares to any Eligible Person. Performance Shares shall be awarded in such number and at such times during the term of the Plan as the Committee shall determine. Each Performance Award shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 6.2.

Section 6.2 Conditions of Performance Awards. The grant of Performance Shares shall be subject to the following:

(a) Performance Period. Performance Shares will be subject to the achievement of one or more performance goals by the Company or the Participant individually, measured for a prescribed period (the “Performance Period”), as specified by the Committee, such Performance Period to be not less than one year in duration. Such performance goals may be based upon the Company’s achievement of Performance Measures or other individual criteria.

(b) Code Section 162(m). If the Committee intends for a Performance Award to be granted and administered in a manner designed to preserve the deductibility of the resulting compensation in accordance with Section 162(m) of the Code, then the Performance Measures applicable to such Award shall be established in writing by the Committee no later than the earlier of (i) 90 days after the commencement of the relevant Performance Period and (ii) the date as of which 25% of the Performance Period has elapsed. The Committee’s discretion to modify or waive the Performance Measures to the vesting of the Award may be restricted in order to comply with Section 162(m).

(c) Payment Respecting Performance Shares. Performance Shares shall be earned to the extent that their terms and conditions are met, as certified by the Committee. The form and timing of payment for

Performance Shares earned shall be determined by the Committee and specified in the Award Agreement; however, in no event shall the payment for Performance Shares earned be made on a date that is later than 60 days after the vesting of such Performance Shares.

(d) Termination of Employment. The Committee, in its sole discretion, may (i) permit a Participant who ceases to be an Eligible Person before the end of any Performance Period, or the personal representative of a deceased Participant, to continue to be subject to a Performance Award relative to the current Performance Period until such Awards are forfeited or earned pursuant to their terms and conditions or (ii) authorize the payment to such Participant, or the personal representative of a deceased Participant, of the Performance Shares which would have been paid to the Participant had the Participant remained an Eligible Person to the end of the Performance Period. In the absence of such permission by the Committee, any unvested Performance Shares shall be forfeited when a Participant ceases to be an Eligible Person.

7. OTHER STOCK AWARDS

Section 7.1 Grant of Other Stock Awards. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, specify the terms and provisions of other forms of equity-based or equity-related awards not described above which the Committee determines to be consistent with the purpose of the Plan and the interests of the Company, which awards may provide for cash payments based in whole or in part on the value or future value of Common Stock, for the acquisition or future acquisition of Common Stock, or any combination thereof. Each Other Stock Award shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 7.2.

Section 7.2 Minimum Vesting Condition. Other Stock Awards subject to performance criteria shall not vest in less than one year and Other Stock Awards which are subject to time vesting shall not vest in less than three years.

8. CASH AWARDS

The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant to an Eligible Person a Cash Award (including without limitation, discretionary Awards, Awards based on objective performance criteria or Awards based on subjective performance criteria). Cash Awards shall be awarded in such amount and at such times during the term of the Plan as the Committee shall determine, provided however that the total amount of all Cash Awards made under the Plan, in the aggregate, will not exceed $10 million. Each Cash Award shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve.

9. FUNDAMENTAL TRANSACTION; CHANGE OF CONTROL

Section 9.1 Fundamental Transaction. If the Company merges with another entity in a transaction in which the Company is not the surviving entity or if, as a result of a merger, other business combination or any other transaction or event, other securities are substituted for the Common Stock or the Common Stock may no longer be issued (each, a “Fundamental Transaction”), then notwithstanding any other provisions of the Plan, (i) all outstanding Options and SARs shall be fully exercisable and any unexercised Options and SARs shall terminate upon the closing of the Fundamental Transaction, (ii) restrictions on outstanding Restricted Stock, Other Stock Awards and Cash Awards shall lapse; and (iii) each outstanding Performance Award shall be deemed to have achieved a level of performance that would cause all of the Performance Shares to become payable.

Section 9.2 Change of Control. Notwithstanding any other provisions of the Plan to the contrary, upon the occurrence of a Change of Control, (i) all outstanding Options and SARs shall be fully exercisable and any unexercised Options and SARs shall terminate upon the closing of the Change of Control, (ii) restrictions on outstanding Restricted Stock, Other Stock Awards and Cash Awards shall lapse; and (iii) each outstanding

Performance Award shall be deemed to have achieved a level of performance that would cause all of the Performance Shares to become payable.

10. GENERAL

Section 10.1 Amendment or Termination of Plan. The Board may suspend or terminate the Plan at any time. In addition, the Board may, from time to time, amend the Plan in any manner, but may not adopt any amendment without Shareholder Approval if (i) such approval is necessary or desirable to qualify or comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply, or (ii) in the opinion of counsel to the Company, Shareholder Approval is required by any federal or state laws or regulations or the rules of any stock exchange on which the common stock may be listed.

Section 10.2 Acceleration of Awards on Disability, Death, Retirement or Involuntary Termination. With respect to (i) a Participant who ceases to be an Eligible Person due to a Disability, (ii) the personal representative of a deceased Participant, ~~or~~ (iii) any other Participant who ceases to be an Eligible Person due to the Participant’s retirement or involuntary termination (as defined by the Committee), (iv) the significant relocation or reassignment of an employee by the Company, or (v) other special circumstances (as determined by the Committee), the Committee, in its sole discretion, may permit the purchase of all or any part of the shares subject to any unvested Option or waive the vesting requirements of any Award on the date the Participant ceases to be an Eligible Person due to a Disability, death, retirement or involuntary termination or on the effective date of a relocation or a special circumstance (as determined by the Committee). With respect to Options which have already vested at such date or the vesting of which is accelerated by the Committee in accordance with the foregoing provision, the Participant or the personal representative of a deceased Participant shall have the right to exercise such vested Options within such period(s) as the Committee shall determine. ~~The purchase of all or any part of the shares subject to any unvested Option or the waiver the vesting requirements of any Award on the date the Participant ceases to be an Eligible Person due to an involuntary termination pursuant to this Section 10.2 will be limited to 5% of the aggregate number of shares of Common Stock which are available for Awards under the Plan pursuant to Section 3.3 of the Plan.~~

Withholding Taxes. A Participant must pay in cash to the Company the amount of taxes required to be withheld by law upon the exercise of an Option. Required withholding taxes associated with Restricted Stock, Performance Shares, Cash or Other Stock Awards must also be paid in cash unless the Committee requires a Participant to pay the amount of taxes required by law to be withheld from such Awards by directing the Company to withhold from any Award the number of shares of Common Stock having a Fair Market Value on the date of vesting equal to the amount of required withholding taxes.

Section 10.3 Code Section 83(b) Elections. The Company, its Subsidiaries and Affiliated Entities have no responsibility for a Participant’s election, attempt to elect or failure to elect to include the value of an Award subject to Section 83 in the Participant’s gross income for the year of grant pursuant to Section 83(b) of the Code. Any Participant who makes an election pursuant to Section 83(b) will promptly provide the Committee with a copy of the election form.

Section 10.4 Code Section 162(m). It is the intent of the Company that the Plan comply in all respects with Section 162(m) of the Code and that any ambiguities or inconsistencies in construction of the Plan be interpreted to give effect to such intention.

Section 10.5 Code Section 409A. It is the intent of the Company that no Award under the Plan be subject to Section 409A of the Code. The Committee shall design and administer the Awards under the Plan so that they are not subject to Section 409A of the Code.

Section 10.6 Certain Additional Payments by the Company. The Committee may, in its sole discretion, provide in any Award Agreement for certain payments by the Company in the event that acceleration of vesting of any Award under the Plan is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, interest and penalties, collectively, the “Excise Tax”). An Award Agreement may provide that the Participant shall be entitled to receive a payment (a “Gross-Up Payment”) in an amount such that after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such acceleration of vesting of any Award.

Section 10.7 Non-Transferability. Subject to other provisions of the Plan and any applicable Award Agreement, Awards are not transferable other than by will or the laws of descent and distribution. Any attempted sale, transfer, assignment, pledge, hypothecation or other disposition of, or the levy of execution, attachment or similar process upon, any Award contrary to the provisions hereof shall be void and ineffective, shall give no right to any purported transferee, any may, at the sole discretion of the Committee, result in forfeiture of the Award involved in such attempt. The Committee shall impose such other restrictions and conditions on any shares of Common Stock covered by an Award as it may deem advisable including, without limitation, restrictions under applicable Federal or state securities laws, and may legend the certificates representing the shares of Common Stock subject to the Award to give appropriate notice of such restrictions. Notwithstanding the foregoing, an Award held by a Non-Employee Director may be transferable under certain circumstances as specified by the Committee in the Award Agreement.

Section 10.8 Non-Uniform Determinations. The Committee’s determinations under the Plan, including without limitation, (i) the determination of the Eligible Persons to receive Awards, (ii) the form, amount and timing of such Awards, (iii) the terms and provisions of such Awards, (iv) minimum employment or service periods, and (v) agreements evidencing the same, need not be uniform and, subject to any restrictions set forth in the Plan, may be made by the Committee selectively among Participants who receive, or who are eligible to receive, Awards under the Plan, whether or not such Participants are similarly situated.

Section 10.9 Leaves of Absence, Suspensions. The Committee shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any suspension of employment or leave of absence from the Company granted to a Participant whether such suspension or leave is paid or unpaid and whether due to a Disability or otherwise. Without limiting the generality of the foregoing, the Committee shall be entitled to determine (i) whether or not any such suspension or leave of absence shall be treated as if the Participant ceased to be an employee of the Company and (ii) the impact, if any, of any such suspension or leave of absence on Awards under the Plan.

Section 10.10 Participant Misconduct. Notwithstanding anything in the Plan to the contrary, the Committee shall have the authority under the Plan to determine that in the event of serious misconduct by the Participant (including violations of employment agreements, confidentiality or other proprietary matters) or any activity of a Participant in competition with the business of the Company or any Subsidiary or Affiliated Entity, any outstanding Award granted to such Participant may be cancelled, in whole or in part, whether or not vested. The determination of whether a Participant has engaged in a serious breach of conduct or any activity in competition with the business of the Company or any Subsidiary or Affiliated Entity shall be determined by the Committee in good faith and in its sole discretion. This Section 10.11 shall have no effect and be deleted from the Plan following a Change of Control.

Section 10.11 Regulatory Approval and Listings. The Company shall use its best efforts to file with the Securities and Exchange Commission as soon as practicable following the date this Plan is effective, and keep continuously effective and usable, a Registration Statement on Form S-8 with respect to shares of Common Stock subject to Awards hereunder. Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue or deliver certificates representing shares of Common Stock evidencing Awards prior to:

(a) the obtaining of any approval from, or satisfaction of any waiting period or other condition imposed by, any governmental agency which the Committee shall, in its sole discretion, determine to be necessary or advisable;

(b) the listing of such shares on any exchange on which the Common Stock may be listed; and

(c) the completion of any registration or other qualification of such shares under any state or federal law or regulation of any governmental body which the Committee shall, in its sole discretion, determine to be necessary or advisable.

Section 10.12 Right to Continued Employment or Board Membership. Participation in the Plan shall not give any Participant any right to remain in the employ of the Company, a Subsidiary or an Affiliated Entity or any right to remain on the Board of the Company. Further, the adoption of this Plan shall not be deemed to give any Employee, Non-Employee Director or Consultant or any other individual any right to be granted an Award.

Section 10.13 Other Compensation Programs. The existence and terms of the Plan shall not limit the authority of the Board in compensating Employees and Non-Employee Directors in such other forms and amounts, including compensation pursuant to any other plans as may be currently in effect or adopted in the future, as it may determine from time to time.

Section 10.14 Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and its Subsidiaries and upon any other information furnished in connection with the Plan by any person or persons other than the Committee or Board member. In no event shall any person who is or shall have been a member of the Committee or the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information, including the furnishing of information, or failure to act, if in good faith.

Section 10.15 Construction. The titles and headings of the sections in the Plan are for the convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

Section 10.16 Governing Law, Severability. The Plan shall be governed by and construed in accordance with the laws of the State of Oklahoma except as superseded by applicable federal law. If any provision of the Plan is held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability will not affect any other parts of the Plan, which will remain in full force and effect.

Section 10.17 Supersession. Upon receipt of Shareholder Approval pursuant to Section 1.4, this Plan supersedes and replaces in all respects the Initial Plan and any Award Agreement issued pursuant to the Plan after the effective date of this Plan will be governed by the terms of this Plan and not by the Initial Plan or any other plans or agreements, oral or otherwise.

PROXY

CHESAPEAKE ENERGY CORPORATION

Annual Meeting of Shareholders

June 12, 2009

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Aubrey K. McClendon, with full power of substitution, as proxy to represent and vote all shares of Common Stock of Chesapeake Energy Corporation (the “Company”) which the undersigned would be entitled to vote if personally present at the Company’s Annual Meeting of Shareholders to be held on Friday, June 12, 2009, at 10:00 a.m., central daylight savings time, and at any adjournment thereof, as follows:

1.	Election of Directors ☐	FOR election of all nominees listed below:	☐	WITHHOLD AUTHORITY to vote for all nominees
Richard K. Davidson, V. Burns Hargis and Charles T. Maxwell
(INSTRUCTION: To withhold authority to vote for an individual nominee, write the nominee’s name in the space provided below.)

Company Proposals – The Board of Directors recommends a vote FOR Proposals 2-4.

2.	To approve an amendment to our Certificate of Incorporation to increase the			FOR	AGAINST	ABSTAIN
	number of authorized shares of common stock.			☐	☐	☐

3.	To approve an amendment to our Long Term Incentive Plan.			FOR	AGAINST	ABSTAIN
				☐	☐	☐

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered			FOR	AGAINST	ABSTAIN
	public accounting firm for the fiscal year ending December 31, 2009.			☐	☐	☐

Shareholder Proposals – The Board of Directors recommends a vote AGAINST Proposals 5-7.

5.	Shareholder proposal regarding annual elections of directors.			FOR	AGAINST	ABSTAIN
				☐	☐	☐

6.	Shareholder proposal regarding majority voting standard for director elections.			FOR	AGAINST	ABSTAIN
				☐	☐	☐

7.	Shareholder proposal regarding the Company’s non-discrimination policy.			FOR	AGAINST	ABSTAIN
				☐	☐	☐

When properly executed, this proxy will be voted in the manner specified by the shareholder. Unless otherwise directed, this proxy will be voted FOR all nominees listed in Voting Item 1, FOR Voting Items 2, 3 and 4 and AGAINST Voting Items 5, 6 and 7.

PLEASE DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature(s) of Shareholder(s)

Date                     , 2009

IMPORTANT: Please date this proxy and sign exactly as your name appears below. If stock is held jointly, signature should include both names. Executors, administrators, trustees, guardians and others signing in a representative capacity, please give your full titles. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.